UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant  |X| Filed by a Party other than the Registrant  |_|

Check the appropriate box:

|X|	Preliminary Proxy Statement
|_|	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
|_|	Definitive Proxy Statement
|_|	Definitive Additional Materials
|_|	Soliciting Material under Section 240.14a-12

Infodata Systems Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|_|	No fee required.
|X|	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        (1)        Title of each class of securities to which transaction applies: Common stock, par value $0.03 per share, of Infodata Systems Inc. (the “Registrant’s common stock”).

        (2)        Aggregate number of securities to which transaction applies: 5,330,382 outstanding shares of the Registrant’s common stock, options to purchase 1,128,753 shares of the Registrant’s common stock under the Registrant’s 1995 Stock Option Plan and 84,542 shares of the Registrant’s common stock under the Registrant’s 1997 Employee Stock Purchase Plan, all as of June 8, 2005.

        (3)        Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined by multiplying one-fiftieth of one percent times $7,435,000 (which is the proposed total cash payment to be made to holders of the Registrant’s common stock and options).

        (4)        Proposed maximum aggregate value of transaction: $7,435,000.

        (5)        Total fee paid: $1,487

|_|	Fee paid previously with preliminary materials.

|_|	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        (1)        Amount Previously Paid:

        (2)        Form, Schedule or Registration Statement No.:

        (3)        Filing Party:

        (4)        Date Filed:

2

[INFODATA LOGO]

July ___, 2005

Dear Fellow Shareholder:

        The board of directors of Infodata Systems Inc. (“Infodata”) has unanimously approved an Agreement and Plan of Merger, dated as of June 20, 2005, by and among Infodata, McDonald Bradley Inc. (MBI) and a wholly-owned subsidiary of MBI and is seeking your approval of the transaction. If the merger is completed, Infodata shareholders will receive $1.15 in cash, subject to possible adjustment, for each share of Infodata common stock they own and Infodata will become a wholly-owned subsidiary of MBI.

        The Infodata board of directors believes that the merger is in the best interests of Infodata and its shareholders and unanimously recommends that you vote “FOR” approval of the merger agreement. Capitalink, L.C., Infodata’s financial advisor, has advised the board that the merger consideration is fair to Infodata’s shareholders from a financial point of view.

        Infodata has scheduled a special meeting of Infodata’s shareholders to be held on August 22, 2005 at 10:00 a.m., local time, at Infodata’s corporate headquarters located at 13454 Sunrise Valley Drive, Suite 500, Herndon, Virginia 20171. At the special meeting, you will be asked to consider and vote on a proposal to approve the merger agreement.

        Your participation in the special meeting, in person or by proxy, is important because the affirmative vote by holders of more than 66-2/3% of our outstanding shares are needed to approve the merger agreement. Even if you anticipate attending in person, we urge you to mark, sign and return the enclosed proxy card promptly in the enclosed postage-paid envelope to ensure that your shares of Infodata common stock will be represented at the special meeting. If you do not vote, it will have the same effect as voting against the merger.

        In the materials accompanying this letter, you will find a notice of special meeting, a proxy statement relating to the actions to be taken by Infodata’s shareholders at the special meeting and a proxy card. The proxy statement provides you with detailed information about the merger. I encourage you to read the notice and the entire proxy statement carefully.

Richard Bueschel Chairman of the Board

3

INFODATA SYSTEMS INC.

_________________

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

_________________

TO BE HELD ON August 22, 2005

To Our Shareholders:

        Notice is hereby given that a special meeting of the shareholders of Infodata Systems Inc. will be held at Infodata’s corporate headquarters located at 13454 Sunrise Valley Drive, Suite 500, Herndon, Virginia 20171 at 10:00 a.m., local time, on August 22, 2005, for the following purposes:

1.	To consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of June 20, 2005, by and among Infodata Systems Inc. (Infodata), McDonald Bradley Inc. (MBI) and Infodata Acquisition, Inc., a wholly-owned subsidiary of MBI, providing for (i) the merger of Infodata Acquisition, Inc. with and into Infodata, with Infodata being the surviving corporation in such merger and becoming a wholly-owned subsidiary of MBI, and (ii) the conversion of each outstanding share of Infodata common stock into the right to receive $1.15 per share from MBI, without interest, subject to possible adjustment up to a maximum of $1.19 per share and down to a minimum of $1.09 per share; and

2.	To consider and act on any other matters properly coming before the special meeting and any adjournment or postponement of the meeting.

        The board of directors has determined that only holders of record of Infodata common stock at the close of business on July 15, 2005 are entitled to vote at the special meeting or any adjournment or postponement thereof. Approval of the merger agreement at the special meeting requires the affirmative vote of the holders of more than 66-2/3% of the outstanding shares of Infodata common stock.

        Your vote is important. Whether or not you are able to attend the meeting, please date, sign and return the accompanying proxy card promptly in the enclosed envelope which requires no postage if mailed in the United States. Please do not send in any stock certificates at this time. Upon approval of the merger, you will be sent instructions regarding the procedure to exchange your stock certificates for the cash to be paid to you by MBI.

By Order of the Board of Directors Norman F. Welsch, Secretary

July ____, 2005

Please mark, sign, date and return your proxy card promptly, whether or not you plan to attend the special meeting.

The Infodata board of directors unanimously
recommends that shareholders vote “FOR” the proposal to approve the merger agreement at the special meeting.

4

PROXY STATEMENT

INFODATA SYSTEMS INC.
Corporate Headquarters
13454 Sunrise Valley Drive, Suite 500
Herndon, VA 20171

SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON August 22, 2005

        This proxy statement is being furnished to the shareholders of Infodata Systems Inc., a Virginia corporation (Infodata), in connection with the solicitation by its board of directors of proxies to be used at a special meeting of shareholders to be held on Wednesday, August 22, 2005 at 10:00 a.m., local time, at Infodata’s corporate headquarters located at 13454 Sunrise Valley Drive, Suite 500, Herndon, Virginia 20171 and at any adjournment or adjournments thereof.

        At the special meeting, the shareholders of Infodata will be asked to consider and vote on a proposal to approve an Agreement and Plan of Merger, dated as of June 20, 2005 by and among Infodata, McDonald Bradley Inc. (MBI) and Infodata Acquisition, Inc., a wholly-owned subsidiary of MBI. A copy of the Agreement and Plan of Merger is attached to this proxy statement as Appendix A.

        Pursuant to the Agreement and Plan of Merger, (i) Infodata Acquisition, Inc. will be merged with and into Infodata, with Infodata being the surviving corporation in such merger and becoming a wholly-owned subsidiary of MBI, and (ii) each outstanding share of common stock, par value $0.03 per share, of Infodata will be canceled and converted automatically into the right to receive $1.15 in cash, payable by MBI to the shareholder thereof, without interest, subject to possible adjustment up to a maximum of $1.19 per share and down to a minimum of $1.09 per share. As a result of the merger, MBI will own all of the outstanding shares of Infodata’s common stock and Infodata’s shareholders will no longer have an equity interest in Infodata.

        Only Infodata shareholders at the close of business on July 15, 2005 are entitled to notice of and to vote at the special meeting or any adjournment(s) thereof. Under Virginia law, approval of the merger agreement requires the affirmative vote of holders of more than 66-2/3% of the outstanding shares of common stock entitled to vote at the special meeting. Each share of common stock is entitled to one vote on all matters to come before the special meeting. The common stock is the only outstanding class of our capital stock.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the transaction, passed upon the merits or fairness of the transaction, or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is unlawful.

This Proxy Statement is dated and is first being mailed
to shareholders of Infodata on or about July ____, 2005.

Material Federal Income Tax Consequences to Our U.S. Shareholders	26
Rights of Dissenting Shareholders	28
Fairness Opinion of Infodata's Financial Advisor	30
Regulatory Requirements	36
Conversion of Shares; Procedures for Exchange of Certificates	36
THE MERGER AGREEMENT	36
Description of the Merger	36
Representations and Warranties	37
Conduct of Business Pending the Merger	39
Covenants under the Merger Agreement	41
Conditions to the Merger	42
No Solicitation of Transactions by Infodata	43
Termination of the Merger Agreement	45
Termination Fees and Expenses	46
ACQUISITION FINANCING	47
PRICE RANGE OF INFODATA COMMON STOCK	47
BUSINESS AND RECENT RESULTS OF OPERATIONS OF INFODATA	48
Business	48
Recent Results of Operations	49
BUSINESS OF MBI	50
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	50
ADDITIONAL INFORMATION	51
Cautionary Statement Regarding Forward-Looking Statements	51
Other Matters	52
Annual Report On Form 10-KSB And Where You Can Find More Information	52
Infodata Shareholder Proposals	52

APPENDIX A – Agreement and Plan of Merger
APPENDIX B – Fairness Opinion
APPENDIX C – Article 15 of the Virginia Stock Corporation Act (“Dissenters’ Rights”)

ii

SUMMARY TERM SHEET

        The following summary briefly describes the material terms of the proposed merger whereby Infodata Acquisition, Inc. will be merged with and into Infodata, as a result of which Infodata will become a wholly-owned subsidiary of MBI. This summary does not contain all the information that may be important for you to consider when evaluating the merger. We encourage you to read this proxy statement in its entirety before voting. The sections below include references that direct you to more complete descriptions of the matters discussed in this summary.

        If the merger is completed, you will receive the cash merger consideration of $1.15 per share, without interest, subject to possible adjustment up to a maximum of $1.19 per share and down to a minimum of $1.09 per share (the “Merger Consideration”), for each share of Infodata common stock owned by you. Holders of each outstanding option to purchase Infodata common stock with an exercise price less than the Merger Consideration will be entitled to receive cash in an amount equal to the difference between the Merger Consideration and the applicable exercise price of the option. See “Questions and Answers About the Merger,” “The Merger” and “The Merger Agreement” beginning on pages 3, 15 and 36, respectively.

        The most relevant aspects and consequences of the merger are summarized as follows:

•	Infodata shareholders and holders of options to purchase Infodata common stock will no longer have any equity interest in Infodata.

•	All outstanding Infodata stock options will be cancelled.

•	Infodata will no longer be a public company.

•	All Infodata common stock will be owned by MBI. See “The Merger Agreement – Description of the Merger”beginning on page 36.

•	The merger is subject to certain conditions, including obtaining the affirmative vote of the holders of more than 66-2/3% of the outstanding shares of Infodata common stock, Infodata’s executive team forfeiting their change in control agreement rights, the continuity of Infodata’s product and services business lines, including the Intelligence and Government Services segments and the employees serving those segments, Infodata having a certain amount of cash and working capital at the closing, and other customary closing conditions. See “The Merger Agreement-Conditions to the Merger” beginning on page 42.

•	Our board of directors has unanimously determined that the merger is advisable, fair to, and in the best interests of, Infodata and its shareholders and unanimously recommends that you approve the merger agreement. See “The Merger – Recommendation of the Infodata Board of Directors” beginning on page 21.

•	Our board of directors has received an opinion from Capitalink, L.C., Infodata’s financial advisor, to the effect that the Merger Consideration to be received by Infodata shareholders is fair, from a financial point of view, to our shareholders. See “The Merger — Fairness Opinion of Infodata’s Financial Advisor” beginning on page 30.

•	The merger agreement must be approved by the affirmative vote of the holders of more than 66-2/3% of the outstanding shares of Infodata common stock. Current directors, executive officers and the estate of a deceased director that own an aggregate of approximately 27% of Infodata’s outstanding common stock have agreed to vote in favor of the merger agreement. See “The Special Meeting – Record Date and Voting Rights and Requirements” beginning on page 14.

•	Infodata shareholders are entitled to dissenters’ rights under Virginia law. See “The Merger – Rights of Dissenting Shareholders” beginning on page 28.

•	The receipt of the Merger Consideration by Infodata shareholders will be a taxable transaction. See “The Merger – Material Federal Income Tax Consequences to Our U.S. Shareholders” beginning on page 26.

•	If the merger agreement is terminated, Infodata may be required to pay MBI a termination fee and/or reimburse MBI for merger-related expenses, with the amount of such fee and expenses ranging between a minimum of $400,000 and a maximum $750,000 depending on the circumstances. MBI may be required, under certain circumstances, if the merger agreement is terminated to pay Infodata a termination fee and reimburse our merger-related expenses, with the amount of such fee and expenses limited to a an aggregate maximum of $630,000. See “The Merger Agreement – Termination Fees and Expenses” beginning on page 46.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What am I being asked to vote on at the special meeting?

A:	You are being asked to vote on the merger agreement that provides for the merger of a wholly-owned subsidiary of MBI with and into Infodata. As a result of the merger:

•	Infodata will become a wholly owned subsidiary of MBI and will no longer be publicly traded,

•	Our common stock will cease to be quoted on the NASDAQ OTC Bulletin Board, and

•	Each outstanding share of our common stock (other than shares owned by Infodata, MBI or Infodata Acquisition, Inc., or any of their wholly owned subsidiaries) will be converted into the right to receive $1.15 in cash, without interest, subject to possible adjustment up to a maximum of $1.19 per share and down to a minimum of $1.09 per share.

Q:	What percentage vote of shareholders is required to approve the merger proposal?

A:	The merger proposal must be approved by the affirmative vote of the holders of more than 66-2/3% of our outstanding shares of common stock.

Q:	Who is entitled to vote at the annual meeting?

A:	Only holders of record of our common stock as of the close of business on July 15, 2005 are entitled to receive notice of the annual meeting and to vote the shares of our common stock that they held on that date at the annual meeting, or at any adjournments or postponements of the annual meeting. As of the close of business on July 15, 2005, __________ shares of our common stock were outstanding.

Q:	What will I receive if the merger is consummated?

A:	In the merger, each share of our common stock that is issued and outstanding (other than shares owned by Infodata, MBI or Infodata Acquisition, Inc. or any of their wholly owned subsidiaries) will be converted into the right to receive $1.15 in cash, without interest, subject to possible adjustment up to a maximum of $1.19 per share and down to a minimum of $1.09 per share, which we refer to as the merger consideration. As a result of the merger, upon the surrender of your stock certificate(s), you will receive a total amount equal to the product obtained by multiplying the merger consideration by the number of shares of our common stock that you own. In addition, the holder of each option with an exercise price less than the merger consideration will receive the difference between the merger consideration and the exercise price per share set forth in the relevant stock option agreement.

Q:	Will members of Infodata's management team receive anything different in the merger?

A:	Yes. The executive team, including the Chief Executive Officer, forfeited their Change in Control Agreements and the compensation payable to each of them due to the change in control of Infodata which will result from the merger, and thus will receive a lower amount of compensation than Infodata was previously committed to pay to such persons. Pursuant to the pre-existing terms of his employment agreement with Infodata, our Chief Executive Officer will receive a bonus if the merger occurs. This bonus arrangement is described in further detail in “The Merger — Interests of Certain Persons in the Merger – Bonus Arrangement.” See “The Merger — Interests of Certain Persons in the Merger – Severance Arrangements Under Existing Employment Agreements.”

Q:	Why is Infodata proposing the merger?

A:	Infodata is proposing the merger because its board of directors believes that the merger is a more desirable alternative than continuing to operate as a public company with limited resources.

Q:	Will the merger consideration I receive in the merger increase if the results of operations of Infodata improve or if the price of Infodata common stock increases above $1.15 per share?

A:	Perhaps. Although the merger agreement does not contain any provision that would adjust the merger consideration based on fluctuations in the price of our common stock, the merger agreement does provide that the merger consideration will increase by an amount up to an additional $300,000 in the event we have excess working capital at the time of the consummation of the merger.

Q:	Is the merger subject to the fulfillment of certain conditions?

A:	Yes. Before completion of the merger, Infodata, MBI and Infodata Acquisition, Inc. must fulfill or waive the closing conditions contained in the merger agreement. If these conditions are not satisfied or waived, the merger will not be completed. See “The Merger Agreement — Conditions to the Merger.”

Q:	What happens if a third party makes an offer to acquire Infodata before the merger is completed?

A:	Our board of directors may, subject to certain requirements and rights of MBI under the merger agreement, terminate the merger agreement in order to enter into a superior acquisition proposal with a third party if our board of directors determines in good faith after consultation with legal counsel that the consideration payable to our shareholders under that superior acquisition proposal has a higher value than the consideration to be received by our shareholders in the merger with Infodata Acquisition, Inc., a wholly-owned subsidiary of MBI, and that the transaction contemplated by the superior acquisition proposal is reasonably capable of being completed. See “The Merger Agreement —Termination of the Merger Agreement.” In the event that our board of directors terminates the merger agreement in order for Infodata to enter into a superior acquisition proposal with a third party, as well as in certain other circumstances, we would be obligated to pay MBI a termination fee and merger related expenses of up to $750,000. See “The Merger Agreement — Termination Fee.”

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this proxy statement, including its appendices, please complete, sign, and date the enclosed proxy card and return it in the postage prepaid envelope provided as soon as possible.

Q:	May I vote in person?

A:	Yes. You may attend the annual meeting and vote your shares in person rather than by signing and returning your proxy card. If you wish to vote in person and your shares are held by a broker or other nominee, you need to obtain a proxy from the broker authorizing you to vote your shares held in the broker’s name.

Q:	May I vote via the Internet or telephone?

A:	Perhaps. If your shares are held through a broker or bank and such a service is provided by your broker or bank, you may vote by completing and returning the voting form provided by your broker or bank or via the Internet or by telephone through your broker or bank. To vote via the Internet or telephone, you should follow the instructions on the voting form provided by your broker or bank. If your shares are registered in your name, you may only vote by returning a signed proxy card or voting in person at the annual meeting, and you will not be able to vote via the Internet or telephone.

Q:	What happens if I do not vote or do not send in my proxy card?

A:	Because the required vote of our shareholders to adopt the merger agreement is based upon the total number of outstanding shares of our common stock, rather than upon the shares actually voted, the failure to return your proxy card or to otherwise vote will have the same effect as voting AGAINST adoption of the merger agreement. If you return a properly signed proxy card, but do not indicate how you want to vote, your proxy will be counted as a vote FOR adoption of the merger agreement.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, you will be sent detailed instructions informing you how to send in your stock certificates in order to receive the merger consideration. You will receive the merger consideration as soon as practicable after receipt by the paying agent of your stock certificates, together with the completed documents required in the instructions. Do not send any stock certificates with your proxy.

Q:	Will I owe taxes as a result of the merger?

A:	Generally, the merger will be a taxable transaction for U.S. holders of our common stock. As a result, assuming you are a U.S. holder, any gain you recognize as a result of the merger will be subject to United States federal income tax and also may be taxed under applicable state, local, and other tax laws. In general, you will recognize gain or loss equal to the difference between (1) the amount of cash you receive and (2) the adjusted tax basis of your shares of our common stock converted in the merger. See “The Merger — Material U.S. Federal Income Tax Consequences of the Merger to Our U.S. Shareholders” for a more detailed explanation of the U.S. federal income tax consequences of the merger. You should consult your tax advisor on how specific tax consequences of the merger apply to you.

Q:	How does the board of directors recommend that I vote?

A:	The board of directors has determined that the merger is desirable and fair to you and in the best interests of Infodata and its shareholders, and recommends that you vote “FOR” approval of the merger agreement. In making this determination, the board of directors considered many factors including the opinion of its financial advisor, Capitalink, L.C., that the merger consideration to be received by you in cash in the merger is fair to you from a financial point of view.

Q:	If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A:	Your broker will not be able to vote your shares without instructions from you. You should follow the directions provided by your broker to vote your shares.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote by sending in a later-dated, signed proxy card or a written revocation before the special meeting or by attending the special meeting and voting in person. Your attendance at the meeting will not, by itself, revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions received from your broker to change those instructions.

Q:	What rights do I have to dissent from the merger?

A:	If you wish, you may dissent from the merger and seek a judicial determination of the fair value of your shares, but only if you comply with all requirements of Virginia law which are set forth in Appendix C and summarized on pages 28-30 of this proxy statement. The judicially determined fair value of your shares may be more or less than the price per share to be paid in the merger. However, the Merger Agreement contains a limitation of 5% dissenters’ rights above which MBI has the right to terminate the transaction and receive actual expenses and a termination fee.

Q:	When will the merger be effective?

A:	The merger will be effective when articles of merger are filed with the State Corporation Commission of the Commonwealth of Virginia, under the law of which Infodata and Infodata Acquisition, Inc. are incorporated. Subject to the satisfaction or waiver of certain closing conditions, we plan to file the articles of merger promptly as practicable after the merger agreement is approved by Infodata shareholders at the special meeting on August 22, 2005.

Q:	Where can I find more information about Infodata?

A:	We file periodic reports and other information with the Securities and Exchange Commission, which we refer to as the SEC. You may read and copy this information at the SEC’s public reference facility. Please call the SEC at 1-800-SEC-0330 for information about this facility. This information is also available on the internet site maintained by the SEC at http://www.sec.gov. For a more detailed description of the information available, please refer to the section entitled “Where You Can Find More Information.”

Q:	To whom should I address questions?

A:	If you have questions or would like additional copies of this proxy statement, you should contact Norman F. Welsch, Secretary of Infodata, at (703) 773-4841.

After carefully reading and considering the information contained in this proxy statement, you should fill out and sign your proxy card. You should then mail your completed, signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the special meeting.

If you intend to vote to approve the merger agreement, you should mark the box on the proxy card to indicate that you vote “FOR” the merger agreement. You should return your proxy card whether or not you plan to attend the special meeting. If you attend the special meeting, you may revoke your proxy at any time before it is voted and vote in person.

SUMMARY

General

        The following is a summary of certain information contained elsewhere in this proxy statement and may not contain all of the information that is important to you. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained elsewhere in this proxy statement. To understand the merger fully and for a more complete description of the terms of the merger, you should carefully read this entire proxy statement.

The Special Meeting
(See page 13.)

Date, Time and Place

        The special meeting will be held on Wednesday, August 22, 2005 at 10:00 a.m., local time, at Infodata’s corporate headquarters at 13454 Sunrise Valley Drive, Suite 500, Herndon, Virginia 20171.

Purpose

        At the meeting, you will be asked:

1.	To consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of June 20, 2005, by and among Infodata, MBI and Infodata Acquisition, Inc., a wholly-owned subsidiary of MBI, providing for the merger of Infodata Acquisition, Inc. with and into Infodata, with Infodata being the surviving corporation in such merger and becoming a wholly-owned subsidiary of MBI; and

2.	To consider and act on any other matters properly coming before the special meeting and any adjournment or postponement of the meeting.

Required Vote

        Only Infodata shareholders of record as of the close of business on July 15, 2005, will be entitled to notice of, and to vote at, the special meeting. Virginia law requires that the merger receive the affirmative vote of more than 66-2/3% of the shares of Infodata common stock outstanding as of the record date and entitled to vote in order for the merger to occur. As of the record date, there were ________ shares of Infodata common stock outstanding.

The Merger
(See page 15.)

Parties To The Merger

MCDONALD BRADLEY INC.
2250 Corporate Park Drive
Suite 500
Herndon, VA 20171
(703) 326-1000

        MBI is a privately held, rapidly growing, information technology solutions provider to the government marketplace with headquarters in Herndon, Virginia. Since it was founded in 1985, MBI has steadily built an exceptional reputation in a focused set of core competency areas. These include: delivering visual intelligence tools that allow clients such as the U.S. Department of Defense (DoD)to easily and graphically analyze large, diverse information sets; independent verification & validation (IV&V) services for large software development projects for clients such as U.S. Department of Housing and Urban Development (HUD); service oriented architectures (SOA) services that leverage existing legacy systems for clients such as Defense Intelligence Agency, and web and systems development services such as software engineering, help desk, and training services. MBI believes that its solutions immediately provide measurable cost savings and productivity improvements.

INFODATA ACQUISITION, INC.
2250 Corporate Park Drive
Suite 500
Herndon, VA 20171
(703) 326-1000

        Infodata Acquisition, Inc. is a Virginia corporation organized in connection with the merger and to date has engaged in no activities other than those incidental to its formation and the consummation of the merger. Infodata Acquisition, Inc. is a wholly-owned subsidiary of MBI.

INFODATA SYSTEMS INC.
13454 Sunrise Valley Drive, Suite 500
Herndon, Virginia 20171
(703) 934-5205

        Infodata designs, develops, implements and supports solutions that help organizations solve problems around regulatory compliance mandates and the secure management of content across its lifecycle. Infodata serves three markets with compliance-driven product and service offerings: Commercial, Government, and the Intelligence Community.

        The merger agreement provides that Infodata Acquisition, Inc. will merge with and into Infodata, with Infodata being the surviving corporation in such merger and becoming a wholly-owned subsidiary of MBI. The merger agreement is included in this proxy statement as Appendix A. Subject to the satisfaction or waiver of certain closing conditions, we expect that the merger will become effective promptly after the merger agreement is approved by Infodata shareholders at the special meeting.

Reasons for the Merger

        Infodata’s board of directors unanimously approved the merger based on its consideration of a number of material factors, including the following:

•	Infodata’s future prospects and possible alternatives to the proposed merger, including the prospects for and challenges and risks associated with, continuing as an independent company;

•	The increasing and substantial costs of being a public company;

•	In view of the recent decline in the market value of Infodata’s common stock, the raising of equity capital and the use of equity to finance acquisitions has become impracticable;

•	Infodata does not have sufficient capital to expand its breadth of product and services offerings and improve its technology capabilities in the competitive market;

•	Infodata’s size and position in the market place as a small information technology (IT) services provider requires it to work with partners in a subordinated role;

•	Government entities are seeking to work with a few large IT suppliers, and at each of Infodata’s customer sites Infodata often is being forced to join teams with up to 80 other companies. These teams are controlled by larger IT services companies. This and other items discussed herein will continue to limit Infodata’s ability to win prime contracts;

•	The IT services industry is facing high employee turnover and this negative marketplace trend is exacerbated for Infodata due to the challenges of managing employees and positions within a subcontracting environment;

•	Infodata is facing more price degradation in the market due to competitive pressures from lower costs overseas companies. Cost is becoming a larger determining factor in competitive bids;

•	Infodata has been unable to raise additional capital or find acquisition candidates that would be accretive to Infodata and improve shareholder value due primarily to the valuation expectation of private firms and their need for cash at the time of closing;

•	The stated merger consideration of $1.15 per share constitutes a 2.7% premium on a non diluted basis over the $1.12 average closing market price of Infodata common stock during the 30-day period from April 12, 2005 to May 11, 2005, which was the last business day prior to the public announcement that Infodata and MBI had entered into a letter of intent relating to a proposed merger;

•	The stated aggregate merger consideration of $7,435,000 constitutes a 24.6% premium over the $5,969,220 aggregate average closing market capitalization of Infodata during the 30-day period from April 12, 2005 to May 11, 2005, which was the last business day prior to the public announcement that Infodata and MBI had entered into a letter of intent relating to a proposed merger;

•	The opinion of Infodata’s financial adviser to the effect that the merger consideration is fair, from a financial point of view, to Infodata’s shareholders;

•	The merger consideration consists solely of cash, which provides certainty of value to Infodata shareholders, and MBI’s obligation to consummate the merger is not subject to any financing contingency;

•	The opinion of Infodata’s board and management that it is unlikely that any other party would propose to enter into an acquisition or merger transaction on terms more favorable to Infodata shareholders;

•	The potential to produce significant synergies for growth due to the involvement of MBI and Infodata in providing information technology services to the intelligence community; and

•	Infodata’s board and management view that it could take a long time for Infodata to attain the minimum net tangible assets required for its common stock to be listed again on the NASDAQ SmallCap market.

        The Infodata board also considered certain potentially adverse consequences of the merger, including the potential disruption of Infodata’s business that could result from announcement of the merger, the uncertainties regarding Infodata customers’ and employees’ perception of the merger and the possibility that the merger might not be consummated. In the view of Infodata’s board, however, those considerations were not sufficient, individually or in the aggregate, to outweigh the perceived favorable consequences and advantages of the merger.

Recommendation of the Infodata Board of Directors

        The Infodata board of directors believes that the merger is in the best interests of Infodata and its shareholders and unanimously recommends that you vote “FOR” approval of the merger.

Interests of Infodata’s Directors and Officers in the Merger

        When considering the recommendation of Infodata’s board, you should be aware that our Chief Executive Officer has interests in the proposed transaction that are different from, or in addition to, your interests. In particular, if the merger is consummated, our Chief Executive Officer will be paid a bonus under the pre-existing terms of his employment agreement, but he has also agreed to forfeit his Change in Control Agreement and thus, his severance compensation is less than what his Change in Control Agreement with Infodata initially contemplated. Please refer to the section entitled, “Severance Arrangements Under Existing Employment Agreements” on page 25 for more detail. Upon completion of the merger, the existing directors of Infodata will resign and the directors of Infodata Acquisition, Inc. will become the directors of Infodata, as the surviving corporation in the merger, until they resign, are removed, or their respective successors are duly qualified and elected. The bylaws of Infodata Acquisition, Inc. will become the by-laws of Infodata upon completion of the merger and such by-laws will govern the filling of any vacancies in the board of directors and the appointment of new officers.

Agreements to Vote in Favor of the Merger

        Current directors, executive officers and the estate of a deceased director that own an aggregate of approximately 27% of Infodata’s outstanding common stock have entered into voting agreements and executed irrevocable proxies obligating them to vote their shares in favor of the merger agreement.

Material Federal Income Tax Consequences of the Merger to Our U.S. Shareholders

        The disposition of shares of Infodata common stock in the merger will be a taxable transaction for federal income tax purposes, and may also be a taxable transaction under applicable state, local, foreign or other tax laws. In general, each shareholder will recognize a gain or loss in 2005 equal to the difference, if any, between the cash payment received and the shareholder’s tax basis in the shares surrendered in the merger. You should consult with your tax advisor about the tax consequences of the merger in light of your individual circumstances, including the application of any federal, state, local or foreign law.

Conversion of Shares; Procedures for Exchange of Certificates

        Upon completion of the merger, each issued and outstanding share of our common stock not owned by Infodata, MBI or Infodata Acquisition, Inc., or any of their wholly owned subsidiaries, will be converted into the right to receive $1.15 in cash, without interest, subject to possible adjustment up to a maximum of $1.19 per share and down to a minimum of $1.09 per share. As soon as reasonably practicable after the completion of the merger, you will receive from the paying agent of the merger consideration a letter of transmittal and instructions advising you how to surrender your stock certificates and/or convert your stock options in exchange for the merger consideration. At that time, you must send to the paying agent your stock certificates with your completed letter of transmittal. You will receive your merger consideration after you deliver to the paying agent your stock certificates and other documents required by the paying agent.

Dissenters’ Rights

        Infodata shareholders who do not vote to approve the merger agreement may dissent from the merger and elect to have the fair value of their shares, based on all relevant factors and excluding any element of value arising from the accomplishment or expectation of the merger, judicially determined and paid to them in cash. Such shareholders must deliver a written notice of intent to demand payment for their shares prior to the taking of the vote on the merger agreement and strictly comply with the procedure and other requirements of Article 15 of the Virginia Stock Corporation Act, the full text of which is attached to this proxy statement as Appendix C. Any deviation from such requirements may result in a forfeiture of dissenters’ rights. See “The Merger — Rights of Dissenting Shareholders.”

Fairness Opinion of Infodata’s Financial Advisor

        Capitalink, L.C., Infodata’s financial advisor, delivered an opinion to Infodata’s board of directors that, as of the date of execution of the merger agreement, the consideration to be received in the merger was fair to Infodata shareholders from a financial point of view, subject to certain factors, qualifications and assumptions described in its opinion. The complete opinion of Capitalink, L.C. is attached as Appendix B to this proxy statement. You should read the opinion in its entirety.

Regulatory Requirements

        We are not aware of any material government or regulatory approvals or actions that may be required for completion of the merger. If any governmental or regulatory approval or action is or becomes, required, we would seek the requisite approval or action.

The Merger Agreement
(See page 36.)

Merger Consideration

        Under the merger agreement, upon consummation of the merger each share of Infodata common stock will be converted into the right to receive $1.15 in cash, without interest, subject to possible adjustment up to a maximum of $1.19 per share and down to a minimum of $1.09 per share (the “Merger Consideration”)

        At the effective time of the merger, all outstanding options to purchase shares of Infodata common stock will be cancelled. Each holder of an option with an exercise price of less than the Merger Consideration will be entitled to receive cash in the amount of the Merger Consideration less the per share exercise price of the option.

Conditions to the Merger; Effective Date

        Infodata’s and MBIs respective obligations to complete the merger are subject to the satisfaction or waiver of a number of conditions, including the following, among others:

•	The holders of more than 66-2/3% of Infodata's shares vote to approve the merger agreement;

•	No law has been passed nor court order entered prohibiting the consummation of the merger;

•	The respective representations and warranties of the parties to the merger agreement must be true and correct and there must not have been or be threatened a material adverse effect on Infodata or its business;

•	Each of Infodata, MBI and Infodata Acquisition, Inc. must have complied with its respective obligations under the merger agreement.

        The obligations of MBI and Infodata Acquisition, Inc. to consummate the merger are further subject to the following conditions:

•	at least 90% of the total number of the Government and Intelligence segment direct billable employees of Infodata as of June 20, 2005 and at least 90% of the total number of key employees of Infodata must accept employment with the surviving corporation following the merger;

•	the holders of no more than 5% of Infodata's outstanding shares shall elect their dissenters rights under Virginia law;

•	during the period from the date of the merger agreement to the date of the closing of the merger, there must not have occurred any material adverse effect on the business, financial condition, results of operations, assets or liabilities of Infodata and its subsidiaries, taken as a whole; and

•	the forfeiture by Infodata’s executive management team of their rights under their Change in Control Agreements.

        Additionally, MBI and Infodata have agreed that the target net working capital of Infodata as of the closing date of the merger will be $2,000,000.00. The merger agreement provides that if the actual net working capital as of the date of closing is less than $1,900,000.00, the aggregate Merger Consideration will be reduced by the difference between $1,900,000.00 and the actual net working capital; provided that the maximum decrease in the aggregate Merger Consideration shall not exceed $200,000.00, and if the actual net working capital is below $1,700,000, then MBI may terminate the merger agreement. Pursuant to the terms of the merger agreement, if the actual net working capital as of the date of closing date is greater than $2,100,000.00, the aggregate Merger Consideration shall be increased by the difference between the actual net working capital and $2,100,000.00, provided that the maximum increase in the aggregate Merger Consideration will not exceed $300,000.00. The actual net working capital shall be deemed to be the amount of net working capital reflected on Infodata’s financial balance sheet at the date of the closing of the merger. Infodata must pay or record a current liability as of the closing for each of the following pre-closing “deal costs”: attorneys’ fees, accounting fees, and other professional fees, including the costs of a fairness opinion. In addition, in any event, Infodata must have a minimum of $1,300,000.00 in cash as of the date of closing, after subtracting the pre-closing deal costs referenced in the preceding sentence. If these net working capital conditions in the merger agreement are not satisfied, then MBI will not be obligated to consummate the merger agreement.

        Infodata’s and MBI’s obligations to complete the merger are also subject to certain additional customary conditions.

        The merger will be effected by the filing of articles of merger with the State Corporation Commission of the Commonwealth of Virginia in accordance with the provisions of the Virginia Stock Corporation Act promptly after the closing of the merger. The merger will become effective at the time the articles of merger are filed with and accepted by the State Corporation Commission of the Commonwealth of Virginia.

No Solicitation of Transactions by Infodata

        The merger agreement includes provisions that prohibit Infodata from soliciting or encouraging submission of a third party proposal, but which permit Infodata to negotiate with and furnish information to a third party if the Infodata board determines that failure to negotiate with or provide the information to the third party would be inconsistent with the board’s fiduciary duties under applicable law.

Termination of the Merger Agreement

        The merger agreement may be terminated under certain circumstances at any time before completion of the merger, as summarized below:

•	By mutual consent of the parties;

•	By either Infodata or MBI, subject to limited exceptions, if the merger has not been consummated by August 31, 2005;

•	By either Infodata or MBI, subject to limited exceptions, if the merger is not approved by holders of more than 66-2/3% of Infodata’s shares at the special meeting;

•	By either Infodata or MBI, if there is a final court order issued or pending which if it becomes final and cannot be appealed would prohibit the merger;

•	By MBI or Infodata, under certain circumstances, if the other party has materially breached any representation, warranty, covenant, or agreement contained in the merger agreement and the breach, in the case of certain breaches, is not cured within 15 days’ notice of the commission of the breach;

•	By Infodata, under certain circumstances, in order for Infodata to accept a superior proposal from a party other than MBI on terms that would be more favorable to Infodata and its shareholders than the merger;

•	By MBI if, at any time prior to the effective time of the merger, Infodata or its board of directors: (i) approve or recommend any acquisition proposal other than the merger, (ii) breach its obligation to recommend the approval and adoption of the merger agreement, (iii) fail to timely mail this proxy statement to the shareholders of Infodata, (iv) fail to publicly reaffirm the approval and recommendation of the merger within two business days of a request to do so by MBI, (v) enter into any agreement related to any other acquisition proposal, or (vi) breach certain provisions of the merger agreement related to solicitation of other proposals and convening a special meeting of Infodata shareholders;

•	By MBI, if any person or entity: (i) acquires beneficial ownership of or the right to acquire 20% or more of the an equity interest of Infodata or any of its subsidiaries; or (ii) commences a tender or exchange offer relating to securities of Infodata and the Infodata board does not issue a statement recommending rejection of such tender or exchange offer; or

•	By MBI, if any shareholder of Infodata that is a party to the voting agreement entered into by certain shareholders in connection with the merger breach or fail to perform in any representation, warranty, covenant or agreement contained of the voting agreement, that, individually or in the aggregate, would be expected to have a material adverse effect on or materially impede the ability of the parties to consummate the merger.

Termination Fees and Expenses

        If the merger agreement is terminated, Infodata may be required to pay MBI a termination fee and/or reimburse MBI for merger-related expenses, with the minimum and maximum amount of such fee and expenses ranging between $400,000 and $ 750,000. MBI may be required to pay Infodata a termination fee and reimburse its merger-related expenses, with the amount of such fee and expenses limited to an aggregate maximum of $630,000, under certain circumstances if the merger agreement is terminated. See “The Merger Agreement – Termination Fees and Expenses” beginning on page 45.

        Except as otherwise provided in the merger agreement, each party to the merger agreement will bear its own expenses incurred in connection with the merger agreement and the merger, whether or not the merger is consummated.

THE SPECIAL MEETING

        Infodata is furnishing this proxy statement to Infodata shareholders as part of the solicitation of proxies by the Infodata board of directors for use at a special meeting of Infodata shareholders.

Meeting Date

        The special meeting will be held at 10:00 a.m., local time, on Monday, August 22, 2005, at Infodata’s corporate headquarters located at 13454 Sunrise Valley Drive, Suite 500, Herndon, Virginia 22033.

Matters to be Considered at the Special Meeting

        The purpose of the special meeting is to consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of June 20, 2005, by and among Infodata, MBI and Infodata Acquisition, Inc., a wholly-owned subsidiary of MBI, and the merger of Infodata Acquisition, Inc. with and into Infodata. Upon the merger of Infodata Acquisition, Inc. into Infodata, Infodata will become a wholly-owned subsidiary of MBI and each share of Infodata common stock outstanding as of the effective time of the merger will be converted into the right to receive $1.15 in cash, without interest, subject to possible adjustment up to a maximum of $1.19 per share and down to a minimum of $1.09 per share. Holders of each outstanding option to purchase Infodata common stock with an exercise price less than the Merger Consideration will be entitled to receive cash in an amount equal to the difference between the Merger Consideration and the applicable exercise price of the option. Infodata shareholders may also be asked to consider any other business that properly comes before the special meeting. Each copy of the proxy statement mailed to Infodata shareholders is accompanied by a proxy card for use at the special meeting.

Record Date and Voting Rights and Requirements

        Record Date For Voting. The close of business on July 15, 2005 is the record date for determining holders of shares of Infodata common stock entitled to vote at the special meeting. Each share of common stock will be entitled to one vote. On the record date, there were ________ shares outstanding and entitled to vote at the special meeting.

        Voting Rights. Each share of Infodata common stock outstanding on the record date entitles its holder to one vote on the proposal to approve the merger agreement and on any other proposal that properly comes before the special meeting.

        Vote Required. Approval of the merger agreement requires the affirmative vote of more than 66-2/3% of the outstanding shares of our common stock. Current directors, executive officers and the estate of a deceased director that own an aggregate of approximately 27% of Infodata’s outstanding common stock have agreed to vote all shares of our common stock owned by them in favor of the merger agreement.

        Quorum Requirement. The presence, in person or by proxy, of shares of Infodata common stock representing a majority of the total voting power of the shares entitled to vote on the record date is necessary to constitute a quorum at the special meeting. In the absence of a quorum, the holders of a majority of the shares present in person or represented by proxy may adjourn the meeting from time to time until a quorum is obtained.

Voting of Proxies

        A form of proxy card for your use at the special meeting accompanies this proxy statement. Infodata shareholders may use the proxy card that came with this proxy statement if they are unable to attend the special meeting in person or wish to have their shares voted by proxy even if they do attend the special meeting. All properly executed proxies that are received prior to or at the special meeting and not revoked will be voted at the special meeting in the manner specified. If you execute and return a proxy and do not specify otherwise, the shares represented by your proxy will be voted “FOR” approval of the merger proposal in accordance with the recommendation of our board of directors. In that event, or in the event that you mark your proxy card to vote FOR the merger, you will not have the right to dissent from the merger and exercise your dissenters’ rights under Virginia law. There are no matters other than voting on the merger agreement that are scheduled to be brought before the special meeting. If any other business is properly brought before the special meeting, the persons named in the proxy will vote the shares represented by proxies as determined in their discretion.

        If the special meeting is adjourned for any reason prior to the approval of the merger, then the approval of the merger agreement may be considered and voted on by shareholders and persons named in proxies at any subsequently reconvened meeting.

        Your vote is important. Please return your proxy card promptly so your shares can be represented, even if you plan to attend the meeting in person. You should not send any certificates representing common stock with your proxy card. If we complete the merger, you will be sent further information regarding the procedure for the exchange of certificates representing Infodata common stock.

Revocation of Proxies

        If you are a record holder of our common stock and you have given a proxy pursuant to this solicitation, you may nonetheless revoke it by attending the special meeting and giving oral notice of your intention to vote in person. In addition, you may revoke any proxy you give at any time before the special meeting by delivering to our Secretary a written statement revoking it or by delivering a duly executed proxy bearing a later date. Your attendance at the special meeting will not in and of itself constitute a revocation of your proxy. If you have instructed a broker to vote your shares, you must follow the directions provided by your broker to change those instructions. If you vote in favor of the merger proposal, you will not have the right to dissent and seek judicial determination of the fair value of your shares. If you do not send in your proxy card or do not instruct your broker to vote your shares or if you abstain from voting, it will have the same effect as a vote against the merger proposal. Infodata shareholders should address any written notice of revocation and other communications about the revocation of Infodata proxies to Infodata Systems Inc., 13454 Sunrise Valley Drive, Suite 500, Herndon, Virginia, 20171, Attention: Secretary.

        Abstentions and Broker Non-Votes. Abstentions and broker non-votes (shares held by brokers for customers which may not be voted on the merger because the broker has not received specific instructions from the customer) will be counted for purposes of determining whether a quorum is present to transact business at the special meeting, but will not be counted as “cast” for purposes of determining whether the merger has been approved and, therefore, will have the same effect as a vote against the merger. Accordingly, the board of directors of Infodata urges each Infodata shareholder to complete, sign and date the enclosed proxy card and return it promptly in the enclosed, postage-paid envelope.

Solicitation of Proxies

        This solicitation of proxies is made on behalf of the Infodata board of directors. Infodata will pay all of the costs of soliciting the proxies as well as the cost of printing and mailing this proxy statement and the cost of filing the proxy statement with the Commission. Proxies may be solicited by officers, directors and employees of Infodata, none of whom will receive any additional compensation for their services, but who may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation. Solicitations or proxies may be made personally or by mail, telephone, facsimile or messenger. Moreover, Infodata may pay persons holding shares of Infodata common stock in their names or in the names of nominees, but not owning the shares beneficially, such as brokerage houses, banks and other fiduciaries, for the expense of forwarding soliciting materials to their principals. Infodata has engaged the proxy solicitation firm of ____________ to assist it in the solicitation of shareholder votes for a fee of $_________.

Other Matters; Adjournments

        We do not know of any matters, other than those described in this proxy statement, which may come before the special meeting. If any other matters are properly presented to the special meeting or any adjournments thereof for action, we intend that the persons named in the enclosed form of proxy card will vote in accordance with their best judgment. Although not expected, the special meeting may be adjourned for the purpose of, among other things, receiving and soliciting additional proxies, and notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken.

THE MERGER

        The following description of the merger agreement and the merger does not purport to be complete and is qualified in its entirety by reference to the full text of the merger agreement, a copy of which is included in this proxy statement as Appendix A and is incorporated herein by reference.

Background of the Merger

        In the summer of 2004, with the assistance of a local investment banking firm, Infodata commenced an exploration of various transactional alternatives with a view toward the enhancement of shareholder value. Such alternative avenues included attempts to identify other companies that Infodata could acquire, other companies that could acquire Infodata and debt and/or equity raising transactions that could finance Infodata’s growth.

        In August, 2004, Infodata’s board of directors appointed three independent directors, Richard T. Bueschel, Robert M. Leopold and M. Dendy Young, to serve as members of a special merger and acquisition committee (the “special committee”) to conduct the exploration of value enhancing transactional alternatives and to advise the board with respect thereto. The special committee worked very closely with Infodata’s executive management, particularly Edwin A. Miller, President and Chief Executive Officer, and Norman F. Welsch, Chief Financial Officer and Secretary. Infodata consulted with its corporate counsel, Foley & Lardner LLP (“Foley & Lardner”).

        References below to “Infodata management” refer to Messr. Miller and/or Welsch. References below to “MBI management” refer to Kenneth Bartee, Chief Executive Officer of MBI, and/or Rafael J. Dominguez, Chief Financial Officer of MBI. References below to the “special committee” refer to Messrs. Bueschel, Leopold and/or Young. References below to “Infodata counsel” refer to Foley & Lardner. References below to “MBI counsel” refer to Brett L. Antonides, P.C., and/or The Law Offices of Gregory S. Feis.

        The following describes the various transactional alternatives explored by the special committee and Infodata management and board prior to entering into the May 10, 2005 letter of intent with MBI and then sets forth more detailed information regarding the background of Infodata’s proposed merger with MBI.

        Infodata Acquisition of Other Companies. Between September 2004 and March 2005, Infodata reviewed more than 150 other potential target companies, conducting meaningful levels of due diligence with more than 30 of such companies and engaging in active discussions with five of such companies. The targeted companies were engaged principally in one of two markets, software for enterprise content management (ECM) or information technology (IT) services for ECM. Infodata was not able to negotiate an agreement with any of such targeted companies for various reasons. For example,

•	The levels of cash expected by the potential acquiree companies exceeded levels reasonably affordable by Infodata.

•	The valuation expectations of the acquiree companies were not realistic and the possible transactions would not have been accretive to Infodata.

•	In some cases the other company was not efficiently operated and an unacceptably high risk surrounded Infodata’s ability to economically or successfully integrate the acquiree company’s operations.

•	Many of the other potential acquiree companies were undercapitalized and the acquisitions would have resulted in Infodata’s having an inadequate post-acquisition capital base to fund future growth.

•	The recent decline in the market value of Infodata’s common stock rendered impracticable the use of equity to finance acquisitions.

        Acquisition of Infodata by Other Companies. Between July 2004 and April 2005, Infodata had discussions with a total of nine companies (other than MBI) contemplating their acquisition of Infodata. (Infodata’s discussions with MBI are described separately in more detail below.) The potential acquiror companies were both public and private corporations in various markets, including government IT Services, software companies and large IT service firms with numerous vertical markets, as well as with a private equity firm and a leveraged buyout firm. Such other corporation’s valuations of Infodata did not reach a level considered to be fair to its shareholders. The inability to command a higher level of valuation reflected the reality that government agencies increasingly are awarding prime IT contracts to fewer and larger contractors, forcing smaller companies such as Infodata to team as subcontractors with larger prime IT vendors, thereby severely limiting Infodata’s revenue growth potential.

        Capital Raising Alternatives. From November 2004 through March 2005, Infodata met with approximately 20 different sources of capital, both debt and equity. The terms of potential debt capital raising transactions were not acceptable, often involving unaffordable debt service costs. Potential equity raising transactions, including a continuous equity line of capital arrangement, similarly involved an unacceptably high cost of capital.

        Discussions and Negotiations with MBI. Between November 16, 2004 and December 21, 2004, Infodata and MBI management conducted four meetings and discussed joint business opportunities, the potential for a business combination, the ECM market and the two companies’ respective business models. The parties determined that they should conduct further discussions with a view toward a strategic combination.

        On January 5, 2005, Infodata and MBI management discussed a possible combination of the companies in a transaction resulting in MBI becoming a public company. The parties determined that such a transaction would not be practicable in view of the costs of being a public company, the volatility and risks associated with the public capital markets and low multiples of other public IT companies. On January 12, 2005, Infodata and MBI management continued their discussions, focusing upon the organization of due diligence activities.

        On January 31, 2005, MBI, having concluded its initial due diligence, advised Infodata of its opinion that Infodata’s market capitalization exceeded the value of its business based on MBI’s revenue objectives. Discussions were held on the purchase by MBI of Infodata’s intelligence and government services assets. Further discussions on March 15 and March 31, 2005 reflected MBI’s continuing interest in Infodata, which provided additional, updated information to MBI regarding Infodata’s operations.

        At a meeting of Infodata’s board of directors on April 4, 2005, the special committee and Infodata management reviewed the pending discussions with MBI as well as with another prospective acquiror company. Infodata management reviewed such other prospective acquiror company’s latest proposal, which generally called for lockup agreements binding all stockholders, including public shareholders, for two to five years as well as earn out provisions, which the special committee had found to be unacceptable. On April 7, 2005, MBI management orally advised Infodata’s management of a proposed deal structure contemplating an acquisition by MBI of Infodata for cash consideration for approximately $ 7,200,000 or approximately $1.11 per share on a fully dilutive basis. Infodata management was instructed to pursue the dialogue with MBI and on April 7, 2005, management officials from the two companies continued their discussions, focusing on Infodata’s revenue mix, MBI’s desire to have Infodata’s change in control agreements cancelled and/or revised and the valuation, and process for valuation, of Infodata and its assets and revenue. On April 8, 2005, the special committee met with Infodata management and discussed the pursuit of the best deal structure and share price for shareholders. On April 13, 2005, the special committee met with MBI management to discuss that proposal and the special committee requested that the proposed merger consideration be increased. MBI then requested the special committee to have Infodata propose merger terms that it considered acceptable.

        At a meeting of Infodata’s board of directors on April 18, 2005, Infodata management and the special committee discussed the various Infodata valuation scenarios that had been discussed by MBI and the special committee. The board authorized the special committee to continue its discussions with MBI and advised that a price of approximately $1.26 per share or approximately $8,200,000 of cash consideration would constitute a fair price. On April 18, 2005, Infodata’s management communicated a counter proposal to MBI proposing that the merger consideration be increased to $8,200,000. Also at the April 18, 2005 Infodata board meeting, the special committee reported on the discussions that had been held with another prospective acquiror company (referred to above), which had proposed a merger that would have required stockholders to enter into impracticable lock-up agreements that would have rendered their shareholdings illiquid. The board agreed with the special committee that such a proposal should not be pursued. On April 25, 2005, Infodata received a draft of a proposed non-binding letter of intent from MBI presenting three alternatives, one of which effectively equated to merger consideration of $7.56 million. The other two alternatives contemplated a transaction in which Edwin Miller was not included and would not come on board for transition time and offer guidance in the selling of the Infodata software group. This alternative represented a substantial reduction in merger consideration. The second alternative was an asset purchase of the Intelligence Community and Federal IT Services business for $5,000,000, both of which would represent less value to public shareholders.

        On April 25, 2005, a special committee meeting was held to discuss MBI’s proposal. The Special Committee determined to recommend the alternative contemplating a merger consideration of approximately $1.20 per share on a fully diluted basis, with some suggested modifications to the stated terms. A meeting of Infodata’s board of directors was then conducted on April 26, 2005, and the board directed Infodata management to negotiate the terms of and to enter into a letter of intent with a view toward the negotiation of a definitive agreement for the sale of Infodata to MBI.

        During the period between April 26 and May 10, 2005, Infodata management and the special committee met with MBI management to negotiate the terms of a letter of intent, and on May 10, 2005, the parties entered into a letter of intent calling for MBI’s purchase of Infodata for an aggregate cash purchase price not to exceed $7.56 million. The letter of intent further contemplated a merger transaction in which a wholly-owned subsidiary of MBI would merge with and into Infodata, as a result of which Infodata would be a wholly-owned subsidiary of MBI. The letter of intent further contemplated, among other things, that Infodata and MBI would proceed with the negotiation of the terms of a definitive agreement, that MBI would conduct additional due diligence activities, that outstanding Infodata options would be converted at closing into the right to receive the excess of the per share merger consideration over the per share exercise price, that existing change in control agreements with Infodata officers be terminated and revised agreements calling for lower severance payments be entered into, and provided for the continued employment of substantially all of Infodata’s employees, and in particular certain specified key employees, by MBI.

        On May 12, 2005, the board of directors engaged the investing banking firm of Capitalink, L.C. (“Capitalink”) to render an opinion to the board as to whether the merger consideration to be received by Infodata’s shareholders in the proposed transaction with MBI is fair, from a financial point of view, to the shareholders of Infodata.

        On May 12, 2005, Infodata issued a press release announcing that it had signed the letter of intent and stated, among other things, that the transaction would be subject to approval by Infodata’s shareholders and other customary conditions of closing, including the satisfactory completion of due diligence by MBI. The press release stated that based on an estimated 6.3 million shares of common stock outstanding on a fully diluted basis, the per share purchase price would be $1.20, and that based on an estimated 5.3 million shares on a non-fully diluted basis, and on the closing market price of $1.18 on May 11, 2005, the purchase price would be approximately $1.3 million above Infodata’s market capitalization.

        The May 12, 2005 press release also announced Infodata’s financial results for the first quarter of 2005. Revenue for the quarter ended March 31, 2005, was approximately $2.2 million, an increase of approximately 2% over revenue of approximately $2.1 million for the comparable 2004 quarter, and a net loss of approximately $364,000, or $0.07 per share on a diluted basis, was incurred in the first quarter of 2005, compared to net income of approximately $29,000, or $0.01 per share on a diluted basis, for the first quarter of 2004. The press release also reported that in early April 2005, management had decided to focus on expanding the intelligence and government services business, which requires less investment in sales, marketing and research and development than the commercial proprietary software products sales and services business, and further reported that Infodata had implemented a reduction in force of approximately seven sales, marketing, and development personnel.

        On May 13, 2005, counsel to MBI furnished to Infodata management an initial draft of a merger agreement providing for a merger transaction in which a wholly-subsidiary of MBI would merge with and into Infodata, as a result of which Infodata would become a wholly-owned subsidiary of MBI, and shareholders of Infodata would be entitled to receive an unspecified amount of cash consideration.

        During the week of May 16, 2005, Infodata management and the special committee consulted on a daily basis with Foley & Lardner to discuss the provisions of MBI’s initial draft of the proposed merger agreement. At a meeting of Infodata’s board of directors on May 18, 2005, Infodata management, the special committee and Foley & Lardner further discussed the provisions of the draft of the merger agreement, and following the meeting, Infodata management and Foley & Lardner prepared a revised draft of the merger agreement which was delivered to MBI.

        On May 23, 2005, representatives of Infodata management, the special committee and Foley & Lardner met with MBI management and its counsel at MBI’s offices to negotiate the terms set forth in the revised draft of the merger agreement. In addition to focusing on the amount of merger consideration, the negotiations focused on the Infodata working capital and other conditions to closing, the nature and amount of a termination fee and the circumstances under which it would be payable, the responsibility for costs and expenses in the event the merger were not consummated, the disposition of Infodata’s proprietary software products business, MBI’s source of financing, the scope of certain of Infodata’s representations and warrantees, the terms of certain employment, voting and indemnification agreements, and the treatment of stock options. On May 24, 2005, Infodata management and special committee officials met with Foley & Lardner to discuss the various matters that had been the focus of the prior day’s negotiations. On May 25, 2005, representatives of Infodata management, the special committee and Foley & Lardner again met at the offices of MBI to engage in further negotiations and discussions regarding the remaining matters that had been the subject of negotiations earlier in the week.

        During the period from May 25, 2005 through June 10, 2005, Infodata management and counsel and the special committee continued to engage in continuous negotiations with MBI and its counsel on the terms of the merger agreement. Numerous terms were the focus of negotiations, including the amount of the merger consideration and the nature and extent of possible upward and downward adjustment thereto depending on certain circumstances; the nature and amount of a termination fee payable by each of the two companies and the circumstances under which such termination fees would be payable; the conditions to consummation of the merger, including the minimum amounts of Infodata working capital and cash as of the date of closing, the amount of shares held by shareholders who assert dissenters’ rights under Virginia law; the terms of the voting, indemnification, employment and severance agreements to be entered into pursuant to the terms of the merger agreement; the treatment of stock options; and the responsibility for costs and expenses in the event the merger were not consummated. By June 14, 2005, the parties had substantially completed negotiations and reached agreement on most of the material terms of the proposed merger agreement; and on June 16, 2005, Infodata’s board, including the special committee, conducted a meeting at which Capitalink made a presentation on the proposed terms of the merger agreement.

        At the June 16, 2005 Infodata board meeting, Capitalink provided an overview of the proposed merger transaction, Infodata’s business and financial performance and a summary of Capitalink’s valuation analysis of Infodata that is described below under “The Merger-Fairness Opinion of Infodata’s Financial Advisor.” In addition, at the meeting Capitalink delivered its oral opinion, which was subsequently confirmed in writing, that the proposed per share cash consideration of $1.15 per share, subject to possible adjustment up to a maximum of $1.19 per share and down to a minimum of $1.09 per share, to be received by Infodata shareholders is fair, from a financial point of view, to such shareholders. The full text of Capitalink’s written opinion, dated June 16, 2005, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review indicated in connection with the opinion, is attached as Appendix B to this proxy statement.

        Infodata’s board approved the terms of the proposed merger agreement at its June 16, 2005 meeting, subject to completion of the voting, indemnification, employment and severance agreements called for under the terms of the merger agreement. In that connection, Infodata’s board of directors (i) determined that the terms of the merger, the merger agreement and the transactions contemplated by the merger agreement are fair to, and in the best interests of Infodata shareholders; (ii) declared the merger agreement and the merger advisable; (iii) approved the merger agreement and the transactions contemplated thereby; and (iv) recommended that shareholders approve the merger agreement. The vote of Infodata directors was unanimous. Upon the completion of the voting, amended indemnification and new employment or severance agreements on terms determined to be agreeable to the parties, Infodata and MBI each finally approved and entered into the merger agreement on June 20, 2005.

        On June 21, 2005, Infodata and MBI publicly announced that the merger agreement had been entered into.

Reasons for the Merger

        Infodata’s board of directors approved the merger agreement and the merger based on its consideration of a number of material factors, including the following:

•	Infodata’s future financial outlook and possible alternatives to the proposed merger, including the advantages, challenges and risks associated with continuing as an independent company. In this regard, the Infodata board and its special committee considered the amount and range of acquisition consideration most likely to be offered by other prospective acquisition candidates, the likelihood of realizing those values, the likelihood of receiving a better financial offer from another potential acquirer and the view of Infodata’s management that the merger represented the best strategic alternative available to Infodata under the circumstances. The Infodata board and its special committee also considered the prospects of remaining as an independent company, including Infodata’s prospects for the success of its business of providing complex information technology solutions in the area of enterprise content management and the information technology services industry generally.

•	The substantially high volatility and continued low market price of Infodata’s common stock during the past five years, and the view of Infodata’s board of directors and management that it could take a long time for the market price of Infodata’s common stock to exceed the $1.15 per share merger consideration offered by MBI;

•	The stated merger consideration of $1.15 per share constitutes a 2.7% premium on a non diluted basis over the $1.12 average closing market price of Infodata common stock during the 30-day period from April 12, 2005 to May 11, 2005, which was the last business day prior to the public announcement that Infodata and MBI had entered into a letter of intent relating to a proposed merger;

•	The stated aggregate merger consideration of $7,435,000 constitutes a 24.6% premium over the $5,969,220 aggregate average closing market capitalization of Infodata during the 30-day period from April 12, 2005 to May 11, 2005, which was the last business day prior to the public announcement that Infodata and MBI had entered into a letter of intent relating to a proposed merger;

•	The increasing and substantial costs of being a public company;

•	In view of the recent decline in the market value of Infodata’s common stock, the raising of equity capital and the use of equity to finance acquisitions has become impracticable;

•	Infodata does not have sufficient capital to upgrade its breadth of product and service offerings and improve its technology capabilities in the competitive market;

•	Infodata's lack of resources requires it to work with partners in a subordinated role;

•	Government entities are seeking to work with a few large IT suppliers, and at each of Infodata’s customer sites the Company often is being forced to join teams with up to 80 other companies. These teams are controlled by larger IT services companies. This will continue to limit Infodata’s ability to win prime contracts;

•	The IT services industry is facing high employee turnover and this negative marketplace trend is exacerbated for Infodata due to the challenges of managing employees and positions within a subcontracting environment;

•	Infodata is facing more price degradation in the market due to competitive pressures from lower costs from overseas companies. Cost is becoming a determining factor in competitive bids;

•	Infodata has not been able to raise additional equity or debt capital, notwithstanding meetings with approximately 20 different capital sources, due to the unacceptably high cost of capital or debt service requirement.

•	Infodata has been unable to find acquisition candidates that would be accretive to Infodata and improve shareholder value due primarily to the valuation expectation of private firms and their need for cash at the time of closing, notwithstanding the review of over 150 potential target acquisitions.

•	The Merger Consideration consists solely of cash, which provides certainty of value to Infodata shareholders, and MBI’s obligation to consummate the merger is not subject to any financing contingency;

•	The opinion of Infodata’s board and management that it is unlikely that any other party would proposed to enter into an acquisition or merger transaction on terms more favorable to Infodata shareholders;

•	The potential to produce significant synergies for growth due to the involvement of MBI and Infodata in providing information technology services to the intelligence community; and

•	Infodata’s board and management view that it could take a long time for Infodata to attain the minimum net tangible assets required for its common stock to be listed again on the NASDAQ SmallCap market.

        The Infodata board also considered certain potentially adverse consequences of the merger, including the potential disruption of Infodata’s business that could result from the announcement of the merger, the uncertainties regarding Infodata customers’ and employees’ perception of the merger and the possibility that the merger might not be consummated. Infodata’s board, however, determined that those considerations were not sufficient, individually or in the aggregate, to outweigh the perceived favorable consequences and advantages of the merger.

        The Infodata board of directors considered the foregoing and other factors as a whole, and did not attempt to quantify, rank or otherwise assign relative weights to the specific factors it considered.

Recommendation of the Infodata Board of Directors

        At its meeting that concluded on June 16, 2005, Infodata’s board of directors voted unanimously to enter into the merger agreement and to recommend that Infodata’s shareholders vote to approve the merger agreement. Infodata’s board made its determination after careful consideration of, and based on, the factors discussed above under “Reasons for the Merger,” as well as the following factors:

•	the financial and valuation analyses presented to the board of directors by Capitalink, L.C., including market prices and financial data relating to other companies engaged in businesses considered comparable to Infodata and the prices and premiums paid in recent selected acquisitions of companies engaged in businesses considered comparable to those of Infodata;

•	the likelihood that the merger would be consummated, including the financial and operational risks to Infodata if the merger were not consummated following its public announcement; and

•	the nature of the conditions under the merger agreement to MBI’s obligation to close the merger, the board’s belief that these conditions are expected to be satisfied and the fact that the terms of the merger agreement should not unduly discourage third parties from making bona fide proposals subsequent to signing the merger agreement and, if any such proposal were made, that Infodata’s board of directors, in the exercise of its good faith business judgment of the best interests of Infodata and its shareholders, could authorize Infodata to provide information to, engage in negotiations with, and, subject to payment of the termination fee under certain circumstances, enter into a transaction with, another party.

        In view of the number and wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, Infodata’s board of directors did not find it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered. In addition, the Infodata board did not undertake to make any specific determination as to whether any particular factor was favorable or unfavorable to the board of directors’ ultimate determination or assign any particular weight to any factor, but rather conducted an overall analysis of the factors described above, including consideration of the information, opinions, reports and statements presented by Infodata’s management and its legal and financial advisors. In considering the foregoing factors, individual members of the board of directors may have given different weight to different factors. Infodata’s board of directors considered all these factors as a whole, and overall considered the factors to be favorable to, and to support, its determination.

        Infodata’s board of directors believes that the terms of the merger are fair to and in the best interests of Infodata and its shareholders and unanimously recommends to its shareholders that they vote “FOR” the proposal to adopt and approve the merger.

        Directors and executive officers and the estate of a deceased director holding an aggregate of approximately 27% of the outstanding shares of Infodata’s common stock, have entered into voting agreements and irrevocable proxies with MBI pursuant to which such persons have agreed to vote their shares in favor of the merger agreement.

Certain Effects of The Merger

        As a result of the merger, the entire equity interest in Infodata will be beneficially owned by MBI. Infodata’s shareholders will have no further interest in Infodata except their right to receive $1.15 per share as cash consideration, subject to possible adjustment up to a maximum of $1.19 per share and down to a minimum of $1.09 per share (the “Merger Consideration”), for their shares. Furthermore, holders of outstanding options to purchase Infodata common stock at an exercise price less than the Merger Consideration will be entitled to receive cash equal to the difference between the Merger Consideration and the applicable exercise price of the options. Finally, under the terms of the merger agreement, all Infodata options and warrants outstanding as of the effective date of the merger will be cancelled.

        In addition, Infodata common stock will no longer be quoted on the OTC Bulletin Board and price quotations with respect to sales of shares in the public market will no longer be available. The registration of our common stock under the Securities Exchange Act of 1934 will be terminated, and this termination will eliminate Infodata’s obligation to file periodic financial and other information with the Securities and Exchange Commission and will make most other provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirements of furnishing a proxy or information statement in connection with shareholders’ meetings, no longer applicable.

        The receipt of cash pursuant to the merger will be a taxable transaction. See “THE MERGER – Material Federal Income Tax Consequences.”

Interests of Certain Persons in the Merger

        In considering the recommendation of the board of directors with respect to the merger, shareholders should be aware that our Chief Executive Officer and directors of Infodata have interests in connection with the merger that present them with actual or potential conflicts of interest. The board of directors was aware of these matters, which are discussed below, and considered them in connection with its consideration and approval of the merger.

Bonus Arrangement

        On November 15, 2004, Infodata’s board adopted a resolution to amend the existing employment agreement of Edwin A. Miller, our Chief Executive Officer, President and a director, to pay him a bonus in the event of the successful consummation of either an acquisition of another entity or the merger of Infodata with another entity. Pursuant to his employment agreement, Mr. Miller will receive a bonus of 1% of the total consideration paid by MBI to acquire Infodata if the merger is consummated (or $74,350).

Stock Options

        Certain directors and officers of Infodata hold options to purchase shares of Infodata common stock. All outstanding options will be cancelled as of the effective time of the merger. Holders of those options with an exercise price of less than the Merger Consideration will be entitled upon consummation of the merger to receive a cash payment equal to the Merger Consideration minus the exercise price of the option. The following list sets forth information regarding those options held by each director and executive officer of Infodata, and by all directors and executive officers of Infodata as a group, that will be entitled to receive that cash payment. The directors and officers intend to exercise options that are exercisable at less than $0.82 per share price prior to the record date.

Name	Position	Number of Shares Subject to Option	Date of Grant Of Option	Exercise Price Per Share	Cash Payment to be Received
Bueschel, Richard T	Director	5,000	5/15/2001	$1.1500	$0.00
		5,000	8/15/2001	$0.8200	$1,650.00
		5,000	11/15/2001	$0.7000	$2,250.00
		9,450	8/1/2002	$0.1200	$9,733.50
		5,000	8/15/2002	$0.1700	$4,900.00
		5,000	11/15/2002	$0.1650	$4,925.00
		5,000	2/19/2003	$0.5500	$3,000.00
		5,000	5/16/2003	$0.4600	$3,450.00
		2,000	5/22/2003	$0.4900	$1,320.00
		7,000	8/15/2003	$0.8000	$2,450.00
		7,000	11/17/2003	$1.0150	$945.00
Fisher, Alan S	Director	5,000	5/15/2001	$1.1500	$0.00
		5,000	8/15/2001	$0.8200	$1,650.00
		5,000	11/15/2001	$0.7000	$2,250.00
		4,666	10/3/2001	$0.7400	$1,913.06
		29,300	8/1/2002	$0.1200	$30,179.00
		5,000	8/15/2002	$0.1700	$4,900.00
		5,000	11/15/2002	$0.1650	$4,925.00
		5,000	2/19/2003	$0.5500	$3,000.00
		5,000	5/16/2003	$0.4600	$3,450.00
		5,000	8/15/2003	$0.8000	$1,750.00
		5,000	11/17/2003	$1.0150	$675.00
Hartless, Troy W	COO & SVP	40,000	1/14/2003	$0.4000	$30,000.00
		40,000	7/30/2003	$0.8200	$13,200.00
Hughes, Christine	Director	5,000	5/15/2001	$1.1500	$0.00
		5,000	8/15/2001	$0.8200	$1,650.00

		5,000	11/15/2001	$0.7000	$2,250.00
		4,666	10/3/2001	$0.7400	$1,913.06
		5,000	8/15/2002	$0.1700	$4,900.00
		25,700	8/1/2002	$0.1200	$26,471.00
		5,000	11/15/2002	$0.1650	$4,925.00
		5,000	2/19/2003	$0.5500	$3,000.00
		5,000	5/16/2003	$0.4600	$3,450.00
		5,000	8/15/2003	$0.8000	$1,750.00
		5,000	11/17/2003	$1.0150	$675.00
		4,666	5/22/2003	$0.4900	$3,079.56
Leopold, Robert M	Director	5,000	5/15/2001	$1.1500	$0.00
		5,000	8/15/2001	$0.8200	$1,650.00
		5,000	11/15/2001	$0.7000	$2,250.00
		5,000	8/15/2002	$0.1700	$4,900.00
		5,000	11/15/2002	$0.1650	$4,925.00
		5,000	2/19/2003	$0.5500	$3,000.00
		5,000	5/16/2003	$0.4600	$3,450.00
		2,000	5/22/2003	$0.4900	$1,320.00
		7,000	8/15/2003	$0.8000	$2,450.00
		7,000	11/17/2003	$1.0150	$945.00
McClure, Robert	VP, Human Resources	50,000	9/8/2003	$0.9000	$12,500.00
Miller, Edwin A	President & CEO	150,000	11/15/2002	$0.1650	$147,750.00
		100,000	11/14/2003	$1.0050	$14,500.00
Morton, Bruce	VP, Professional Services	50,000	9/2/2003	$0.7250	$21,250.00
Pollak, Isaac M	Director	4,000	5/15/2001	$1.1500	$0.00
		4,000	8/15/2001	$0.8200	$1,320.00
		4,000	11/15/2001	$0.7000	$1,800.00
		4,666	10/3/2001	$0.7400	$1,913.06
		26,932	8/1/2002	$0.1200	$27,739.96
		4,000	8/15/2002	$0.1700	$3,920.00
		4,000	11/15/2002	$0.1650	$3,940.00
		5,000	2/19/2003	$0.5500	$3,000.00
		4,000	5/16/2003	$0.4600	$2,760.00
		5,000	8/15/2003	$0.8000	$1,750.00
		1,000	5/22/2003	$0.4900	$660.00
		5,000	11/17/2003	$1.0150	$675.00
		4,666	5/22/2003	$0.4900	$3,079.56
Thornton, Kenneth	Director	5,625	8/2/2004	$0.8300	$1,800.00
Vanatta, Lyall	VP, Product	15,000	2/25/2003	$0.4750	$10,125.00
		20,000	8/11/2003	$0.8000	$7,000.00
Welsch, Norman	CFO & Secretary	40,000	1/27/2003	$0.4900	$26,400.00
		40,000	7/30/2003	$0.8200	$13,200.00

Total		897,337			$518,551.76

Severance Arrangements Under Existing Employment Agreements

        Certain executives of Infodata have forfeited their rights under existing Change in Control Agreements. Additionally, Edwin Miller has agreed to the cancellation of his employment agreement effective as of the closing, provided however, that he will still be entitled to receive, at closing, bonus payment equal to one percent of the aggregate merger consideration to paid to holders of Infodata common stock. See, “The Merger – Interests of Certain Persons in the Merger – Bonus Arrangement.” As previously filed on a Current Report on Form 8-K filed by Infodata, each Infodata executive officer had in place a change in control provision that provided certain cash payouts and benefits in the event of a change in control of Infodata. As several executive officers agreed to forfeit these change in control benefits, as a condition of closing, each of these executives must enter into new and separate agreements with MBI, each to become effective upon the closing of the merger.

        Edwin Miller will enter into a consulting relationship whereby following the merger, he will have the entitled to receive compensation if he finds a purchaser for the Infodata software group and related software assets. In accordance with the consulting agreement, following the closing of the merger, Mr. Miller must be employed as a consultant by MBI on a full time basis for a period of up to six months. If Mr. Miller finds a purchaser that buys the software group and related software assets for a purchase price that is less than $800,000, he will receive a fee equal to six months’ salary. In the event that Mr. Miller finds a purchaser that buys the software group and related software assets for a purchase price greater than $800,000, he will receive an additional fee equal to 25% of the portion of such purchase price that exceeds $400,000 in addition to the 12 months salary in total. The compensation payable by MBI to Mr. Miller upon the occurrence of either of the two foregoing events, is less favorable than the severance benefits Mr. Miller forfeited under his pre-existing Infodata Change in Control Agreement. Further, in the event the software group ceases operations prior to being sold to a purchaser, MBI will pay Mr. Miller compensation equal to six months of salary in total, including time employed by MBI as a consultant. These terms are less favorable in most respects than the severance benefits that Mr. Miller forfeited under his Infodata Change in Control Agreement.

        Troy Hartless will enter into a separation agreement with MBI effective upon closing and instead of his previously agreed upon Change in Control payment of six months salary in the event of a change in control of Infodata, he will only receive four months of salary as severance. Mr. Hartless has forfeited numerous other benefits entitled to him under his existing Infodata Change in Control Agreement.

        Norman Welsch will enter into a short term employment agreement with MBI, effective upon closing, for transitional purposes and upon the successful completion of the transition. Mr. Welsch will enter into a separation agreement with MBI that will provide for payments equal to four months of his salary, in lieu of his forfeited pre-existing Change in Control Agreement which would have provided compensation to him of six months of salary upon a change in control of Infodata.

        Bruce Morton, Lyall Vanatta and Robert McClure will each enter into new employment agreements with MBI, effective upon closing, and will forfeit benefits under each of their existing Change in Control Agreements. Pursuant to the terms of his agreement, following the consummation of the merger, Lyall Vanatta will manage the Infodata software group and assist with a sale of those assets. Subject to certain conditions, MBI shall pay Mr. Vanatta $50,000 if the software group is sold for at least $1,000,000. In the event the Infodata software group ceases operations prior to being purchased by a buyer, Mr. Vanatta will be entitled to receive a severance payment. This severance payment will be lower than the compensation that would have been paid under his Infodata Change in Control Agreement.

Material United States Federal Income Tax Consequences to Our U.S. Shareholders

        The following summary sets forth the United States federal income tax consequences of the merger that are expected to be material to U.S. holders (as defined below) of Infodata common stock. This summary is included for general information purposes only and does not purport to be a complete technical analysis or listing of all potential tax consequences that may be relevant to parties to the merger. It is not intended to be, nor should it be construed as being, legal or tax advice. For this reason, holders of Infodata common stock should consult their own tax advisors concerning the tax consequences of the merger. Further, this discussion does not address any tax consequences arising under the income or other tax laws of any state, local or foreign jurisdiction or any tax treaties.

        This discussion is based upon the Internal Revenue Code of 1986, as amended (referred to as the “Code”), the applicable regulations of the U.S. Treasury Department, and publicly available judicial and administrative rulings and decisions, all as in effect on the date of this proxy statement/prospectus, any of which may change, possibly retroactively. Any changes could affect the continuing validity of this discussion.

        For purposes of this summary, the term U.S. holder means a beneficial owner of shares of Infodata common stock who is:

•	an individual who is a citizen of the United States or who is resident in the United States for United States federal income tax purposes;

•	a corporation or other entity taxable as a corporation for United States federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	a trust, if either (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a United States person; or

•	an estate that is subject to United States federal income tax on its income regardless of its source.

        For purposes of this discussion, an entity that is classified as a partnership for federal income tax purposes is not a U.S. holder. The United States federal income tax treatment of a partnership and its partners depends upon a variety of factors, including the activities of the partnership and the partners. Holders of Infodata common stock that are partnerships or partners in a partnership for United Stated federal income tax purposes should consult their tax advisors concerning the United States federal income tax consequences of the merger.

        This summary assumes that you hold your shares of Infodata common stock as a capital asset within the meaning of Section 1221 of the Code. Further, this discussion does not address all aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•	a financial institution or thrift;

•	a tax-exempt organization;

•	an S corporation or other pass-through entity or an owner thereof;

•	an entity taxable as a partnership for United States federal income tax purposes;

•	an insurance company;

•	a mutual fund;

•	a dealer in stocks and securities or foreign currencies;

•	a trader or an investor in securities who elects the mark-to-market method of accounting for your securities;

•	an Infodata shareholder who received Infodata common stock from the exercise of employee stock options, from an employee stock purchase plan or otherwise as compensation;

•	an Infodata shareholder who received Infodata common stock from a tax-qualified retirement plan, individual retirement account or other qualified savings account;

•	a U.S. holder that has a functional currency other than the U.S. dollar;

•	a holder of options granted under any Infodata employee or other benefit plan; or

•	an Infodata shareholder who holds Infodata common stock as part of a hedge against currency risk, straddle or a constructive sale or conversion transaction; or other risk reduction or integrated investment transaction.

        This discussion does not address tax consequences that may vary with, or are contingent upon, individual circumstances, including without limitation alternative minimum tax consequences. Moreover, it does not address any non-income tax or any foreign, state, or local tax consequences of the merger. Tax matters are very complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. Accordingly, you are strongly urged to consult with a tax advisor to determine the particular federal, state, local or foreign income or other tax consequences to you of the merger.

        United States Federal Income Tax Consequences to U.S. Holders

        You will generally recognize gain or loss equal to the difference between the amount of cash you received and your tax basis of your Infodata common stock. Gain or loss, if any, recognize in connection with the merger will generally constitute capital gain or loss and will constitute long-term capital gain or loss if your holding period in your Infodata common stock is greater than one year as of the date of the merger. If you acquired different blocks of Infodata common stock at different times and at different prices, any gain or loss will be determined separately with respect to each block of Infodata common stock, and the cash you receive will be allocated pro rata to each such block of stock. If you are a non-corporate U.S. holder of Infodata common stock, net long-term capital gains are generally taxed at a maximum stated United States federal income tax rate of 15%. In addition, your ability to deduct net capital losses against ordinary income is subject to limitation.

        Backup Withholding and Information Reporting

        In general, information reporting requirements will apply with respect to cash received by a U.S. holder in connection with the merger. This information reporting obligation, however, does not apply with respect to certain U.S. holders, including corporations, tax-exempt organizations, qualified pension and profit sharing trusts, and individual retirement accounts. In the event that a U.S. holder subject to the reporting requirements fails to supply its correct taxpayer identification number in the manner required by applicable law or is notified by the Internal Revenue Service that it has failed to properly report payments of interest and dividends, a backup withholding tax (at a rate that is currently 28%) generally will be imposed on the amount of the cash received. A U.S. holder may generally credit any amounts withheld under the backup withholding provisions against its United States federal income tax liability, and, as a result, may entitle the U.S. holder to a refund, provided the required information is furnished to the Internal Revenue Service. Such amounts, once withheld, are not refundable by Infodata, MBI, or the transfer agent.

        In general, information and backup withholding will apply with respect to cash received by a non-U.S. holder in connection with the merger unless the non-U.S. holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption.

        FIRPTA Withholding

        Under Section 1445 of the Code, a person acquiring a United States real property interest from a foreign person generally is required to deduct and withhold a tax equal to 10% of the amount realized by that foreign person on the sale or exchange of that United States real property interest, referred to here as FIRPTA Withholding. However, Infodata expects to be able to establish that it was not a United States real property holding corporation at any time during the five-year period ending on the date of the merger. Assuming that this expectation proves to be correct, neither MBI nor the exchange agent will be required to deduct and withhold amounts on account of FIRPTA Withholding with respect to a non-U.S. holder.

Rights of Dissenting Shareholders

        Shareholders of a corporation that is proposing to merge or consolidate with another entity are sometimes entitled to dissenters’ rights in connection with the proposed transaction depending on the circumstances. Most commonly, these rights confer on shareholders who oppose the merger the right to receive the fair value for their shares as determined in a judicial appraisal proceeding, in lieu of the consideration being offered in the merger.

        Holders of record of Infodata common stock who comply with the procedures described below will be entitled to dissenters’ rights under Article 15 of the Virginia Stock Corporation Act. Where appropriate, shareholders are urged to consult with their legal counsel to determine the appropriate procedures for the making of a notice of intent (as described below).

        A vote in favor of the merger by an eligible holder will result in a waiver of such eligible holder’s dissenters’ rights.

        The following discussion is only a summary and does not purport to be a complete statement of the law pertaining to dissenters’ rights under the Virginia Stock Corporation Act. The text of Article 15 of the Virginia Stock Corporation Act is reprinted in its entirety as Appendix C to this proxy statement.

        Under the Virginia Stock Corporation Act, eligible holders who follow the procedures set forth in Article 15 of the Virginia Stock Corporation Act will be entitled to receive payment of the “fair value” of such shares. Any eligible holder who wishes to exercise dissenters’ rights should review the following discussion and Appendix C carefully because failure to comply in a timely and proper manner with the procedures specified may result in the loss of dissenters’ rights under the Virginia Stock Corporation Act.

        An eligible holder wishing to exercise dissenters’ rights must deliver to Infodata, prior to or at the shareholders’ meeting (but in any event before the vote is taken), a written notice of intent to demand payment for the eligible holder’s shares. An eligible holder delivering a notice of intent must not vote his shares in favor of the merger or he will lose his dissenters’ rights. All notices of intent should be sent or delivered to Infodata Systems Inc., Attention: Secretary, 13454 Sunrise Valley Drive, Suite 500, Herndon, Virginia 22033.

        Within ten days after the effective date of the merger, if the shareholders approve the merger agreement, Infodata shall deliver a dissenter’s notice in writing to all dissenting holders. The dissenter’s notice shall:

•	state where the dissenting holder's payment demands should be sent and where and when stock certificates should be deposited;

•	set a date by which the surviving corporation must receive the payment demand; and

•	include such other information as required by the Virginia Stock Corporation Act.

        A dissenting holder to whom a notice is sent must demand payment within the time specified in the dissenter’s notice, deposit his stock certificates in accordance with the terms of the dissenter’s notice and make certain certifications required by the Virginia Stock Corporation Act. Holders of certificated shares must deposit their certificates in accordance with the dissenter’s notice. If a dissenting holder fails to take such actions, the dissenting holder loses his dissenters’ rights.

        Within 30 days of Infodata’s receipt of a demand for payment from a dissenting holder, Infodata must pay the dissenting holder Infodata’s estimate of the fair value of the dissenting holder’s shares plus accrued interest. With any payment, Infodata must provide its most recent year-end and income statement from that year, an explanation of how Infodata calculated the fair value of the shares and interest, the procedure a dissenter may follow if he is not satisfied with the demand payment and a copy of Article 15 of the Virginia Stock Corporation Act. Infodata’s payment obligation may be enforced by a dissenting holder on an expedited basis in a Virginia circuit court, if necessary.

        Infodata may elect to deliver your demand payment after the effective time of the merger if you acquired your shares after the merger was announced or publicized. In theses circumstances, Infodata will estimate the fair value of the dissenting holder’s shares plus accrued interest and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. With any such offer, Infodata must provide its most recent year-end and income statement from that year, an explanation of how Infodata calculated the fair value of the shares and interest, and the procedure a dissenter may follow if he is not satisfied with the offer.

        A dissenting holder who is not satisfied with the amount paid or offered by Infodata must notify Infodata of the dissenting holder’s own estimate of the fair value of his shares and the amount of interest due (less any amount that may have been already received by the dissenting holder from Infodata) and demand that Infodata pay this estimated amount. This notice must be given in writing within 30 days of the date that Infodata made or offered to make payment for the dissenting holder’s shares.

        If a dissenting holder’s demand for payment remains unsettled, Infodata is obligated to commence a proceeding to determine the fair value of the shares and accrued interest within 60 days of the receipt of the dissenting holder’s payment demand. If Infodata fails to commence such proceeding in accordance with the Virginia Stock Corporation Act, Infodata must pay the dissenting holder the amount demanded by the dissenting holder. The appraisal proceeding must be brought in a Virginia circuit court.

        Dissenting holders considering seeking appraisal should be aware that the fair value of their shares of common stock, as determined under Article 15 of the Virginia Stock Corporation Act, could be more than, the same as or less than the merger consideration that would be paid to them pursuant to the merger agreement. The costs and expenses of the appraisal proceeding will be determined by the court and assessed against Infodata unless the court determines that the dissenting holder did not act in good faith in demanding payment of the fair value of their shares, in which case such costs and expenses may be assessed against the dissenting holder.

        Dissenting holders will only be entitled to receive payment in accordance with Article 15 of the Virginia Stock Corporation Act and will not be entitled to vote their shares of common stock or exercise any other rights of a shareholder. A dissenting holder may withdraw his demand only with the consent of Infodata.

        If any eligible holder who demands appraisal of his shares under Article 15 fails to perfect, or effectively withdraws or loses, his right to appraisal, as provided in the Virginia Stock Corporation Act, the shares of Infodata stock of such holder will be converted into the right to receive the merger consideration in accordance with the merger agreement.

        Failure to follow the steps required by Article 15 of the Virginia Stock Corporation Act for perfecting dissenters’ rights may result in the loss of dissenters’ rights. The preceding discussion summarizes the dissenters’ rights provisions of Article 15 of the Virginia Stock Corporation Act. Shareholders are urged to consult Appendix C which sets forth in full Article 15 of the Virginia Stock Corporation Act. This summary is qualified in its entirety by a reference to Article 15 of the Virginia Stock Corporation Act.

Fairness Opinion of Infodata’s Financial Advisor

        Capitalink, L.C. delivered its written opinion to the board of directors of Infodata on June 16, 2005, which stated that, as of such date, and based upon and subject to the assumptions made, matters considered, and limitations on its review as set forth in the opinion, the merger consideration is fair, from a financial point of view, to the shareholders of Infodata. The full text of the written opinion of Capitalink is attached as Appendix B and is incorporated by reference into this proxy statement.

•	You are urged to read the Capitalink opinion carefully and in its entirety for a description of the assumptions made, matters considered, procedures followed and limitations on the review undertaken by Capitalink in rendering its opinion.

•	The Capitalink opinion is not intended to be and does not constitute a recommendation to you as to how you should vote with respect to the merger. Capitalink was not requested to opine as to, and its opinion does not address, Infodata’s underlying business decision to proceed with or effect the merger.

        In arriving at its opinion, Capitalink took into account an assessment of general economic, market and financial conditions, as well as its experience in connection with similar transactions and securities valuations generally. In so doing, among other things, Capitalink:

•	Reviewed the agreement and plan of merger;

•	Reviewed publicly available information and other data with respect to Infodata, including the Annual Report on Form 10-KSB for the year ended December 31, 2004, the Quarterly Report on Form 10-QSB for the period ended March 31, 2005, and the Current Report on Form 8-K dated May 12, 2005;

•	Reviewed and analyzed Infodata's current stockholder ownership;

•	Reviewed the historical financial results and present financial condition of Infodata;

•	Reviewed and compared the trading of, and the trading market for, Infodata’s common stock, the Comparable Companies (as defined below) and a general market index;

•	Reviewed and analyzed Infodata’s projected unleveraged free cash flows and prepared discounted cash flows.

•	Reviewed and compared certain financial characteristics and trading multiples of companies that were deemed to have characteristics comparable to those of Infodata (the “Comparable Companies”); and

•	Reviewed and analyzed the transaction multiples in transactions where such target company was deemed to have characteristics comparable to those of Infodata.

        Capitalink also performed such other analyses and examinations as were deemed appropriate and held discussions with Infodata management in relation to certain financial and operating information furnished to Capitalink, including financial analyses with respect to its business and operations.

        In arriving at its opinion, Capitalink relied upon and assumed the accuracy and completeness of all of the financial and other information that was used without assuming any responsibility for any independent verification of any such information. Further, Capitalink relied upon the assurances of Infodata management that it is not aware of any facts or circumstances that would make any such information inaccurate or misleading. With respect to the financial information and projections utilized, Capitalink assumed that such information has been reasonably prepared on a basis reflecting the best currently available estimates and judgments, and that such information provides a reasonable basis upon which it could make an analysis and form an opinion. Capitalink did not make a physical inspection of the properties and facilities of Infodata and did not make or obtain any evaluations or appraisals of the assets and liabilities (contingent or otherwise). In addition, Capitalink did not attempt to confirm whether Infodata has good title to their assets. Capitalink assumed that the merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statues, rules and regulations. Capitalink assumed that the merger will be consummated substantially in accordance with the terms noted, without any further amendments thereto, and without waiver by Infodata of any of the conditions to any obligations or in the alternative that any such amendments, revisions or waivers thereto will not be detrimental to Infodata or their shareholders. In addition, based upon discussions with Infodata management, it is assumed that the merger will be a taxable event to the Infodata’s shareholders.

        Capitalink’s opinion is necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, June 16, 2005. Accordingly, although subsequent developments may affect its opinion, Capitalink has not assumed any obligation to update, review or reaffirm its opinion.

        In connection with rendering its opinion, Capitalink performed certain financial, comparative and other analyses as summarized below. Each of the analyses conducted by Capitalink was carried out to provide a different perspective on the merger, and to enhance the total mix of information available. Capitalink did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to the fairness, from a financial point of view, of the Merger Consideration to the shareholders of Infodata. Further, the summary of Capitalink’s analyses described below is not a complete description of the analyses underlying Capitalink’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Capitalink made qualitative judgments as to the relevance of each analysis and factor that it considered. In addition, Capitalink may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should not be taken to be Capitalink’s view of the value of Infodata’s assets. The estimates contained in Capitalink’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets neither purports to be appraisals nor do they necessarily reflect the prices at which businesses or assets may actually be sold. Accordingly, Capitalink’s analyses and estimates are inherently subject to substantial uncertainty. Capitalink believes that its analyses must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors collectively, could create an incomplete and misleading view of the process underlying the analyses performed by Capitalink in connection with the preparation of its opinion.

        The analyses performed were prepared solely as part of Capitalink’s analysis of the fairness, from a financial point of view, of the Merger Consideration to Infodata’s shareholders, and were provided to the board of directors of Infodata in connection with the delivery of Capitalink’s opinion. The opinion of Capitalink was just one of the many factors taken into account by the board of directors of Infodata in making its determination to approve the merger, including those described elsewhere in this proxy statement.

        The financial review and analyses include information presented in tabular format. To fully understand Capitalink’s financial review and analyses, the tables must be read together with the text presented. The tables alone are not a complete description of the financial review and analyses and considering the tables alone could create a misleading or incomplete view of Capitalink’s financial review and analyses.

Valuation Overview.

        Based upon a review of the historical and projected financial data and certain other qualitative data for Infodata, Capitalink utilized several valuation methodologies and analyses to determine a range of values. Each of the analyses was then weighted to determine an overall indicated equity value range for Infodata. Capitalink weighted the discounted cash flow, comparable company and the comparable transaction analyses (all of which are discussed in more detail hereafter) equally at 33% each, in order to determine an indicated value per share for Infodata of between $1.07 and $1.34.

        The range of indicated equity values per share for Infodata was then compared to the Merger Consideration range of between $1.09 and $1.19, and in particular, the per share consideration of $1.15. Capitalink noted that the Merger Consideration was within the indicated value range.

Company Financial Performance Review

        Capitalink undertook a review of Infodata’s historical financial data in order to understand and interpret its operating and financial performance and strength. Capitalink reviewed Infodata’s historical financial data for the five years ended December 31, 2004, and the three months ended March 31, 2005, and noted the following:

•	Infodata’s revenue is primarily derived from IT service revenue, as opposed to software sales. For the latest twelve month (“LTM”) period ended March 31, 2004, approximately 82.6% of Infodata’s revenue was derived from services, and approximately 17.4% was derived from product sales and licensing.

•	Revenue varied significantly over the review period from a high of approximately $15.5 million in 2001 to a low of approximately $8.4 million in 2003. LTM revenue for the period ended March 31, 2005 was approximately $9.7 million.

•	Prior to 2002, Infodata generated significant negative earnings before interest, taxes, depreciation and amortization (“EBITDA”) which ranged from approximately $(1.8) million in 2000 to approximately $(0.9) million in 2001. However, since 2002 Infodata has generated positive EBITDA, which ranged from approximately $0.9 million in 2002 to approximately $0.5 million in 2004. The EBITDA for the LTM period ended March 31, 2005 was approximately $143,000, primarily due to significant EBITDA losses in the first quarter of 2005.

•	Since 2002, Infodata’s EBITDA margin has gradually fallen from approximately 8.8% in 2002 to approximately 1.5% for the LTM period ended March 31, 2005.

•	As of March 31, 2005, Infodata has no interest bearing debt outstanding and approximately $1.7 million in cash and equivalents.

•	Despite eleven consecutive quarters of profitability, Infodata has found it increasingly difficult to remain competitive in the marketplace. This is reflected by their poor first quarter performance, which has necessitated a re-examination of the achievability of their financial and strategic targets. Infodata has found it difficult to grow its revenues internally and through acquisitions, given their significant capital constraints. This is compounded by market trends including high employee turnover, IT outsourcing and the trend of Government agencies preferring to deal with fewer and larger IT companies.

Discounted Cash Flow Analysis

        A discounted cash flow analysis estimates value based upon a company’s projected future free cash flow discounted at a rate reflecting risks inherent in its business and capital structure. Unleveraged free cash flow represents the amount of cash generated and available for principal, interest and dividend payments after providing for ongoing business operations.

        While the discounted cash flow analysis is the most scientific of the methodologies, it is dependent on projections and is further dependent on numerous industry-specific and macroeconomic factors. Capitalink utilized the forecasts provided by Infodata management, which project little growth in 2005, and gradual growth in 2006. Based on discussions with management with respect to future growth and margins, Capitalink also estimated 2007 cash flows and Infodata’s long term growth rate. Between 2005 and 2007, revenue is projected to increase from approximately $9.9 million to $15.5 million, and EBITDA to increase from approximately $186,000 to $2.3 million. This represents an increase in Infodata’s EBITDA margin from 1.9% to 14.8% over the same period.

        In order to arrive at a present value, Capitalink utilized discount rates ranging from 27.0% to 29.0%. This was based on an estimated weighted average cost of capital of 27.7% (based on Infodata’s estimated weighted average cost of debt of 7.5% and 30.3% estimated cost of equity).

        Capitalink presented a range of terminal values at the end of the forecast period by applying a range of long term perpetual growth rates to determine a terminal value. Utilizing perpetual growth rates of between 6.0% and 10.0%, Capitalink calculated a range of indicated enterprise values from approximately $4.7 million to approximately $6.2 million.

        The total enterprise values above were then increased by Infodata’s total cash of approximately $1.7 million to arrive at an indicated equity value range of approximately $6.4 million to approximately $7.9 million. Based on the total number of shares outstanding of approximately 5.9 million (which includes in the money options utilizing the treasury stock method), Capitalink calculated the indicated equity value per share to be between approximately $1.09 and approximately $1.34.

Comparable Company Analysis

        A selected comparable company analysis reviews the trading multiples of publicly traded companies that are similar to Infodata with respect to business and revenue model, operating sector, size and target customer base. Because of Infodata’s unique characteristics, small size and revenue mix, Capitalink selected two groups of comparable companies:

•	Small ECM software companies (the “SECM Comparable Companies”).

•	Small IT consulting companies (the “SC Comparable Companies”).

        Capitalink located five SECM Comparable Companies and four SC Comparable Companies that were most comparable to Infodata. Capitalink noted that Infodata was much smaller than most of these companies based on revenue and enterprise value.

        Capitalink generated a number of multiples for the SECM Comparable Companies and noted the following:

•	The market value to 2005 earnings per share (“EPS”) multiple ranged from 28.4 times to 30.3 times, with a mean of 29.6 times.

•	The enterprise value to LTM revenue multiple ranged from 0.35 times to 1.25 times, with a mean of 0.91 times.

•	The enterprise value to 2005 revenue multiple ranged from 0.86 times to 1.15 times, with a mean of 1.05 times.

•	The enterprise value to LTM EBITDA multiple ranged from 8.3 times to 43.0 times, with a median of 17.1 times.

        Capitalink generated a number of multiples for the SECM Comparable Companies and noted the following:

•	The enterprise value to LTM revenue multiple ranged from 0.03 times to 0.81 times, with a mean of 0.50 times.

•	The enterprise value to LTM EBITDA multiple ranged from 8.1 times to 8.2 times, with a mean of 8.2 times.

•	Only one of the SC Comparable Companies had consensus earnings estimates and was trading at a market value to 2005 EPS multiple of 19.7 times.

•	Only one of the SC Comparable Companies had consensus revenue estimates and was trading at an enterprise value to 2005 revenue multiple of 0.64 times.

        Capitalink expects Infodata to be valued less than the average of the SECM Comparable Companies due to its smaller size, large service revenue mix and concerns with respect to future growth and employee turnover. Capitalink also expects Infodata to be valued just above the average of the SC Comparable Companies due to its proprietary software assets, which can potentially be profitable in the future.

        Based on the above factors, Capitalink applied a selected multiple range and applied it to Infodata’s 2004 net income, LTM revenue, 2005 revenue, 2006 Revenue and 2004 EBITDA, to determine a range of indicated enterprise values. Capitalink then added net cash of approximately $1.7 million to derive a range of equity values, and then divided by approximately 5.9 million shares outstanding (including in the money options utilizing the Treasury Stock method), to derive an indicated equity value per share range of between approximately $1.08 and $1.38.

        An analysis of publicly traded comparable companies is not mathematical; rather it involves complex consideration and judgments concerning differences in financial and operating characteristics of the Comparable Companies and other factors that could affect the public trading of the Comparable Companies.

Comparable Transaction Analysis

        A comparable transaction analysis is based on a review of merger, acquisition and asset purchase transactions involving target companies that are in related industries to the Company. The comparable transaction analysis generally provides the widest range of value due to the varying importance of an acquisition to a buyer (i.e., a strategic buyer willing to pay more than a financial buyer) in addition to the potential differences in the transaction process (i.e., competitiveness among potential buyers).

        Because of Infodata’s unique characteristics, small size and revenue mix, Capitalink selected two groups of comparable transactions:

•	Small ECM software companies (the “SECM Comparable Transactions”).

•	IT consulting companies (the “ITC Comparable Transactions”).

        Capitalink located ten ECM Comparable Transactions and nine ITC Comparable Transactions that involved target companies that were most comparable to Infodata.

        Capitalink calculated a number of multiples worth noting based on the ECM Comparable Transactions:

•	The enterprise value to LTM revenue multiple ranged from 0.23 times to 4.64 times, with a mean of 1.79 times.

•	The enterprise value to LTM EBITDA multiple ranged from 10.3 times to 36.1 times, with a mean of 24.1 times.

        Capitalink calculated a number of multiples worth noting based on the ITC Comparable Transactions:

•	The enterprise value to LTM revenue multiple ranged from 0.34 times to 0.93 times, with a mean of 0.60 times.

•	The enterprise value to LTM EBITDA multiple ranged from 5.4 times to 13.4 times, with a mean of 8.6 times.

        Capitalink expects Infodata to be valued less than the average of the ECM Comparable Transactions due to its smaller size, large service revenue mix, and concerns with respect to future growth and employee turnover. Capitalink also expects Infodata to be valued just above the average of ITC Comparable Transactions due to its proprietary software assets, which can potentially be profitable in the future.

        Based on the factors noted above, Capitalink applied a selected multiple range and applied it to Infodata’s LTM revenue and 2004 EBITDA to determine an indicated enterprise value. Capitalink then added net cash of approximately $1.7 million and divided by approximately 5.9 million shares outstanding (which includes in the money options utilizing the Treasury Stock method), to determine an indicated equity value per share of between approximately $1.05 and $1.30.

        Based on the information and analyses set forth above, Capitalink delivered its written opinion to board of directors of Infodata on June 16, 2005, which stated that, as of such date, based upon and subject to the assumptions made, matters considered, and limitations on its review as set forth in the opinion the Merger Consideration is fair, from a financial point of view, to the shareholders of Infodata. Capitalink is an investment banking firm that, as part of its investment banking business, regularly is engaged in the evaluation of businesses and their securities in connection with mergers, acquisitions, corporate restructurings, private placements, and for other purposes. Infodata determined to use the services of Capitalink because it is a recognized investment banking firm that has substantial experience in similar matters. Capitalink has received a fee in connection with the preparation and issuance of its opinion. In addition, Infodata has agreed to indemnify Capitalink for certain liabilities that may arise out of the rendering of the opinion. Capitalink does not beneficially own any interest in Infodata and has not provided any other services.

        None of the target companies in the comparable transactions analysis have characteristics identical to the Company. Accordingly, an analysis of comparable business combinations is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the target companies in the comparable transactions analysis and other factors that could affect the respective acquisition values.

Regulatory Requirements

        We are not aware of any material government or regulatory approvals or actions that may be required for completion of the merger. If any governmental or regulatory approval or action is or becomes, required, we would seek the requisite approval or action.

Conversion of Shares; Procedures for Exchange of Certificates

        The conversion of our common stock into the right to receive the merger consideration in cash, without interest, will occur automatically at the time the merger becomes effective. As soon as reasonably practicable thereafter, the paying agent of the merger consideration will send a letter of transmittal to each holder of record of a certificate or certificates of our common stock. The letter of transmittal will contain instructions for obtaining cash in exchange for shares of our common stock and/or stock options having an exercise price less than the merger consideration. Shareholders should not return stock certificates before receiving the letter of transmittal. The cash paid upon conversion of shares of our common stock will be issued in full satisfaction of all rights relating to the shares of our common stock.

THE MERGER AGREEMENT

        This section of the proxy statement describes the material provisions of the merger agreement but does not purport to describe all the provisions of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Appendix A to the proxy statement and is incorporated into the proxy statement by reference. We urge you to read the full text of the merger agreement because it is the legal document that governs the merger. The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide you with any other factual information about us. Such information can be found elsewhere in this proxy statement and in the other public filings we make with the SEC, which are available without charge at www.sec.gov.

Description of the Merger

        Form of Merger. Infodata, MBI and Infodata Acquisition, Inc. have entered into a merger agreement, which provides that, if all of the conditions set forth in the merger agreement are satisfied or waived, Infodata Acquisition, Inc. will merge with and into Infodata. As a result of the merger, Infodata will be the surviving corporation and will become a wholly-owned subsidiary of MBI and will cease to be a publicly traded company. The merger will be effective at the time articles of merger are duly filed with the office of the Secretary of State of Commonwealth of Virginia (or at a later time, if agreed upon by the parties and specified in the articles of merger filed with the Secretary of State).

        Consideration to be received by Infodata shareholders in the Merger; Cancellation of Certificates. On the date the merger becomes effective, each issued and outstanding share of Infodata common stock will be converted into, and become exchangeable for, the right to receive the merger consideration in the amount of $1.15 in cash, without interest, subject to possible adjustment up to a maximum of $1.19 per share and down to a minimum of $1.09 per share (the “Merger Consideration”). Certificates representing shares of Infodata common stock immediately prior to the merger will, after the merger is effective, represent only the right to receive, upon surrender of the certificate, the Merger Consideration . Infodata shareholders will cease to have an equity interest in, or possess any rights as shareholders of Infodata.

        Treatment of Infodata Stock Options and Warrants. No later than the effective time of the merger, each unexpired and unexercised option granted by Infodata to purchase shares of Infodata common stock with an exercise price of less than $1.15 per share will be cancelled in exchange for the right to receive in cash the amount by which the Merger Consideration exceeds the per share exercise price of such option. All other options and warrants granted by Infodata to purchase shares of Infodata common stock with an exercise price equal to or more than the Merger Consideration will be canceled no later than the effective time of the merger.

        The Effective Time. The merger will be effected by the filing of articles of merger with the State Corporation Commission of the Commonwealth of Virginia in accordance with the provisions of the Virginia Stock Corporation Act promptly after the closing of the merger. The merger will become effective at the time the articles of merger are filed with and accepted by the State Corporation Commission of the Commonwealth of Virginia.

        The closing of the merger will take place as soon as practicable following satisfaction or waiver of all of the conditions to consummation of the merger unless another date is agreed to by Infodata and MBI. See “The Merger Agreement — Conditions to the Merger.”

        Payment for Shares of Infodata Common Stock. On or prior to the date that the merger becomes effective, MBI will make arrangements with a paying agent for the cash to be paid to holders of shares of Infodata’s common stock. Promptly after the effective time of the merger, MBI will cause the paying agent to mail a letter of transmittal to each Infodata shareholder and each holder of an option to purchase shares of Infodata common stock with an exercise price less than the Merger Consideration. The letter of transmittal will contain instructions on how to receive cash from the paying agent in exchange for outstanding shares of Infodata common stock and/or shares purchasable under such stock option with an exercise price that is less than the Merger Consideration.

        Any amount of cash deposited by MBI with the paying agent that has remained unclaimed by Infodata shareholders or holders of an option to purchase shares of Infodata common stock with an exercise price less than the Merger Consideration for more than six months after the effective date of the merger will be paid to MBI upon demand. Thereafter, record holders of Infodata common stock or holders of an option to purchase shares of Infodata common stock with an exercise price less than the Merger Consideration that have not previously complied with the exchange procedures pursuant to the merger agreement may look only to MBI for payment of any cash, without interest, for those shares or options to purchase shares. Any undisbursed merger cash shall become the property of MBI after a period of two years following the effective time of the merger or immediately before any payment of the merger cash to the record holder of Infodata common stock and/or the holder of an option to purchase shares of Infodata common stock with an exercise price less than the Merger Consideration would become the property of any governmental agency.

        MBI, or the paying agent appointed by MBI, will be entitled to deduct and withhold any amounts that they are required to deduct and withhold under applicable tax laws. Any amounts so withheld will be treated for all purposes of the merger agreement as having been paid to the record holder of Infodata common stock and/or the holder of an option to purchase shares of Infodata common stock with an exercise price less than the Merger Consideration in respect of which the deduction and withholding has been made.

Representations and Warranties

        The merger agreement contains representations and warranties made by each of the parties to the agreement. Information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in our public disclosures. None of these representations and warranties will survive beyond the time the merger becomes effective.

        The merger agreement contains customary representations and warranties of Infodata and each of MBI and Infodata Acquisition, Inc. as to, among other things:

•	due organization and good standing;

•	corporate authorization of the merger agreement and authorization to enter into the transactions contemplated thereby;

•	the binding effect of the merger agreement;

•	pending litigation, actions and proceedings;

•	compliance with laws;

•	governmental approvals and consents;

•	conflicts, violations and defaults under its charter and bylaws, any other agreements or instruments, or any judgments, orders or laws as a result of the transactions contemplated by the merger agreement;

•	brokers fees, commissions or similar fees; and

•	accuracy of information to be supplied for inclusion in this proxy statement.

        In addition, the merger agreement contains representations and warranties by Infodata as to, among other things:

•	capitalization;

•	liens on outstanding capital stock;

•	obligations to repurchase, redeem or acquire shares of Infodata or its subsidiaries;

•	options, rights, subscriptions, warrants, preemptive rights, calls or commitments relating to Infodata stock;

•	issuance of outstanding shares of Infodata stock;

•	vote by Infodata's shareholders necessary to approve the merger;

•	receipt of a fairness opinion from its financial advisor;

•	Securities and Exchange Commission reporting;

•	financial statements;

•	conduct of business and material adverse changes or effects since December 31, 2003;

•	ownership and condition of tangible assets;

•	compliance with laws and permits;

•	rights to intellectual property and other intangible assets;

•	employee benefit plans;

•	material and government contracts;

•	tax matters and compliance with relevant tax laws;

•	environmental and safety matters;

•	real property and leases;

•	insurance;

•	the Sarbanes-Oxley Act of 2002;

•	civil and/or criminal liabilities;

•	conflicts of interests;

•	labor matters;

•	customers and suppliers;

•	restrictions on business activities;

•	suspension or debarment from bidding on contracts with governmental agencies;

•	security clearances held by Infodata and its affiliates;

•	fixed price contracts;

•	full disclosure with no false or misleading statements; and

•	unlawful payments.

        In addition, MBI represents and warrants in the merger agreement that at all times through the effective time of the merger, it will have sufficient funds to pay the merger consideration to be paid to record holders of Infodata common stock and holders of options to purchase shares of Infodata common stock with an exercise price less than the Merger Consideration at the effective time of the merger.

        The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to read carefully the sections of the merger agreement entitled “Representations and Warranties of the Company” and “Representations and Warranties of Parent and Merger Sub.”

Conduct of Business Pending the Merger

        Conduct of Infodata’s Business. Infodata has agreed that until the effective time of the merger, or unless MBI consents in writing, that it will, and will cause each of its subsidiaries to, conduct its operations according to its ordinary course of business, consistent with past practice. Unless permitted or disclosed under the merger agreement, Infodata has agreed to operate its business, and to cause each of its subsidiaries to conduct its business, in compliance with certain restrictions relating to the following:

•	amendment of articles of incorporation or bylaws;

•	issuance, grant, pledge, creation, disposition, redemption or encumbrance of capital stock, securities convertible into shares of capital stock, or rights to acquire capital stock;

•	redemption, purchase, retirement of shares of capital stock;

•	splits, dividends, re-combinations or reclassification of shares of its capital stock;

•	entering into, amending, modifying or terminating certain contracts;

•	certain capital expenditures or purchase of fixed assets;

•	incurrence of indebtedness;

•	employment and compensation of officers, employees and directors;

•	accounting principles, policies and procedures;

•	sales, transfers, leases, licenses, mortgages, pledges or other encumbrances of certain assets;

•	acquisitions of certain assets or businesses;

•	liens;

•	liquidation, dissolution, restructuring, or other reorganization of Infodata or any of its subsidiaries;

•	payment of certain claims, liabilities and obligations;

•	settlement of litigation or material claims;

•	lease of certain real property;

•	transactions or arrangements with affiliates of Infodata;

•	valuation of assets;

•	insurance;

•	filings with the Securities and Exchange Commission;

•	tax filings, audits, examinations and claims; and

•	termination of Infodata's stock purchase plan and employees' rights to purchase common stock.

        The merger agreement also contains covenants of Infodata relating to (i) access to information about Infodata; (ii) obtaining shareholder approval of the merger agreement, (iii) assisting MBI in obtaining certain third party consents to the merger, (iv) treatment of existing stock option and stock purchase plans, (v) the non-solicitation of acquisition proposals from entities other than MBI, and (vi) filing of tax returns. Additionally, if any anti-takeover statute or regulation is or may become applicable to the transactions contemplated by the merger agreement, Infodata has agreed to take the actions necessary to minimize the effects of the statute or regulation on the merger and other transactions.

        The covenants in the merger agreement relating to the conduct of Infodata’s business are complicated and not easily summarized. You are urged to read carefully the section of the merger agreement entitled “Conduct of the Business Pending the Merger.”

Covenants under the Merger Agreement

        The merger agreement contains a number of covenants made by Infodata including covenants regarding:

•	completion and filing of this proxy statement and other proxy solicitation material with the Securities and Exchange Commission;

•	convening a special meeting of Infodata's shareholders regarding the adoption and approval of the merger;

•	recommendation of Infodata’s board of directors that shareholders vote in favor of the approval and adoption of the merger and the merger agreement at Infodata’s special meeting of shareholders;

•	access to certain business information relating to the operations of Infodata and its subsidiaries to MBI;

•	access to Infodata employees during normal business hours;

•	termination of any registration rights;

•	suspension or termination of employee compensation and benefit plans; and

•	using all reasonable efforts to do, or cause to be done, all things required to consummate and make effective the transactions contemplated by the merger agreement, including satisfying the conditions to the merger and obtaining required governmental authorizations and consents.

        Voting Agreements. Current directors, executive officers and the estate of a deceased director that own an aggregate of approximately 27% of Infodata’s outstanding common stock have entered into voting agreements and executed irrevocable proxies obligating them to vote their shares in favor of the merger agreement.

        MBI has agreed that it will honor or cause the surviving corporation in the merger to honor all our obligations to indemnify our current or former directors or officers for acts or omissions by such directors and officers occurring prior to completion of the merger to the extent that such obligations exist on the date of the merger agreement. In the merger agreement, MBI has further agreed, for a period of three years after the merger, to cause the surviving corporation in the merger to maintain in effect directors’ and officers’ liability insurance with at least the same coverage and containing amounts and terms and conditions, subject to certain conditions.

        The preceding description of covenants in the merger agreement are complicated and not easily summarized. You are urged to read carefully the section of the merger agreement entitled “Additional Agreements.”

        Mutual Covenants. The merger agreement contains a number of mutual covenants of Infodata and MBI, including covenants relating to:

•	cooperation in the execution and delivery of all documents necessary to consummate the merger;

•	confidentiality of the merger agreement;

•	cooperation in the preparation and filing of the proxy statement relating to the merger;

•	accuracy of information to be supplied for inclusion in this proxy statement; and

•	notification of matters related to defaults or events that may become defaults under the merger agreement, consents, covenants, material adverse events, litigation and certain communications received from governmental and other third parties relating to the merger.

        In addition, the merger agreement contains covenants requiring each of the parties to:

•	use all reasonable efforts to do, or cause to be done, all things required to consummate and make effective the transactions contemplated by the merger agreement, including satisfying the conditions to the merger and obtaining required governmental authorizations and consents;

•	consult with each other before issuing any press release or public statements with respect to the merger; and

•	take actions to supplement securities filings relating to this proxy statement as appropriate or required by law.

Conditions to the Merger

        The parties’ respective obligations to complete the merger are subject to the satisfaction of each of the following conditions:

•	the expiration or termination of any waiting or approval period which restricts or otherwise prohibits the consummation of the merger under certain relevant foreign laws;

•	submission to and clearance of this proxy statement by the Securities and Exchange Commission;

•	approval of the merger by more than 66-2/3% of outstanding shares of Infodata common stock;

•	no court order or injunction pending or in effect precluding or restricting consummation of the merger; and

•	all consents, approvals, authorizations, and action of any governmental body required to permit the consummation of the merger shall have been obtained and shall be in full force and effect.

        The obligations of MBI and Infodata Acquisition, Inc. to consummate the merger are further subject to the following conditions:

•	Infodata’s representations and warranties in the merger agreement must be true and correct at the time the merger is to become effective (except as to any representation or warranty which speaks to a particular date, which must be true and correct as of the specific date);

•	Infodata must have performed all of its obligations and complied with all covenants necessary to be complied with under the merger agreement required to be performed before the effective time of the merger;

•	Infodata's receipt of necessary third party approvals and consents;

•	certain agreements to be executed in connection with the merger agreement by affiliates of Infodata must be in full force effect as of the time of the merger;

•	ninety percent of Infodata’s employees in the Intelligence and Federal Services segments as of May 11, 2005, in addition to certain members of Infodata’s senior management must accept employment with the surviving corporation following the merger;

•	forfeiture by Infodata's executive management team of their change in control agreement rights

•	holders of no more than 5% of Infodata's outstanding shares shall elect their dissenters' rights under Virginia law; and

•	during the period from the date of the merger agreement to the date of the closing of the merger, there must not have occurred any material adverse effect on the business, financial condition, results of operations, assets or liabilities of Infodata and its subsidiaries, taken as a whole.

        Additionally, MBI and Infodata have agreed that the target net working capital of Infodata as of the closing date of the merger will be $2,000,000.00. The merger agreement provides that if the actual net working capital as of the date of closing is less than $1,900,000.00, the aggregate cash merger consideration will be reduced by the difference between $1,900,000.00 and the actual net working capital; provided that the maximum decrease in the aggregate cash merger consideration shall not exceed $200,000.00, and if the actual net working capital is below $1,700,000, then MBI may terminate the merger agreement. Pursuant to the terms of the merger agreement, if the actual net working capital as of the date of closing date is greater than $2,100,000.00, the aggregate cash merger consideration shall be increased by the difference between the actual net working capital and $2,100,000.00, provided that the maximum increase in the aggregate cash merger consideration will not exceed $300,000.00. The actual net working capital shall be deemed to be the amount of net working capital reflected on Infodata’s financial balance sheet at the date of the closing of the merger. Infodata must pay or record a current liability as of the closing for each of the following pre-closing “deal costs”: attorneys’ fees, accounting fees, and other professional fees, including the costs of a fairness opinion. In addition, in any event, Infodata must have a minimum of $1,300,000.00 in cash as of the date of closing, after subtracting the pre-closing deal costs referenced in the preceding sentence. If these net working capital conditions in the merger agreement are not satisfied, then MBI will not be obligated to consummate the merger agreement.

        The obligation of Infodata to consummate the merger is subject to the satisfaction of the following express conditions:

•	The representations and warranties made by MBI and Infodata Acquisition, Inc. in the merger agreement must be true and correct at the time the merger is to become effective (except as to any representation or warranty which speaks as of a specific date, which must be true as of that date);

•	MBI and Infodata Acquisition, Inc. must have performed all of their obligations and complied with all covenants necessary to be performed by or complied with by either of them before the effective time of the merger; and

•	no material adverse change in business operations of MBI or Infodata Acquisition, Inc.

No Solicitation of Transactions by Infodata

        Prior to the time the merger becomes effective, Infodata has agreed to certain limitations on its ability to take action with respect to any acquisition proposal. Notwithstanding these limitations, Infodata may respond to a superior acquisition offer. As more fully defined in the merger agreement,

•	The term “acquisition proposal” means any expression of interest, request, inquiry, offer or proposal relating to any transaction or series of related transactions involving: (i) any acquisition or purchase by any person or group of more than a 20% interest in the total outstanding voting securities of Infodata or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or group beneficially owning 20% or more of the total outstanding voting securities of Infodata or any of its subsidiaries, (ii) any merger, consolidation, recapitalization, reorganization, business combination, acquisition or similar transaction involving Infodata or any of its subsidiaries; (iii) any sale, lease, exchange, transfer, license, acquisition or disposition of the assets of Infodata or any of its subsidiaries (other than immaterial assets or the nonexclusive licensing of software, in each case in the ordinary course of business); (iv) any liquidation or dissolution of Infodata; (v) any equity or debt financing transaction involving Infodata or any of its subsidiaries; or (vi) any combination of the foregoing; and

•	the term “superior offer” means an unsolicited, bona fide written offer to consummate any of the following transactions: (i) a merger or consolidation involving Infodata pursuant to which the shareholders of Infodata immediately preceding such transaction will hold less than 50% of the equity interest in the surviving or resulting entity of such transaction; or (ii) the acquisition by any person or group, directly or indirectly, of ownership of 100% of the then outstanding shares of capital stock of Infodata, in any case on terms that Infodata’s board of directors determines, in its reasonable judgment (based on the written advice of its financial advisor), will be more favorable to Infodata’s shareholders than the terms of the merger agreement to be entered into with MBI, from a financial point of view.

        Infodata and each of its subsidiaries have ceased all discussions and negotiations with third parties regarding any acquisition proposal. Prior to the merger becoming effective, Infodata has agreed not to solicit, initiate, or encourage or disclose directly or indirectly any information not customarily disclosed concerning its business and properties, or afford any access to its properties, books and records, to any person or group in connection with an acquisition proposal and has agreed not to enter into any agreement with respect to any acquisition proposal or approve any acquisition proposal.

        Prior to the special meeting of Infodata shareholders, Infodata may, however, engage in discussions with and furnish information to a third party in response to an unsolicited superior offer if the board of directors of Infodata determines in good faith, based on the advice of its outside legal counsel that the failure to participate in those discussions or negotiations or to furnish such information would be inconsistent with the fiduciary duties of the Infodata board of directors under applicable law.

        Infodata has also agreed to provide MBI with detailed information about any inquiries or proposals, or indications of desire to make a proposal that it receives with respect to an acquisition proposal from a third party. If Infodata determines that it is required to provide any nonpublic information to a third party as described above or receives an acquisition proposal, Infodata must promptly inform MBI in writing that information is to be provided by Infodata to such third-party, and Infodata will then furnish to MBI the identity of the recipient of the information or the person who submitted the acquisition proposal and the terms of the acquisition proposal. Infodata has also agreed to supply MBI with copies of nonpublic information that it provides to any such third party. Infodata has agreed to keep MBI fully informed of the status of any acquisition proposal.

        Infodata has agreed that its board of directors will not withhold, amend, withdraw or modify or propose to withhold, amend, withdraw or modify, in any manner adverse to MBI, the adoption, approval, determination of advisability or recommendation to Infodata’s shareholders of the merger agreement, the merger and the transactions contemplated thereby.

        However, prior to the special meeting of Infodata shareholders, Infodata may enter into an acquisition agreement based on an unsolicited superior proposal and concurrently terminate the merger agreement if the board of directors determines after consultation with its outside legal counsel that the failure to terminate the merger agreement and accept the superior proposal would be inconsistent with the Infodata board’s fiduciary duties under applicable law. In such a circumstance, Infodata must notify MBI in writing that it is terminating the merger agreement to accept a superior proposal. If the merger agreement is terminated by Infodata in order to accept a superior proposal, Infodata is required to pay to MBI a termination fee equal to $350,000, plus actual merger-related expenses up to $400,000. See “ — Termination of the Merger Agreement” below.

Termination of the Merger Agreement

        The merger agreement may be terminated, and the transactions contemplated by the merger agreement abandoned, at any time prior to the closing of the merger, whether before or after approval of the merger agreement by Infodata shareholders:

•	by mutual written agreement of Infodata and MBI;

•	by either MBI or Infodata, if the merger has not become effective on or before August 31, 2005, except that the right to terminate the merger agreement for that reason is not available to any party responsible for the delay;

•	by either MBI or Infodata, if any court of competent jurisdiction has issued a final and nonappealable order, judgment or decree restraining, enjoining or otherwise prohibiting the merger;

•	by either MBI or Infodata, if the merger agreement fails to receive the requisite vote by Infodata shareholders at the special meeting;

•	by MBI if, at any time prior to the effective time of the merger, Infodata or its board of directors: (i) approves or recommends any acquisition proposal other than the merger, (ii) breaches its obligation to recommend the approval and adoption of the merger to the shareholders of Infodata, (iii) fails to timely mail this proxy statement to the shareholders or fails to include in this proxy statement the Infodata’s board approval of the merger and a recommendation that the Infodata shareholders vote in favor of the adoption of the merger agreement, (iv) fails to publicly reaffirm the approval and recommendation of the merger within two business days of a request to do so by MBI, (v) enters into an agreement related to any other acquisition proposal, or (vi) breaches certain provisions of the merger agreement related to solicitation of other proposals and convening a special meeting of Infodata shareholders;

•	by MBI, if any person or entity: (i) acquires beneficial ownership of or the right to acquire 20% or more of the an equity interest of Infodata or any of its subsidiaries; or (ii) commences a tender or exchange offer relating to securities of Infodata and Infodata does not issue a statement recommending rejection of such tender or exchange offer;

•	by MBI, if Infodata has materially breached any representation, warranty, covenant, or agreement contained in the merger agreement and the breach, in the case of certain breaches, is not cured within 15 days following notice of the commission of the breach; however, MBI will not be allowed to terminate the merger agreement in this instance if it is in material breach of its obligations under the merger agreement;

•	by Infodata, if MBI or Infodata Acquisition, Inc. has materially breached any representation, warranty, covenant, or agreement contained in the merger agreement and the breach, in the case of certain breaches, is not cured within 15 days following notice of the breach; however, Infodata will not be able to terminate the merger agreement in this instance if it is in material breach of its obligations under the merger agreement;

•	by MBI, if any shareholder of Infodata that is a party to the voting agreement entered into by certain shareholders in connection with the merger shall have breached or failed to perform in any representation, warranty, covenant or agreement contained of the voting agreement, that, individually or in the aggregate, would be expected to have a material adverse effect on or materially impede the ability of the parties to consummate the merger; or

•	by Infodata, prior to the special meeting of Infodata shareholders, in order for Infodata to accept a superior proposal.

        In the event of termination of the merger agreement by MBI, Infodata Acquisition, Inc. or Infodata as described above, no provision of the merger agreement will survive other than (i) rights relating to obligations to keep confidential, not to use, and return certain information obtained from the other party; (ii) coordination in making public announcements about the merger, (iii) rights of either MBI or Infodata to pursue legal action in connection with breaches of representations, warranties, covenants or other agreements contained in the merger agreement; and (iv) the obligation to pay a termination fee and/or expenses in certain circumstances as described below.

Termination Fees and Expenses

        Pursuant to the merger agreement, Infodata or MBI may be required to pay a termination payment and/or expenses to the other party in the following amounts and in the events described below.

        In the event that the merger agreement is terminated because less than 66 2/3% of the Infodata shareholders vote to approve the merger at the special meeting and the percentage of shares voting in favor of the merger is less than fifty-seven percent (57%) of all shares entitled to vote, then Infodata shall pay to MBI, the amount of fees and expenses actually incurred by MBI in connection with the merger, up to a maximum amount of $400,000.

        In the event that the merger agreement is terminated in connection with any of events listed below, then Infodata shall pay to MBI a termination fee equal to $350,000.00, plus the amount of fee and expenses incurred by MBI, limited to a maximum of $400,000, to MBI no later than the second business day after such termination:

•	Infodata or its board of directors: (i) approves or recommends any acquisition proposal other than the merger, (ii) breaches its obligation to recommend the approval and adoption of the merger to the shareholders of Infodata, (iii) fails to timely mail this proxy statement to the shareholders or fails to include in this proxy statement the Infodata’s board approval of the merger and a recommendation that the Infodata shareholders vote in favor of the adoption of the merger agreement, (iv) fails to publicly reaffirm the approval and recommendation of the merger within two business days of a request to do so by MBI, (v) enters into an agreement related to any other acquisition proposal, or (vi) breaches certain provisions of the merger agreement related to solicitation of other proposals and convening a special meeting of Infodata shareholders;

•	a person or entity commences a tender or exchange offer relating to Infodata’s securities and Infodata does not issue a statement recommending rejection of such tender or exchange offer;

•	certain conditions to be satisfied by Infodata are breached and are not cured by Infodata within 15 days after notice to Infodata;

•	Infodata breaches its requirement under the merger agreement to obtain consents for the assignment or transfer of certain material agreements to MBI and such failure is expected to result in a loss by Infodata of material agreements with an aggregate value of $250,000 or more of revenue available to be earned by Infodata during the remainder of the life of such material agreements;

•	Infodata fails to have certain voting, consulting, separation and change in control amendments, each regarding directors and officers of Infodata, effective until the time of closing of the merger;

•	Infodata breaches its requirements under the merger agreement to terminate its change in control agreements with its senior management;

•	Infodata breaches its requirement under the merger agreement to have a minimum net working capital of at least $1,700,000 and cash of at least $1,300,000;

•	certain events or changes related to Infodata’s business occur and such events or changes are expected to result in a material adverse effect on Infodata’s business of $250,000 or more;

•	the merger agreement is terminated because the holders of more than 5% of Infodata’s outstanding common stock give notice to Infodata of their intent to assert dissenter’s rights under Virginia law;

•	the merger agreement is terminated because shareholders that are a party to the voting agreement entered into in connection with the merger breach their obligations thereunder; or

•	if the merger agreement is terminated by Infodata in order to pursue a superior proposal.

        In the event that: (i) certain events or changes related to Infodata’s business occur that are expected to result in a material adverse effect on Infodata’s business of less than $250,000 and such events or changes are not cured by Infodata within 15 days after notice to Infodata, (ii) Infodata breaches its requirement under the merger agreement to obtain consents for the assignment or transfer of certain material agreements to MBI and such failure is expected to result in a loss by Infodata of material agreements with an aggregate value of less than $250,000 revenue available to be earned by Infodata during the remainder of the life of such material agreements, or (iii) Infodata breaches its requirement under the merger agreement to receive certain third party consents relating to the merger and such breach is not cured within 15 days after notice of such breach is delivered to Infodata; then, in each case, Infodata is required to shall pay MBI only the amount of merger fees and expenses incurred by MBI, up to a maximum of $400,000.

        In the event that Infodata terminates the merger agreement because MBI has failed to satisfy certain representations, warranties, obligations or covenants under the merger agreement,, then MBI shall pay Infodata a fee in cash equal to $350,000.00, plus the amount of merger fees and expenses incurred by Infodata, up to a maximum of $280,000.

        In the event that the merger agreement may be terminated based on the occurrence of one or more of the events referenced above in this section, “Termination Fees and Expenses,” MBI may waive its right to terminate the merger agreement and receive termination fees and/or expenses, and in lieu thereof, the parties may proceed to closing if Infodata agrees to a decrease in the Merger Consideration due to the occurrence of such event(s), provided however, that such decrease does not exceed an aggregate of $400,000 inclusive of any decrease in the Merger Consideration due to a decline in Infodata’s net working capital, if any, prior to closing.

        Except as provided above, the merger agreement provides that if the merger agreement is not consummated, MBI, on the one hand, and Infodata, on the other hand, will bear their respective fees and expenses relating to the merger.

ACQUISITION FINANCING

        MBI intends to use internal funds and external financing to finance the purchase of Infodata common stock in the merger. Under the terms of the merger agreement, MBI is obligated to continue to maintain sufficient funds to pay the cash consideration required under the merger agreement.

PRICE RANGE OF INFODATA COMMON STOCK

        Infodata common stock currently trades on the OTC Bulletin Board under the ticker symbol “INFD.” The following table sets forth, for the periods indicated, the range of high and low closing sale prices of Infodata common stock on the OTC Bulletin Board during the periods indicated.

	High	Low
2003
1st Quarter	$0.75	$0.37
2nd Quarter	$0.65	$0.42
3rd Quarter	$1.25	$0.50
4th Quarter	$1.15	$0.76
2004
1st Quarter	$1.76	$0.97
2nd Quarter	$2.10	$1.50
3rd Quarter	$1.65	$1.49
4th Quarter	$3.00	$1.55
2005
1st Quarter	$2.90	$1.51
2nd Quarter through June	$1.60	$0.85

        On May 11, 2005, the last trading date prior to the public announcement of the merger agreement, the closing price of the common stock was $1.18 per share. On July ____, 2005, the last trading day before the printing of this proxy statement, the closing price of the common stock was $________ per share. As of July 15, 2005, there were ____________ shares of common stock outstanding held by approximately __________ record holders of common stock, as shown on our transfer agent’s records. That number does not reflect the number of persons or organizations who may hold their shares in nominee or “street” name through brokerage firms.

        The market quotations reflected above are inter-dealer prices, without retail mark-up, markdown or commissions and may not represent actual transactions.

BUSINESS AND RECENT RESULTS OF OPERATIONS OF INFODATA

Business

        Founded in 1968, Infodata Systems Inc., a Virginia corporation, is a global provider of open, enterprise-class content management solutions. Infodata designs, develops, implements and supports solutions that help organizations solve problems around regulatory compliance mandates and the secure management of content across its lifecycle. Infodata serves three markets with compliance-driven product and service offerings: Commercial, Government, and the Intelligence Community. Within these markets, Infodata’s customers encompass approximately 500 of the Global 1000, 50% of tier one Life Science firms, and various Government and Intelligence agencies and organizations.

        Infodata’s business approach is a synergistic one between product and services. Our service engagements typically involve the construction and augmentation of enterprise content management (“ECM”) environments, which provide the opportunity for the sale and integration of our own propriety technology with these leading-edge solution environments.

        Compliance mandates will continue to force the adoption of ECM systems to control content in enterprise-wide repositories, resulting in an increase in the demand for functionality that specifically addresses how that content is authored, reviewed, assembled and published, secured and archived. Wider adoption of content management systems has been hampered by the limited ability to effectively migrate content with its associated mission critical processes. The potential value of Infodata’s technology resides in the establishment and optimization of open content management systems that bridge the gap between the desktop and the backend system. Infodata is creating a Content Management Services Layer (CMSL) for customers that provides for highly effective user functionality such as parallel document review and annotations, automated document assembly, link management and error correction, content formatting, metadata management, document auditing, automated publishing, and content security. It is in this area that a broad set of software offerings in the CMSL layer is critical.

        By translating business needs into the proper technology implementation, Infodata is able to help organizations increase return on investment and improve efficiencies by lowering implementation and operational costs, expanding automation and customer service capabilities, and above all, providing trusted content while ensuring compliance.

        Infodata released a full version of its Annotation Suite 2.0, which is based on Infodata’s proprietary AnnoDoc® technology, in the fourth quarter of 2004. The Annotation Suite 2.0 works with both EMC/Documentum and IBM’s content manager server platform, the two ECM market leaders. This expanded functionality is designed to further enhance the abilities of the CMSL to provide a substantially broader solutions offering for enterprise grade annotation functionality for strict regulatory environments and electronic delivery of documents. As sales efforts around the CMSL become successful in the future, management will continue to make conservative investments in research and development to expand Infodata’s proprietary applications.

        Infodata provides a convenient, cost effective and centralized source of ECM applications and deep ECM domain expertise. Around the full lifecycle of content, Infodata markets and delivers pointed solutions, which include its proprietary products as well as domain expertise in many third-party technologies. The solution offerings are a combination of services, proprietary products and third party products. Services revenues are derived from implementing specific vertical market solutions that enhance the capabilities of content management systems. License revenues are derived from the licensing of proprietary software products and their associated maintenance and support. Third party revenues include software licenses and hardware with some related services.

        While management believes there is a compelling market opportunity for the foreseeable future, it recognizes there are risks in this strategy. The success of this strategy may be determined by several factors, of which many are beyond Infodata ‘s control, such as whether or not compliance mandates and the “war on terror” will continue to force adoption of content management systems, whether large end user software companies remain lacking in vertical market expertise, or the ECM market remains highly fragmented.

        In April 2005, management decided to prioritize its focus on expanding the Intelligence and Government services business, which require less investment in sales, marketing and research and development. Infodata continues to expand its customer base in the Commercial markets by leveraging a channel distribution strategy. The sales and marketing effort continues to be focused on selling solutions around ECM, and the business development priorities are focused on large Intelligence and Government systems integration partners that have practices or specific delivery needs around content management. The sales and delivery organizations report to the Chief Operating Officer to ensure consistency in Infodata’s capture strategy and increased customer satisfaction across all lines of business.

Recent Results of Operations

        As reported in Infodata’s Quarterly Report on Form 10-QSB for the quarter ended March 31, 2005, Infodata’s total revenues for that quarter increased by approximately $40,000, or 1.9%, to approximately $2.2 million, from approximately $2.1 million for the prior year’s comparable quarter. Revenues from the government and intelligence services segments increased 14.2% and 1.5%, respectively, while revenue from the commercial proprietary software product sales and servicing segment decreased 7.2%.

        Gross profit for the quarter ended March 31, 2005, decreased by approximately $188,000, to approximately $677,000 from approximately $865,000 for the prior year’s first quarter. The gross margin for the first quarter of 2005 was 30.9% compared to 40.3% for the first quarter of 2004, primarily as a result of lower revenue from the sale of proprietary products in the current year’s first quarter. Infodata further reported an 18.8% increase in the selling, general and administrative expenses in the first quarter of 2005 over the prior year’s comparable quarter, primarily as a result of an increase in costs associated with sales, marketing and management personnel and an increase in non-recurring audit and investment banking fees. An 89.6% increase in research and development expenses for the first quarter of 2005 over the prior year’s first quarter was reported as a result of enhancements and upgrades to existing proprietary products. As a result of the above, an operating loss of approximately $373,000 was reported for 2005‘s first quarter, compared to an operating profit of approximately $27,000 for 2004‘s first quarter.

        Primarily as a result of the above, Infodata reported a net loss for the quarter ended March 31, 2005, of approximately $364,000, or $0.07 per share on a diluted basis, compared to net income of approximately $29,000, or $0.01 per share on a diluted basis, for the quarter ended March 31, 2004.

        Infodata’s Form 10-QSB further reported that management had decided in April 2005 to prioritize its focus on expanding the intelligence and government services businesses, which require less investment in sales, marketing and research and developing. Furthermore, the Form 10-QSB disclosed the early April 2005 implementation of a reduction in force of a portion of Infodata’s sales, marketing and development personnel.

        Infodata expects that it will report a net loss for the quarter ended June 30, 2005, primarily as a result of costs associated with the proposed merger that were incurred during the quarter.

BUSINESS OF MBI

        MBI is a privately held, rapidly growing, information technology solutions provider to the government marketplace with headquarters in Herndon, Virginia. Since it was founded in 1985, MBI has steadily built an exceptional reputation in a focused set of core competency areas. These include: delivering visual intelligence tools that allow clients such as the DoD to easily and graphically analyze large, diverse information sets; independent verification & validation (IV&V) services for large software development projects for clients such as HUD; service oriented architectures (SOA) services that leverage existing legacy systems for clients such as Defense Intelligence Agency, and web and systems development services such as software engineering, help desk, and training services. MBI believes that its solutions immediately provide measurable cost savings and productivity improvements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding the beneficial ownership of the Infodata’s shares of common stock owned on July 15, 2005, by each shareholder that beneficial owns more than 5% of our outstanding shares, each of Infodata’s directors, certain of our executive officers, and by all directors and executive officers as a group. Each person has sole voting and investment power with respect to such securities, unless otherwise specified below. A person is deemed to be a beneficial owner of a common share if that person has, or shares, the power to direct the vote or investment of the common share. Under applicable United States securities laws, a person is deemed to be a beneficial owner of a common share if such person has the right to acquire the share within 60 days (whether or not, in the case of a stock option, the current market price of the underlying common share is below the stock option exercise price).

Name of Beneficial Owner(1)	Position with Infodata	Amount and Nature of Beneficial Ownership	Percent of Class
Richard T. Bueschel	Chairman of the Board of	292,400(2)	5.30%
	Directors
Edwin A. Miller	President, CEO and Director	289,700(3)	5.23%
Alan S. Fisher	Director	570,648(4)	10.39%
Christine Hughes	Director	123,006(5)	2.25%
Robert M. Leopold	Director	249,607(6)	4.57%
Isaac M. Pollak	Director	277,183(7)	5.07%
M. Dendy Young	Director	26,730(8)	0.50%
Kenneth R. Thornton	Director	27,155(9)	0.51%

Troy W. Hartless	Senior VP-Chief Operating	54,050(10)	1.00%
	Officer
Norman F. Welsch	CFO and Corporate Secretary	81,887(10)	1.52%
Bruce A. Morton	VP-Professional Services	41,743(11)	0.78%
Robert. O. McClure	VP-Corporate Services	37,175(11)	0.69%
Lyall E. Vanatta	VP-Products	26,395(12)	0.49%
All directors and executive officers		2,097,679(13)	32.87%
as a group (13 persons)

(1)	The business address of Messrs. Bueschel, Fisher and Pollak is 13454 Sunrise Valley Drive, Herndon, Virginia 20171.

(2)	Includes 161,483 shares subject to presently exercisable stock options.

(3)	Includes 187,500 shares subject to presently exercisable stock options or stock options exercisable within 60 days.

(4)	Includes 429,075 shares owned by The Fisher Trust for which Mr. Fisher has sole voting and investment power. Includes 141,573 shares subject to presently exercisable stock options.

(5)	Includes 115,306 shares subject to presently exercisable stock options.

(6)	Includes 106,083 shares subject to presently exercisable stock options.

(7)	Includes 115,540shares subject to presently exercisable stock options.

(8)	Includes 11,530 shares subject to presently exercisable stock options.

(9)	Includes 17,155 shares subject to presently exercisable stock options.

(10)	Includes 49,376 shares subject to presently exercisable stock options.

(11)	Includes 26,251 shares subject to presently exercisable stock options or stock options exercisable within 60 days.

(12)	Includes 22,814 shares subject to presently exercisable stock options or stock options exercisable within 60 days.

(13)	Includes 1,030,238 shares subject to presently exercisable stock options or stock options exercisable within 60 days.

        The options referred to in the above note refer to all options regardless of their exercise prices. For information regarding those options with an exercise price below $1.15 per share, see “The Merger – Interests of Certain Persons in the Merger – Stock Options”

ADDITIONAL INFORMATION

Cautionary Statement Regarding Forward-Looking Statements

        This proxy statement contains certain forward-looking statements. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate” and other similar expressions generally identify forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based largely on Infodata’s current expectations and are subject to a number of risks and uncertainties. Infodata undertakes no obligation to revise the forward-looking statements publicly to reflect any future events or circumstances.

Other Matters

        We know of no other matter to be presented at the special meeting. However, if other matters should properly come before the special meeting, it is the intention of the persons named in the enclosed proxy to vote the proxy with respect to such matters in accordance with their best judgment.

Annual Report On Form 10-KSB And Where You Can Find More Information

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. A copy of our Annual Report on Form 10-KSB for the year ended December 31, 2004, which we previously filed with the SEC, accompanies this proxy statement. Such statement serves as our annual report to stockholders and does not constitute proxy soliciting material.

        You may read and copy any document we file at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain more information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet website located at http://www.sec.gov, which contains reports, proxy statements and other information regarding companies that file electronically with the SEC. Stockholders may also obtain a copy of our SEC filings by accessing our website at www.infodata.com.

        In addition, we incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement and before the date of the special meeting (excluding any current reports on Form 8-K to the extent disclosure is furnished and not filed). Those documents are considered to be a part of this proxy statement, effective as of the date they are filed. In the event of conflicting information between those documents and this proxy statement, the information in the latest filed document should be considered correct. You can obtain any of these filings from the SEC, through the SEC’s and our websites at the internet website addresses set forth above, or by requesting them in writing from us at Infodata Systems Inc., 13454 Sunrise Valley Drive, Suite 500, Herndon, VA 20171, Attn: Corporate Secretary.

Infodata Shareholder Proposals

        We do not currently expect to hold a 2005 annual meeting of shareholders, as Infodata will become a wholly-owned subsidiary of MBI if the proposed merger to be voted on at the special meeting is completed. At that point, we would no longer have public shareholders or any public participation in our shareholder meetings.

        If the proposed merger is not completed and a 2005 annual meeting of shareholders is held, shareholder proposals intended to be included in our proxy statement for such annual meeting would have to be submitted to us in writing and received by us at our corporate headquarters at 13454 Sunrise Valley Drive, Suite 500, Herndon, VA 20171, Attn: Corporate Secretary, within a reasonable time before we begin to print and mail our proxy materials relating to such meeting. Shareholder proposals must also meet the other requirements of the SEC’s rules relating to shareholder proposals.

BY ORDER OF THE BOARD OF DIRECTORS Norman F. Welsch Secretary

July ___, 2005

APPENDIX A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

MCDONALD BRADLEY, INC.

INFODATA ACQUISITION, INC.

AND

INFODATA SYSTEMS INC.

DATED AS OF JUNE 20, 2005

i

2.27	Opinion of the Financial Advisor	30
2.28	Disclosure	30
ARTICLE III	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	30
3.1	Organization and Qualification	30
3.2	Authority; Enforceability	31
3.3	No Conflict; Required Filings and Consents	31
3.4	Absence of Litigation	31
;3.5	Proxy Statement	32
3.6	Brokers	32
3.7	Merger Consideration	32
ARTICLE IV	CONDUCT OF BUSINESS PENDING THE MERGER	32
4.1	Conduct of Business by the Company Pending the Merger	32
4.2	Solicitation of Other Proposals	35
ARTICLE V	ADDITIONAL AGREEMENTS	37
5.1	Proxy Statement	37
5.2	Company Stockholders' Meeting	38
5.3	Access to Information; Confidentiality	40
5.4	Reasonable Best Efforts; Further Assurances	40
5.5	Employee Benefits	42
5.6	Notification of Certain Matters	42
5.7	Public Announcements	43
5.8	Takeover Laws	43
5.9	Indemnification; Directors and Officer Insurance	44
5.10	Voting Agreement	44
5.11	Termination of Registration Rights	45
ARTICLE VI	CONDITIONS OF MERGER	45
6.1	Conditions to Obligation of Each Party to Effect the Merger	45
6.2	Additional Conditions to Obligations of Parent and Merger Sub.	45
6.3	Additional Conditions to Obligations of the Company	48
ARTICLE VII	TERMINATION, AMENDMENT AND WAIVER	48
7.1	Termination	48
7.2	Effect of Termination	50
7.3	Fees and Expenses	50
7.4	Amendment	53
7.5	Waiver	54

ARTICLE VIII	GENERAL PROVISIONS	54
8.1	Survival of Representations and Warranties	54
8.2	Notices	54
8.3	Disclosure Schedules	55
8.4	Certain Definitions	55
8.5	Interpretations	61
8.6	Severability	62
8.7	Entire Agreement	62
8.8	Assignment	62
8.9	Parties in Interest	62
8.10	Failure or Indulgence Not Waiver; Remedies Cumulative	62
8.11	Governing Law; Enforcement	62
8.12	Counterparts	63

EXHIBITS

Exhibit A	Form of Voting Agreement
Exhibit B	Articles of Merger
Exhibit C	Form of the Surviving Corporation's Articles of Incorporation
Exhibit D	Form of the Surviving Corporation's Bylaws
Exhibit E	Amended Indemnification Agreements (ss.5.9(A))
Exhibit F	New Employment or Severance Agreements (ss.6.2(F)(1))

COMPANY DISCLOSURE SCHEDULE

ss.2.1 (B)
ss.2.3 (A)
ss.2.3 (B)
ss.2.3 (B)
ss.2.6 (A)
ss.2.6 (B)
ss.2.7 (A)
ss.2.8 (A)
ss.2.9 (A)
ss.2.10 (C)
ss.2.11 (A)
ss.2.11 (B)
ss.2.12
ss.2.13
ss.2.14 (A), (J) & (K)
ss.2.15 (A), (C) & (E)
ss.2.17
ss.2.18 (A)
ss.2.18 (B)
ss.2.19 (F) & (J)
ss.2.21 (B), (C), (D) (E) & (F)

ss.2.22 ss.2.24 ss.2.26 ss.4.1 (O)

PARENT DISCLOSURE SCHEDULE

ss.6.2(F)

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER, dated as of June 20, 2005 (the “Agreement”), among MCDONALD BRADLEY, INC., a Virginia corporation (“Parent”), INFODATA ACQUISITION, INC., a Virginia corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and INFODATA SYSTEMS INC., a Virginia corporation (the “Company”).

        WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each determined that it is desirable and in the best interests of each of them and their respective shareholders for Parent to acquire the Company upon the terms and subject to the conditions set forth herein;

        WHEREAS, in furtherance of such acquisition, (x) the Boards of Directors of Parent, Merger Sub and the Company have each adopted, approved and declared advisable the merger (the “Merger”) of Merger Sub with and into the Company, in accordance with the Virginia Stock Corporation Act, as amended, of the Commonwealth of Virginia (the “VSCA”) and subject to the conditions set forth herein, which Merger will result in, among other things, the Company becoming a wholly owned subsidiary of Parent and (y) the Boards of Directors of Merger Sub and the Company have recommended approval of the Merger and this Agreement, including the related Plan of Merger (as defined below), by their respective shareholders;

        WHEREAS, as a condition to the willingness of, and an inducement to, Parent and Merger Sub to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, certain holders of Company Common Stock (as defined herein) are entering into a Voting Agreement dated as of the date hereof (the “Voting Agreement”) in the form of Exhibit A attached hereto, providing for certain actions relating to the transactions contemplated by this Agreement; and

        WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

        NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

        1.1 The Merger. At the Effective Time (as defined in Section 1.3) and subject to and upon the terms and conditions of this Agreement and the VSCA, (a) Merger Sub shall merge with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease, (b) the Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and shall continue to be governed by Virginia law as a wholly owned subsidiary of Parent and (c) the separate corporate existence of the Company with all of its assets, property rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in this Article I.

        1.2 Closing. Unless this Agreement shall have been terminated and the transactions contemplated by this Agreement abandoned pursuant to the provisions of Article VII, and subject to the provisions of Article VI, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. (Eastern time) on a date (the “Closing Date”) to be mutually agreed upon by the parties, which date shall be no later than the third Business Day after all the conditions set forth in Article VI shall have been satisfied (or waived in accordance with Section 7.5, to the extent the same may be waived), unless another time and/or date is agreed by the parties hereto. The Closing shall take place at the offices of Brett L. Antonides, P.C., 2250 Corporate Park Drive, Suite 501, Herndon, VA 20171, or such other place as the parties hereto otherwise agree.

        1.3 Effective Time. As promptly as practicable after the satisfaction or, to the extent permitted hereunder, waiver of the conditions set forth in Article VI, the parties hereto shall cause the Merger to be consummated by (i) executing and filing on the Closing Date articles of merger (the “Articles of Merger”) meeting the requirements of Section 13.1-720 of the VSCA in the form attached hereto as Exhibit B, together with a copy of this Agreement and Plan of Merger (the “Plan of Merger”) meeting the requirements of Section 13.1-716 of the VSCA, and (ii) making such other filings and taking such other actions as may be required by law to make the Merger effective. The Merger shall become effective upon the issuance of a certificate of merger by the State Corporation Commission of the Commonwealth of Virginia in accordance with the VSCA or at such later date and time as the parties hereto shall have agreed upon and designated in the Articles of Merger as the effective time of the Merger (the “Effective Time”).

        1.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the VSCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the assets, property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

        1.5 Articles of Incorporation; Bylaws. Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time and without any further action on the part of the parties hereto, (a) the Articles of Incorporation of the Surviving Corporation shall be amended to read in its entirety as set forth in Exhibit C attached hereto until thereafter amended as provided by the VSCA and (b) the Bylaws of Merger Sub as set forth in its entirety as Exhibit D attached hereto shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by the VSCA.

        1.6 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall become the directors of the Surviving Corporation at the Effective Time, by virtue of the Merger and without any action on the part of the parties hereto or their shareholders, each to hold office in accordance with the Articles of Incorporation and the Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Articles of Incorporation and Bylaws. The officers of the Merger Sub immediately prior to the Effective Time shall become the officers of the Surviving Corporation at the Effective Time, by virtue of the Merger and without any action on the part of the parties hereto.

        1.7 Conversion of Company Common Stock, Etc. At the Effective Time, by virtue of the Merger and without any action on the part of the parties hereto or the holders of the following securities (except as provided in Section 1.8 hereof):

            (a) The price to be paid by Parent for all shares of Common Stock, par value $0.03 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of the Company Common Stock to be canceled pursuant to Section 1.7(c) and subject to Section 1.9) and all shares of Company Common Stock subject to being issued pursuant to a Stock Option (as defined in Section 1.8) (hereafter collectively referred to as the “Outstanding Shares”) will be up to Seven Million Four Hundred Thirty-Five Thousand and 00/100 Dollars ($7,435,000.00), subject to certain adjustments as expressly provided in Section 6.2(g) and/or Section 7.3(b)(3) of this Agreement, which shall be paid in cash by Parent in accordance with this Agreement on a per share basis (the “Merger Consideration”) as follows: (i) $1.15 per share for each Outstanding Share issued and outstanding plus (ii) $1.15 per share for each share of Company Common Stock subject to being issued pursuant to a Stock Option (as defined in Section 1.8) with an exercise price per share less than or equal to $1.15, from which shall then be subtracted the exercise price per share of such Stock Option, with such result being multiplied by the number of shares of Company Common Stock subject to being issued pursuant to such Stock Option (all as contemplated by Section 1.8(a) below). Notwithstanding any other provision of this Agreement, after giving effect to maximum adjustments that may occur under Section 6.2(g) and Section 7.3(b)(3) of this Agreement, the per share Merger Consideration shall be no less than $1.09 per share and no more than $1.20 per share. Each Outstanding Share that is properly tendered in accordance with Section 1.10 shall be converted automatically into the right to receive an amount per share in cash equal to the Merger Consideration.

            (b) Each share of Company Common Stock, if any, owned by Parent or Merger Sub, in each case immediately prior to the Effective Time, shall be canceled and extinguished without any conversion thereof and no payment or distribution shall be made with respect thereto.

            (c) Each share of the Company Common Stock held in the treasury of the Company or held by any Subsidiary of the Company immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and retired and will cease to exist. For purposes of this Section 1.7(d), shares of Company Common Stock owned beneficially or held of record by any plan, program or arrangement sponsored or maintained for the benefit of any current or former employee of the Company or any of its Subsidiaries will not be deemed to be held by the Company or any such Subsidiary, regardless of whether the Company or any such Subsidiary has the power, directly or indirectly, to vote or control the disposition of such shares.

            (d) Each share of Common Stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be automatically converted, at the Effective Time, into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation and shall, immediately after the Effective Time, constitute all of the issued and outstanding capital stock of the Surviving Corporation. As of the Effective Time, each stock certificate of Merger Sub evidencing ownership of any shares of Merger Sub Common Stock shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

        1.8 Stock Option Plan and Company Stock Purchase Plan.

            (a) The Company will take all necessary actions to cause each option to purchase shares of Company Common Stock (each, a “Stock Option”) granted under the Company’s 1995 Stock Option Plan (the “Company Option Plan”) or any other stock option plan, program, agreement or arrangement of the Company or any of its Subsidiaries (collectively, the “Stock Plans”) which is outstanding and unexercised immediately prior to the Effective Time, whether vested or unvested, to be cancelled as of the Effective Time and, if such option has an exercise price equal to or less than the per share Merger Consideration set forth in Section 1.7 above, such option shall be automatically converted as of the Effective Time into a right to receive in cash, pursuant to Section 1.10 hereof, from the Parent an amount equal to the product of (a) the excess, if any, of the per share Merger Consideration over the exercise price per share of Company Common Stock subject to being issued pursuant to such Stock Option and (b) the number of shares of Company Common Stock subject to be issued pursuant to such Stock Option (after giving effect to the acceleration of vesting associated with the Merger).

            (b) Pursuant to the terms of the Company’s 1997 Employee Stock Purchase Plan (the “Company Purchase Plan”), the purchase date of the current offering period under the Company Purchase Plan shall occur on July 1, 2005, and each participant in the Company Purchase Plan, who has not withdrawn from that offering period or has not terminated prior to such date, shall automatically acquire, pursuant to the exercise of such participant’s purchase right, shares of the Company Common Stock as provided in the Company Purchase Plan, each of which shares shall, by virtue of the Merger and without any action on the part of the participant, be converted into the right to receive the Merger Consideration pursuant to Section 1.7 at the Effective Time. Effective July 1, 2005 and thereafter, the Company Purchase Plan will be suspended, with proper notice provided to employees. Prior to the Effective Time, the Company shall take all actions necessary, including obtaining all required consents, such that any cash balance remaining in any Company Purchase Plan participant’s account following such purchase date of July 1, 2005 shall be paid to such participant immediately prior to the Effective Time. At or prior to the Effective Time, the Company shall terminate the Company Purchase Plan, and neither the Parent nor the Surviving Corporation shall assume the Company’s obligations under the Company Purchase Plan. All purchase rights under the Company Purchase Plan not exercised prior to the Closing Date shall terminate and cease to be outstanding as of the Closing Date.

            (c) The Company and its Board of Directors shall promptly take all actions necessary to ensure that following the Effective Time no holder of any warrant, options or other rights pursuant to, nor any participant in or party to, the Company Option Plan, the Company Purchase Plan, or any Stock Plan (collectively, the “Employee Plans”) or other plan, program, arrangement, agreement or other commitment providing for the issuance or grant of any interest in respect of the capital stock of the Company or any Subsidiary of the Company will have any rights thereunder to acquire equity securities, or any right to payment in respect of the equity securities, of Parent, the Company, or the Surviving Corporation or any of their Subsidiaries, except as provided herein.

(d) No additional Stock Options or other equity-based awards or other rights to acquire Company Common Stock will be granted pursuant to the Stock Plans, the Company Purchase Plan or otherwise after the date of this Agreement.

        1.9 Adjustments

            (a) Without limiting any other provision of this Agreement, the Merger Consideration shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock occurring after the date hereof and prior to the Effective Time.

            (b) The Merger Consideration shall also be adjusted for other amounts, if any, specifically identified in this Agreement.

        1.10 Surrender of Certificates.

            (a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company to act as the Paying Agent in the Merger.

            (b) Parent to Provide Merger Consideration. When and as needed, Parent shall make available to the Paying Agent for payment in accordance with this Article I, through such reasonable procedures as Parent may adopt, a sufficient amount of cash to be paid pursuant to Section 1.7.

            (c) Surrender Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates (the “Certificates”) that represented as of the Effective Time outstanding shares of Company Common Stock to be surrendered pursuant to Section 1.7, and to each holder of a Stock Option or uncertificated shares entitled to receive a portion of the Merger Consideration pursuant to Section 1.8, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and instructions for use in effecting the surrender of the Certificates and/or receiving Merger Consideration relating to a Stock Option or other rights under Section 1.8, in exchange for cash in the amount equal to the Merger Consideration. Upon surrender of a Certificate to the Exchange Agent (excluding options and uncertificated shares referenced in Section 1.8), together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate and the holder of a Stock Option or uncertificated shares entitled to receive a portion of the Merger Consideration pursuant to Section 1.8, shall be entitled to receive in exchange therefor payment which such holder has the right to receive pursuant to Sections 1.7 and/or 1.8, after giving effect to any required Tax (as defined herein) withholdings, and the Certificate, if any, so surrendered shall forthwith be canceled. At any time following six (6) months after the Effective Time, all or any portion of the cash deposited with or made available to the Paying Agent pursuant to Section 1.10(b), which remains undistributed to the holders of the Certificates representing shares of Company Common Stock and/or the holders of Stock Options or uncertificated shares entitled to receive a portion of the Merger Consideration pursuant to Section 1.8, shall be delivered to Parent upon demand, and thereafter such holders of unexchanged shares of Company Common Stock and/or the holders of Stock Options or uncertificated shares entitled to receive a portion of the Merger Consideration pursuant to Section 1.8 shall be entitled to look only to Parent (subject to abandoned property, escheat or other similar laws) with respect to payment of Merger Consideration prior to the expiration of the two-year period set forth in Section 1.10(g).

            (d) Transfers of Ownership. If any Merger Consideration is to be paid to any Person other than the Person in whose name the Certificate surrendered in exchange therefor is registered, it will be a condition of such payment that (i) the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and accompanied by all other documents required to evidence and effect such transfer and (ii) either (x) the Person requesting such payment will have paid any Taxes required by reason of the payment of the Merger Consideration in a name other than the name of the registered holder of the Certificate surrendered or (y) established to the satisfaction of Parent, or any agent designated by Parent, that such Tax has been paid or is not applicable.

            (e) No Liability. Notwithstanding anything to the contrary in this Agreement, none of the Paying Agent, the Parent, the Merger Sub or the Surviving Corporation shall be liable to a holder of a Certificate and/or the holder of a Stock Option or uncertificated shares entitled to receive a portion of the Merger Consideration pursuant to Section 1.8 for any portion of the Merger Consideration (or any other amount due, if any) that was properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

            (f) Withholding of Tax. Parent or the Paying Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock and/or the holder of a Stock Option or uncertificated shares entitled to receive a portion of the Merger Consideration pursuant to Section 1.8 such amounts as Parent (or any Affiliate thereof) or the Paying Agent shall determine in good faith they are required to deduct and withhold with respect to the making of such payment under the Code (as defined herein), or any provision of federal, state, local or foreign Tax Law. To the extent that amounts are so withheld by Parent or the Paying Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock and/or the holder of a Stock Option or uncertificated shares entitled to receive a portion of the Merger Consideration pursuant to Section 1.8 in respect of whom such deduction and withholding were made by Parent.

            (g) Unclaimed Shares. Any portion of the Merger Consideration made available to the Paying Agent pursuant to Sections 1.7(b) and/or 1.8 and/or thereafter held by Parent pursuant to Section 1.10(c) which remain unclaimed by the person entitled to such payment two (2) years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become the property of any Governmental Authority) shall, to the extent permitted by law, become the property of the Parent free and clear of any claims or interest of any Person previously entitled thereto.

        1.11 Further Ownership Rights in Company Common Stock. The Merger Consideration paid upon the surrender of Company Common Stock and/or pursuant to Section 1.8 in accordance with the terms of this Article I shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Common Stock, and/or Stock Option. At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Surviving Corporation. From and after the Effective Time, the holders of Certificates evidencing ownership of shares of Company Common Stock shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided for herein. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in, and subject to the terms of, this Article I.

        1.12 Lost, Stolen or Destroyed Certificates. In the event any Certificate evidencing Company Common Stock shall have been lost, stolen or destroyed, the Paying Agent shall pay in exchange for such lost, stolen or destroyed Certificate, upon the making of an affidavit of that fact by the holder thereof, such portion of the Merger Consideration required pursuant hereto; provided, however, that Parent may, in its discretion and as a condition precedent to the payment thereof, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Paying Agent with respect to the Certificate alleged to have been lost, stolen or destroyed.

        1.13 Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record of otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, contracts, properties or assets of either the Company or Merger Sub or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Company or Merger Sub, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its rights, title or interest in, to or under any of the rights, privileges, powers, franchises, contracts, properties or assets of the Company or Merger Sub, as applicable, and otherwise to carry out the purposes of this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company hereby represents and warrants to Parent and Merger Sub as follows:

        2.1 Organization and Qualification; Subsidiaries.

            (a) The Company is a corporation duly organized, validly existing and in good standing under Virginia law. The Company has all the requisite corporate power and authority, and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, waivers, qualifications, certificates, Orders (as defined herein) and approvals (collectively, “Approvals”) necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so qualified, existing and in good standing or to have such power, authority and Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined herein). The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

            (b) Section 2.1(b) of the Company Disclosure Schedule (as defined herein) sets forth, as of the date hereof, a true and complete list of (i) all of the Company’s Subsidiaries, (ii) the jurisdiction of incorporation or organization of each Subsidiary, (iii) the percentage of each Subsidiary’s outstanding capital stock or other equity or other interest owned by the Company or another Subsidiary of the Company and

(iv) all other registered or beneficial holders or owners of such capital stock or other equity or other interests of each Subsidiary. Except as set forth in Section 2.1(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, directly or indirectly, any equity or similar interest in, any Person.

            (c) Each Subsidiary of the Company is a legal entity, duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization and has all the requisite power and authority, and is in possession of all Approvals necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so qualified, existing and in good standing or to have such power, authority and Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Subsidiary. Each Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

        2.2 Articles of Incorporation and Bylaws. The Company has heretofore furnished to Parent a true, accurate and complete copy of each of its and each of its Subsidiaries’ (a) Articles or Certificate of Incorporation and Bylaws or equivalent organizational documents, as amended or restated to the date hereof, (b) all the existing written consents and minutes of the meetings of its Board of Directors (or equivalent) and each committee of its Board of Directors (or equivalent) held since January 1, 2000 and (c) all the existing written consents and minutes of the meetings of its equity holders held since January 1, 2000. Such Articles or Certificate of Incorporation and Bylaws and equivalent organizational documents of the Company and each of its Subsidiaries are in full force and effect, and no other organizational documents are applicable to or binding upon the Company or its Subsidiaries.

        2.3 Capitalization.

            (a) The authorized capital of the Company consists of 12,000,000 shares of Company Common Stock and 340,000 shares of preferred stock, par value $1.00 per share (the “Company Preferred Stock”). As of June 8, 2005, (i) 5,330,382 shares of Company Common Stock were issued and outstanding; (ii) no shares of Company Preferred Stock were issued or outstanding; (iii) no shares of Company Common Stock were held in the treasury of the Company; (iv) no shares of Company Common Stock were held by any Subsidiary of the Company; (v) 2,013,247 shares of Company Common Stock were duly reserved for future issuance pursuant to employee stock options granted pursuant to the Company Option Plan, options granted to directors of he Company under the 1997 Stock Option Plan and options granted to members of the former board of advisors of the Company (the “Outstanding Options”); (vi) 1,128,753 of the Outstanding Options have an exercise price less than or equal to $1.15 per share; and (vii) 84,542 shares of Company Common Stock were duly reserved for future issuance pursuant to the Company Purchase Plan, of which 21,500 shares are estimated to be issued effective as of July 1, 2005. None of the outstanding shares of Company Common Stock are subject to, nor were they issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right. Except as set forth above and in Section 2.3(a) of the Company Disclosure Schedule, no shares of voting or non-voting capital stock, other equity interests, or other voting securities of the Company were issued, reserved for issuance or outstanding. Section 2.3(a) of the Company Disclosure Schedule lists all outstanding options, warrants, calls, rights, convertible or exchangeable securities, commitments, agreements, arrangements or undertakings of any kind (contingent or otherwise) (collectively, “Rights”) to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or obligating the Company to issue, grant, extend or enter into any such Right, and the record holder thereof and the exercise prices thereof; and, except as described in Section 2.3(a) of the Company Disclosure Schedule, all such Rights were granted under the Company Option Plan and/or the Company Purchase Plan. All outstanding shares of capital stock of the Company are, and all Company shares which may be issued upon the exercise of any Right will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to any kind of preemptive (or similar) rights. There are no bonds, debentures, notes or other indebtedness of the Company with voting rights (or convertible into, or exchangeable for, securities with voting rights) on any matters on which stockholders of the Company may vote.

            (b) Section 2.3(b) of the Company Disclosure Schedule sets forth the number of authorized and outstanding shares of capital stock, and ownership thereof, of each of the Company’s Subsidiaries. All of the outstanding shares of capital stock of each of the Company’s Subsidiaries have been duly authorized, validly issued, fully paid and nonassessable, are not subject to, and were not issued in violation of, any preemptive (or similar) rights, and are owned, of record and beneficially, by the Company or one of its direct or indirect Subsidiaries, free and clear of all Liens whatsoever. Except as set forth in Section 2.3(b) of the Company Disclosure Schedule, there are no restrictions of any kind which prevent the payment of dividends by any of the Company’s Subsidiaries, and neither the Company nor any of its Subsidiaries is subject to any obligation or requirement to provide funds for or to make any investment (in the form of a loan or capital contribution) to or in any Person (as defined herein). Except as set forth in Section 2.3(b) of the Company Disclosure Schedule, there are no Rights to which any Company Subsidiary is a party or by which it is bound obligating such Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities or obligating such Subsidiary to issue, grant, extend or enter into any such Right.

            (c) Except as described in Section 2.3(c) of the Company Disclosure Schedule, as of the date hereof, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock (or Rights to acquire any such shares) of the Company or its Subsidiaries. Except as described in Section 2.3(c) of the Company Disclosure Schedule, there are no stock-appreciation rights, stock-based performance units, “phantom” stock rights or other agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, stock price performance or other attribute of the Company or any of its Subsidiaries or assets or calculated in accordance therewith (other than ordinary course payments or commissions to sales representatives of the Company based upon revenues generated by them without augmentation as a result of the transactions contemplated hereby) (collectively, “Stock-Based Rights”) or to cause the Company or any of its Subsidiaries to file a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), or which otherwise relate to the registration of any securities of the Company. Except as set forth in Section 2.3(c) of the Company Disclosure Schedule or the Voting Agreement, there are no voting trusts, proxies or other agreements, commitments or understandings of any character to which the Company or any of its Subsidiaries or, to the Knowledge (as defined herein) of the Company, any of the Company’s stockholders is a party or by which any of them is bound with respect to the issuance, holding, acquisition, voting or disposition of any shares of capital stock of the Company or any of its Subsidiaries (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights). There are no registration rights or other agreements or understandings to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any capital stock of the Company or any of its Subsidiaries.

            (d) The Board of Directors of the Company has not declared any dividend or distribution with respect to the Company Common Stock the record or payment date for which is on or after the date of this Agreement.

        2.4 Authority; Enforceability. The Company has all necessary corporate power and authority to execute and deliver this Agreement, each of the Related Agreements (as defined in Section 6.2(e) below) to which it is a party, and each instrument required to be executed and delivered by it at the Closing, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and each Related Agreement to which it is a party, the performance of its obligations hereunder and thereunder, and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly and validly authorized by all corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or any Related Agreement to which it is a party or to consummate the transactions so contemplated herein or therein (other than, with respect to the Merger, the approval and authorization of the Merger and this Agreement by votes of the holders of more than two-thirds of all of the outstanding Company Common Stock in accordance with the VSCA and the Company’s Articles of Incorporation and Bylaws). Each of this Agreement and Related Agreements to which it is a party has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

        2.5 Required Vote. As of the date hereof and, except as permitted by Section 5.2(c), as of the Effective Time, the Board of Directors of the Company has, at a meeting duly called and held, unanimously (i) adopted, approved and declared advisable this Agreement and each Related Agreement to which the Company is a party, (ii) determined that the transactions contemplated hereby and thereby are advisable, fair to and in the best interests of the holders of Company Common Stock, (iii) recommended adoption of this Agreement, the Merger, the Related Agreements to which the Company is a party and the other transactions contemplated hereby and thereby to the shareholders of the Company and (iv) directed that this Agreement be submitted to the shareholders of the Company for their approval and authorization. The Board of Directors has not withdrawn, rescinded or modified such approval, determination, recommendation or direction. The affirmative vote of more than two-thirds of all outstanding shares of Company Common Stock is the only vote of the holders of any class or series of capital stock of the Company necessary to approve and authorize this Agreement, the Merger, the Related Agreements and the other transactions contemplated hereby and thereby. As of July 11, 2005, the holders of the Company Common Stock that are parties to the Voting Agreement own of record and have the right to vote, in the aggregate, at least 25% of the total issued and outstanding Company Common Stock.

        2.6 No Conflict; Required Filings and Consents.

            (a) Neither the execution, delivery or performance by the Company of this Agreement, the Related Agreements to which it is a party or any instrument required by this Agreement to be executed and delivered by the Company or any of its Subsidiaries at the Closing, nor the consummation of the transactions contemplated hereby or thereby do or will (with or without notice or lapse of time) (i) conflict with or violate the Articles or Certificate of Incorporation or Bylaws or equivalent organizational documents of the Company or any of its Subsidiaries, (ii) conflict with or violate any Law or Order in each case applicable to the Company or any of its Subsidiaries or by which its or any of their respective properties or assets is bound or affected, or (iii) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company’s or any of its Subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (as defined herein) on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, Contract (as defined herein), permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties or assets is bound or affected, except (A) as set forth in Section 2.6(a) of the Company Disclosure Schedule or (B) in the case of clause (ii) or (iii) above, for any such conflicts, breaches, violations, defaults or other occurrences that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

            (b) Neither the execution, delivery or performance by the Company of this Agreement, the Related Agreements to which it is a party or any instrument required by this Agreement to be executed and delivered by the Company or any of its Subsidiaries at the Closing nor the consummation of the transactions contemplated hereby or thereby, does or will require the Company or any of its Subsidiaries to, except as set forth in Section 2.6(b) of the Company Disclosure Schedule, obtain any Approval of any Person or Approval of, observe any waiting period imposed by, or make any filing with or notification to, any Governmental Authority, (as defined herein), domestic or foreign, except for (A) compliance with applicable requirements of the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or Foreign Competition Laws, (as defined herein), (B) the filing of the Articles of Merger in accordance with the VSCA or (C) where the failure to obtain such Approvals, or to make such filings or notifications, could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

        2.7 Material Agreements.

            (a) Section 2.7 of the Company Disclosure Schedule sets forth an accurate and complete list of each Material Agreement (other than items listed in Section 2.8 of the Company Disclosure Schedule, which items the Parties agree need not also be disclosed in Section 2.7 of the Company Disclosure Schedule). No Material Agreement (as defined herein) has been breached or cancelled by the other party, and the Company has no Knowledge of any anticipated breach by any other party to any Material Agreement (with or without notice or lapse of time). Each of the Company and each Subsidiary of the Company have performed all the obligations required to be performed by it as of the time required for such performance in connection with the Material Agreements and is not in default under or in breach of any Material Agreement, and no event has occurred which with the passage of time or the giving of notice or both would result in a default or breach thereunder. Neither the Company nor any Subsidiary of the Company has any present expectation or intention of not fully performing any obligation pursuant to any Material Agreement. Each Material Agreement is legal, valid, binding, enforceable and in full force and effect and shall continue as such following the consummation of the transactions contemplated hereby. Except as set forth in Section 2.7 of the Company Disclosure Schedule, no Material Agreement obligates the Company or any Subsidiary to process, manufacture or deliver products or perform services that shall result in a loss (using the Company’s 2005 target rates) to the Company or such Subsidiary of the Company upon completion of performance.

            (b) The Company has provided or made available to the Parent with a true and correct copy of all written Material Agreements which are required to be disclosed on Section 2.7 of the Company Disclosure Schedule, in each case together with all amendments, waivers or any other changes thereto (all of which are disclosed on Section 2.7 of the Company Disclosure Schedule). Section 2.7 of the Company Disclosure Schedule contains an accurate and complete description of all material terms of all oral Material Agreements.

        2.8 Government Contracts.

            (a) Section 2.8 of the Company Disclosure Schedule lists all Government Contracts (as defined herein), and consists of the information contained in the Deltek Job Status Reports, and lists all Government Bids (as defined herein), and shall also, for all active Government Contracts, include the name and number of the applicable solicitation name and number for the Government Bid; the name of the other contracting party; the name of the Government Authority that is the customer (if different from the contracting party); for task orders and delivery orders, the name and number of the Government Contract (including any blanket purchase agreement) under which the Government Bid was submitted; the date the Government Contract was awarded; and the scheduled end date of the Government Contract. Except as set forth on Section 2.8 of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company has entered into any Government Contract or submitted any outstanding Government Bid. True, accurate and complete copies of all Government Contracts and outstanding Government Bids have been made available for inspection by Parent prior to the date hereof. All Government Contracts constitute valid and binding obligations of the Company or a Subsidiary of the Company and of the other party or parties thereto, and are fully enforceable in accordance with their terms.

            (b) Section 2.8 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, for each Government Contract, each project with a firm order whereby the contractual value of work not yet performed (funded or unfunded) exceeds $50,000; the contractual value of such work not yet performed thereunder as of such date; and any dollar amounts included that are not yet funded.

            (c) With respect to each Government Contract or Government Bid, (i) the Company or a Subsidiary of the Company has complied with all terms and conditions of such Government Contract, including all clauses, provisions and requirements incorporated expressly, by reference or by operation of law therein, (ii) the Company or a Subsidiary of the Company has complied with all requirements of all Laws pertaining to such Government Contract, (iii) all representations and certifications executed by the Company or a Subsidiary of the Company pertaining to such Government Contract or Government Bid were complete and correct as of their effective date and the Company or a Subsidiary of the Company has complied with all representations and certifications, (iv) neither the Company nor any Subsidiary of the Company has submitted any inaccurate, untruthful or misleading cost or pricing data, certification, bid, proposal, report, invoice, claim, or other information to a Government Authority, prime contractor, subcontractor, vendor or any other Person relating to any Government Contract or Government Bid, (v) neither a Government Authority nor any prime contractor, subcontractor, or any other Person has notified the Company or any Subsidiary of the Company, either in writing or orally, that the Company or any Subsidiary of the Company has breached or violated any Law, certification, representation, clause, provision or requirement pertaining to such Government Contract or Government Bid, (vi) a cancellation, termination for convenience, termination for default, suspension, stop work order, cure notice, or show cause notice is neither currently in effect nor does the Company have Knowledge that such action is being proposed or threatened, pertaining to such Government Contract, (vii) no cost claimed or proposed by the Company or any Subsidiary of the Company pertaining to any Government Contract or Government Bid is the subject of any audit or investigation nor does the Company have Knowledge that any such audit or investigation has been threatened, (viii) the Company has no information that any option with respect to such Government Contract will not be exercised or that any Government Contract will be terminated, cancelled, or will otherwise come to an end prior to the end of its stated term (including all option periods), (ix) there are no pending recommendations (draft or final) by any Government Authority auditor of which the Company has Knowledge to the effect that any cost claimed by the Company or any Subsidiary of the Company is unallowable, and (x) [the Company reasonably believes that] all amounts previously charged to or presently carried as chargeable to any cost-reimbursable Government Contract are allowable pursuant to 48 C.F.R. Part 31. Neither the Company nor any Subsidiary of the Company is in receipt or possession of any competitor or Government Authority’s proprietary or procurement sensitive information under circumstances where there is reason to believe that such receipt or possession is unlawful or unauthorized. Neither the Company nor any Subsidiary of the Company has misused or disclosed any classified information or any records subject to the Privacy Act (5 U.S.C. § 552a).

            (d) Neither the Company nor any Subsidiary nor any of their respective directors, officers, employees, consultants or agents is or has, during the past five (5) years, been under administrative, civil or criminal investigation, indictment or information by any Government Authority or subject to any audit or to the Company’s Knowledge investigation with respect to any alleged act or omission arising under or relating to any Government Contract or Government Bid. During the past five (5) years, neither the Company nor any Subsidiary of the Company has conducted or initiated any internal investigation or made a voluntary disclosure to any Government Authority with respect to any alleged act or omission arising under or relating to a Government Contract or Government Bid.

            (e) Section 2.8 of the Company Disclosure Schedule lists each draft and final audit report received by the Company or any Subsidiary of the Company during the past five (5) years with respect to the audit by any Government Authority of any Government Contract or of any indirect cost, other cost or cost accounting practice of the Company or any Subsidiary of the Company. The Company has made available to the Parent correct and complete copies of each such report.

            (f) Except as set forth in Section 2.8 of the Company Disclosure Schedule, there exist (i) no outstanding claims against the Company or any Subsidiary of the Company, either by any Government Authority or by any prime contractor, subcontractor, vendor or other Person, arising under or relating to any Government Contract or Government Bid, (ii) no delivery or performance problems with respect to any Government Contract, (iii) no claims or disputes between the Company (or any Subsidiary of the Company) and any Government Authority or between the Company (or any Subsidiary of the Company) and any prime contractor, subcontractor, vendor, or other Person, arising under or relating to any Government Contract or Government Bid, (iv) no circumstances in which the Company (or any Subsidiary of the Company) or any other party to a Government Contract has terminated, cancelled or waived any material term or condition of any Government Contract, (v) no projected cost overruns on any of the Government Contracts, (vi) no circumstances in which the Company or any Subsidiary of the Company has an interest in any pending or potential claim against any Government Authority or any prime contractor, subcontractor or vendor arising under or relating to any Government Contract or Government Bid, and (vii) no violations of the Anti-Deficiency Act (31 U.S.C. § 1341)pertaining to any Government Contract.

            (g) No money due to the Company or any Subsidiary of the Company pertaining to any Government Contract has been withheld or set off nor does the Company have Knowledge of any claim to withhold or set off money, and the Company or a Subsidiary of the Company is entitled to all progress payments received with respect thereto, and neither the Company nor any Subsidiary of the Company has received or expects to receive any requests with respect to any Government Contract for equitable adjustment.

            (h) Neither the Company nor any Subsidiary of the Company has been disqualified, debarred, or suspended from participation in the award of contracts with the Government or any Government Authority (excluding for this purpose ineligibility to bid on certain contracts due to generally applicable bidding requirements) nor are there facts or circumstances to the Knowledge of the Company and its Subsidiaries that would warrant the institution of disqualification, suspension, or debarment proceedings or the finding of nonresponsibility or ineligibility on the part of the Company or any Subsidiary of the Company or any of their respective directors, officers or employees.

            (i) The Company’s and each of its Subsidiary’s cost accounting, estimating proposal and indirect rate proposal, confidential and classified information access and maintenance, time-keeping and labor charging, wage classification and Fair Labor Standards Act exemption, and procurement systems and the associated entries reflected in the Company’s consolidated financial statements with respect to the Government Contracts and Government Bids, are in compliance in all material respects with all applicable Laws and Government Contract provisions, including, without limitation, applicable cost principles and applicable cost accounting standards.

            (j) Section 2.8 of the Company Disclosure Schedule contains a complete and correct list of all government-owned property at the Company’s and each of its Subsidiary’s facilities, including tooling and test equipment, provided under, necessary to perform the obligations under, or for which the Company or any Subsidiary of the Company is accountable under, any of the Government Contracts. All such government-owned equipment is administered, maintained, identified, tracked, used, managed, accounted for and disposed of by the Company in accordance with a government-approved property management system and is in the condition described therein.

            (k) The Company has delivered or made available to the Parent copies of all written negative past performance evaluations, comments or reviews by any Government Authority or any other Person in connection with any Government Contract , which copies were received by or made accessible to the Company within the last three (3) years.

            (l) Each employee, agent, consultant, or representative of the Company and all Subsidiaries of the Company required to possess a Government security clearance (“Security Clearance”) to engage in the performance of any Government Contract currently possesses a valid Security Clearance, has not, to the Knowledge of the Company, taken any action which would result in the termination of, and has taken all actions necessary to maintain the effectiveness of, such valid Security Clearance, and has possessed such Security Clearance since the date it was required.

            (m) Except as set forth in Section 2.8 of the Company Disclosure Schedule, none of the Company’s or any Company Subsidiary’s current Government Contracts was based in part on the Company’s or such Subsidiary’s status as a small business (including without limitation, a small disadvantaged business (“SDB”), a woman-owned small business (“WOSB”), or a Small Business Administration (“SBA”) Section 8(a) program participant). Neither the Company nor any Subsidiary of the Company is claiming eligibility as a small business, including eligibility as an SDB, a WOSB or SBA Section 8(a) Program participant, with respect to any pending Government Bid. Neither the Company nor any Subsidiary of the Company has ever been the subject of an SBA certificate of competency, size determination, size protest, size appeal or review of eligibility for SDB or SBA Section 8(a) status after initial entry into such program.

            (n) Except for those liens listed on Section 2.8 of the Company Disclosure Schedule made in accordance with 31 U.S.C. § 3727 (as amended), otherwise known as the Assignment of Claims Act, and 41 U.S.C. § 15 (as amended), otherwise known as the Assignment of Contracts Act, neither the Company nor any Subsidiary has assigned or otherwise conveyed or transferred, or agreed to assign, convey, or transfer to any Person, any right, title or interest in or to any of the Government Contracts or Government Bids, or any account receivable relating thereto, whether as a security interest or otherwise.

            (o) To the Knowledge of the Company, all technical data, computer software and computer software documentation (as those terms are defined under the Federal Acquisition Regulation and its supplemental regulations) developed, delivered, or used under or in connection with the Government Contracts have been properly and sufficiently marked and protected so that no more than the minimum rights or licenses required under applicable regulations and Government Contract terms, if any, have been provided. All disclosures, elections, and notices required by applicable regulations and contract terms to protect ownership of inventions developed, conceived or first actually reduced to practice under Government Contracts have been made and provided.

            (p) Section 2.8 of the Company Disclosure Schedule sets forth all of the Company’s and each Company Subsidiary’s contingent fee agreements relating to its Government sales and marketing efforts. Except as set forth in Section 2.8 of the Company Disclosure Schedule, each such arrangement has been properly disclosed to the appropriate Government Authority.

        2.9 Compliance with Laws. The Company and each Subsidiary of the Company has complied and is currently in compliance with all Laws, regulations, rules, orders, permits, judgments, decrees and other requirements and policies imposed by any Government Authority, including but not limited to the False Claims Act (31 U.S.C. § 3729), the anti-fraud provisions of the Contract Disputes Act (41 U.S.C. § 604), the Anti-Kickback Act (41 U.S.C. §§ 51 — 58), the Federal Election Campaign Act (2 U.S.C. § 431), the Sherman Act (15 U.S.C. § 1), the Clayton Act (15 U.S.C. § 12), the Truth in Negotiations Act (10 U.S.C. § 2306a, 41 U.S.C. § 254b), the Services Contract Act (41 U.S.C. § 351), Procurement Integrity Act (41 U.S.C. § 423), the Byrd Amendment (31 U.S.C. § 1352), and each act’s respective regulations, and to the Knowledge of the Company there are no violations of any other ethical requirement applicable to the Company or any Subsidiary of the Company. Neither the Company, nor any Subsidiary of the Company, nor any of their respective employees, directors, officers, partners, principals, agents or assignees, have committed (or taken any action to promote or conceal) any violation of the Foreign Corrupt Practices Act of the United States. All Approvals are in full force and effect and the Company and each Subsidiary of the Company is and has at all times been in compliance with the terms thereof. Section 2.9 of the Company Disclosure Schedule sets forth all Approvals held by the Company and each Subsidiary of the Company which terminate or become renewable at any time prior to the first anniversary of the date of this Agreement and, except as set forth on Section 2.9 of the Company Disclosure Schedule to the Knowledge of the Company, there are no facts or circumstances in existence which are reasonably likely to prevent the Company or such Subsidiary from renewing each such Approval. Neither the Company nor any Subsidiary of the Company has received any notice or citation for noncompliance with any of the foregoing in this Section 2.9, and to the Knowledge of the Company there exists no condition, situation or circumstance, nor to the Knowledge of the Company has there existed such a condition, situation or circumstance, which, after notice or lapse of time, or both, would constitute noncompliance with or give rise to future Liability with regard to any of the foregoing in this Section 2.9.

        2.10 SEC Filings; Financial Statements.

            (a) The Company has filed with the SEC all forms, reports, schedules, statements and documents required to be filed with the U.S. Securities and Exchange Commission (“SEC”) since December 31, 2000 and all certifications and statements required by (x) Rule 13a-14 or 15d-14 under the Exchange Act or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) (such forms, reports, schedules, statements, documents and certifications, as they have been amended, the “Company SEC Reports”) pursuant to the federal securities Laws and the Regulations of the SEC promulgated thereunder, and all Company SEC Reports have been filed in all material respects on a timely basis. Since January 1, 2001, there have been no comment letters received by the Company from the staff of the SEC or responses to such comment letters by or on behalf of the Company, that have not been provided to the Parent. The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act and such controls and procedures are designed to ensure that material information relating to the Company, including its Subsidiaries, required to be disclosed in the reports it files or submits under the Exchange Act is accumulated and communicated to the Company’s principal executive officer and principal financial officer to allow timely decisions regarding financial disclosure. Other than as explained in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2004, as amended, the Company SEC Reports were prepared in accordance, and complied as of their respective filing dates in all material respects, with the requirements of the Exchange Act and the Securities Act and the Regulations (as defined herein) promulgated thereunder and did not at the time they were filed (or if amended or superseded by a filing prior to the date hereof, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries has filed, or is obligated to file, any forms, reports, schedules, statements or other documents with the SEC. As used in this Section 2.10, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available in writing to the SEC or to the staff thereof.

            (b) Except as set forth in Section 2.10 of the Company Disclosure Schedule, each of the audited and unaudited consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (collectively, the “Financial Statements”) (i) complied in all material respects with applicable accounting requirements and the published Regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis throughout the periods involved (except as may be expressly described in the notes thereto) and (iii) fairly present the consolidated financial position of the Company and its Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements included in the Company’s Form 10-Q reports were or are subject to normal and recurring year-end adjustments that have not been and are not expected to be material to the Company. All accounts receivable of the Company have been properly included on the Balance Sheets, including the Closing Balance Sheet, in accordance with GAAP.

            (c) Section 2.10 of the Company Disclosure Schedule contains a description of all non-audit services performed by the Company’s auditors for the Company and its Subsidiaries since the beginning of the immediately preceding fiscal year of the Company and the fees paid for such services; all such non-audit services were approved as required by Section 202 of the Sarbanes-Oxley Act of 2002. In the reasonable opinion of the Company’s audit committee, the fees paid to and the services performed by the Company’s auditors relating to such non-audit services as described on Section 2.10 of the Company Disclosure Schedule do not impair such auditor’s independence. The Company has delivered or made available to Parent copies of all policies, manuals and other documents promulgating the Company’s internal accounting controls. Section 2.10 of the Company Disclosure Schedule lists, and the Company has delivered or made available to Parent copies of the documents creating or governing, all of the Company’s off-balance sheet arrangements.

            (d) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand) where a purpose or intended effect of such arrangement is to avoid disclosure of any material transaction involving the Company or any of its Subsidiaries in the Company Financial Statements.

            (e) Except as set forth in Section 2.10 of the Company Disclosure Schedule, since the date of the Company’s last proxy statement filed with the SEC, no event has occurred as of the date hereof that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC. Since July 30, 2002, neither the Company nor any of its Subsidiaries, has, directly or indirectly, made or arranged for any extension or maintaining of credit, or renewal of any extension of credit, in the form of a personal loan to or for any director or executive officer of the Company in contravention of Section 402 of the Sarbanes-Oxley Act of 2002.

        2.11 Absence of Certain Changes or Events.

            (a) Except as described in Section 2.11(a) of the Company Disclosure Schedule, since December 31, 2003, the Company and its Subsidiaries have conducted their businesses only in the ordinary and usual course and in a manner consistent with past practice, and, since such date, there has not been any change, development, circumstance, condition, event, occurrence, damage, destruction or loss that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

            (b) Except as described in Section 2.11(b) of the Company Disclosure Schedule, during the period from December 31, 2003 to the date hereof, (i) there has not been any change by the Company in its accounting methods, principles or practices, any revaluation by the Company of any of its assets, including writing down the value of inventory or writing off notes or accounts receivable, and (ii) there has not been any action or event, and neither the Company nor any of its Subsidiaries has agreed in writing or otherwise to take any action, that would have required the consent of Parent pursuant to Section 4.1 had such action or event occurred or been taken after the date hereof and prior to the Effective Time. To the Knowledge of the Company, the loss reserves on each Balance Sheet accurately reflect the estimated costs as of the date of such Balance Sheet to complete each Material Agreement.

        2.12 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether absolute, accrued, fixed, contingent or otherwise), and there is no existing fact, condition or circumstance which could reasonably be expected to result in such liabilities or obligations, except liabilities or obligations (i) disclosed in the Company SEC Reports filed and publicly available prior to the date hereof, (ii) disclosed in Section 2.12 of the Company Disclosure Schedule, or (iii) incurred in the ordinary course of business since December 31, 2004 which do not have, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

        2.13 Litigation. Except as described in Section 2.13 of the Company Disclosure Schedule or expressly described in the Company SEC Reports filed and publicly available prior to the date hereof, there is no Litigation pending on behalf of or against or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries, or any of their respective properties or rights. Neither the Company nor any of its Subsidiaries is subject to any outstanding Litigation or Order which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

        2.14 Employee Benefit Plans.

            (a) Section 2.14 of the Company Disclosure Schedule lists: (i) each plan fund, program, agreement or arrangement for the provision of executive compensation, deferred or incentive compensation, profit sharing, stock bonus, bonus, stock option, stock purchase, termination, salary continuation, employee assistance, supplemental retirement, severance, vacation, sickness, disability, death, fringe benefit, insurance, medical or other benefits (whether provided through insurance, on a funded or unfunded basis, or otherwise) to any current or former employee, director, consultant or independent contractor, or any dependent, survivor or beneficiary with respect to any of the foregoing, which is currently maintained, administered or contributed to by the Company or any ERISA Affiliate (as defined herein) of the Company, whether or not legally binding; (ii) each Employee Pension Benefit Plan (as defined herein) which has been maintained, administered or contributed to by the Company or any ERISA Affiliate in the past six (6) years (the “Pension Plans”); and (iii) each Employee Welfare Benefit Plan (as defined herein) which is currently maintained, administered or contributed to by the Company in the past six (6) years or any ERISA Affiliate (such plans, together with Employee Welfare Benefit Plans which were previously maintained, administered or contributed to by the Company or an ERISA Affiliate are hereinafter referred to as the “Welfare Plans”) (collectively, all arrangements described in this Section 2.14 are hereinafter referred to as the “Benefit Plans”).

            (b) Each Benefit Plan (and each related trust, insurance contract or fund) has been maintained, funded and administered in all material respects in accordance with its governing instruments and is in compliance with all applicable Laws, including but not limited to ERISA and the Code.

            (c) Each Pension Plan which is intended to qualify under Section 401(a) of the Code so qualifies and each related trust is exempt from taxation under Code Section 501(a).

            (d) To the Knowledge of the Company, all contributions, premiums or other payments due under the terms of each Benefit Plan or required by applicable Law have been made within the time due. All unpaid amounts attributable to any such Benefit Plan for any period prior to the Closing Date will be accrued on the Company’s consolidated books and records in accordance with GAAP and, except to the extent of such accruals, neither the Company nor any Subsidiary of the Company has, to its Knowledge, any Liability arising out of or in connection with the form or operation of the Benefit Plans or benefits accrued thereunder on or prior to the Closing Date.

            (e) There have been no Prohibited Transactions (as defined herein) with respect to any Benefit Plan which could result in Liability to the Company, its ERISA Affiliates, or any of their respective employees. To the Knowledge of the Company, there has been no breach of fiduciary duty (including violations under Part 4 of Title I of ERISA) with respect to any Benefit Plan which could result in Liability to the Company, its ERISA Affiliates or any of their respective employees. No action, suit, proceeding, hearing or investigation relating to any Benefit Plan (other than routine claims for benefits which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect) is pending or, to the Knowledge of the Company, has been threatened, and the Company has no Knowledge of any fact that would reasonably be expected to form the basis for such action, suit, proceeding, hearing or investigation. To the Knowledge of the Company, no matters are currently pending with respect to any Benefit Plan under the Employee Plans Compliance Resolution System maintained by the IRS or any similar program maintained by any other Government Authority.

            (f) Neither the Company nor any ERISA Affiliate has within the last six (6) years sponsored, maintained, contributed to, had any obligation to contribute to, or had any other Liability under or with respect to, any Employee Pension Benefit Plan covered by Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code. Neither the Company nor any ERISA Affiliate has ever had any Liability under or with respect to any “multiemployer plan” as defined in ERISA Section 3(37) or any “multiple employer welfare arrangement” as defined in Section 3(40)(A) of ERISA.

            (g) Neither the Company nor any ERISA Affiliate has within the last six (6) years sponsored, maintained, administered, contributed to, had any obligation to contribute to, or had any other Liability under or with respect to, any Employee Welfare Benefit Plan which provides health, life or other coverage for former directors, officers or employees (or any spouse or former spouse or other dependent thereof), other than benefits required by COBRA.

            (h) Neither the Company nor any ERISA Affiliate has within the last six (6) years maintained a “voluntary employees beneficiary association” within the meaning of Section 501(c)(9) of the Code or any other “welfare benefit fund” as defined in Section 419(e) of the Code.

            (i) All reports and information relating to each Benefit Plan required to be filed with a Government Authority, including copies of the Benefits Plans, all required schedules, and any audits with respect to such Benefits Plans, have been accurately and timely filed within the last three (3) years; all reports and information relating to each such Benefit Plan required to be disclosed or provided to participants or their beneficiaries, including all Summary Annual Reports, have been timely disclosed or provided, and there are no restrictions on the right of the Company or any ERISA Affiliate to terminate or decrease (prospectively) the level of benefits under any Benefit Plan after the Closing Date without Liability to any participant or beneficiary thereunder.

            (j) There has been delivered or made available to Parent, with respect to each Benefit Plan disclosed in Section 2.14 of the Company Disclosure Schedule (the “Scheduled Benefit Plans”), the following: (i) a copy of the annual report (if required under ERISA) with respect to each such Scheduled Benefit Plan for the last three (3) years (including all schedules and attachments); (ii) a copy of the summary plan description, together with each summary of material modification required under ERISA with respect to such Scheduled Benefit Plan; (iii) a true and complete copy of each written Scheduled Benefit Plan and, with respect to Pension Plans, each written plan document and all amendments thereto which have been adopted since the inception of such plan; (iv) all trust agreements, insurance contracts, and similar instruments with respect to each funded or insured Scheduled Benefit Plan; (v) copies of all nondiscrimination and top-heavy testing reports, if any, for the last three (3) plan years with respect to each Scheduled Benefit Plan that is subject to nondiscrimination and/or top-heavy testing; (vi) any investment management agreements, administrative services contracts or similar agreements relating to the ongoing administration and investment of any Scheduled Benefit Plan; and (vii) a copy of each Determination Letters received from the IRS within the last three (3) years for any Benefit Plan.

            (k) With respect to any distributions from Benefit Plans, (i) all notice requirements and election forms required under both ERISA and the Code have been complied with by the Company, and (ii) all federal and state income tax withholding and reporting have been complied with by the Company. The Company has complied with all requirements of any qualified domestic relations orders and qualified medical child support orders.

            (l) Each ERISA Affiliate is identified on Section 2.14 of the Company Disclosure Schedule.

            (m) Each Benefit Plan sponsored by the Company or any Subsidiary of the Company is terminable at the discretion of such entity with no more than thirty (30) days advance notice and without cost to such entity. The Company and each Subsidiary of the Company may, without cost, withdraw their employees, directors, officers and consultants from any Benefit Plan which is not sponsored by such entity. Subject to the execution of an Amendment to the Executive Change in Control Agreement by various officers and waivers of rights by certain option holders under the Company Option Plan, no Benefit Plan has any provision which could increase or accelerate benefits or any provision which could increase Liability to the Company or any Subsidiary of the Company or the Parent as a result of the transactions contemplated hereby, alone or together with any other event. To the Knowledge of the Company, no officer, director, agent or employee of the Company or any ERISA Affiliate has made any oral or written representation which is inconsistent with the terms of any Benefit Plan.

        2.15 Employee Matters.

            (a) Section 2.15 of the Company Disclosure Schedule contains a complete and correct list of all employees of the Company or any Subsidiary of the Company, their respective titles as of the date hereof (the “Company Employees”), the 2004 compensation paid to each such employee, the date and amount of each such employee’s most recent salary increase, the date of employment of each such employee and the accrued vacation time and sick leave or other paid time off of each such employee. Except as set forth on Section 2.15 of the Company Disclosure Schedule, (i) the terms of employment or engagement of all directors, officers, Company Employees, agents, consultants and professional advisers of the Company or any Subsidiary of the Company are such that their employment or engagement may be terminated at will with notice given at any time and without Liability for payment of compensation or damages, (ii) there are no severance payments which are or could become payable by the Company or any Subsidiary of the Company to any such person under the terms of any oral or written agreement or commitment or any Law, custom, trade or practice, (iii) there are no other agreements, contracts or commitments, oral or written, between the Company or any Subsidiary of the Company and any such person, (iv) as of the date hereof, except as set forth on Section 2.15 of the Company Disclosure Schedule and except for employees the Parent has identified to the Company for purposes of this representation, to the Knowledge of the Company, no executive officer or material number of management level or senior technical employees of the Company or any Subsidiary of the Company has any plans to terminate his, her or their employment or relationship with the Company or any Subsidiary of the Company and (v) to the Knowledge of the Company, there are no agreements between any Company employee and any other Person which would restrict, in any manner, such Person’s ability to perform services for the Company or any Subsidiary of the Company or the Parent or the right of any of them to compete with any Person or the right of any of them to sell to or purchase from any other Person.

            (b) Neither the Company nor any Subsidiary of the Company is currently, or has ever been, bound by or subject to (and none of their respective assets or properties are bound by or subject to) any arrangement with any labor union or other collective bargaining representative. No employee of the Company or any Subsidiary of the Company is or has ever been represented by any labor union or covered by any collective bargaining agreement while employed by the Company or any Subsidiary of the Company and no campaign to establish such representation is in progress. With respect to the Company or any Subsidiary of the Company, there is no pending or, to the Knowledge of the Company, threatened (i) strike, slowdown, picketing, work stoppage or employee grievance process, (ii) material charge, grievance proceeding or other claim against or affecting the Company or any Subsidiary of the Company relating to the alleged violation of any Law pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable Government Authority, (iii) union organizational activity or other labor or employment dispute against or affecting the Company or any Subsidiary of the Company, or (iv) application for certification of a collective bargaining agent.

            (c) Except as set forth on Section 2.15 of the Company Disclosure Schedule, to the Knowledge of the Company, the Company and each Subsidiary of the Company is and has been in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, including, without limitation, any such Laws regarding employment documentation, equal employment opportunities, fair employment practices, plant closings and mass layoffs, sexual harassment, discrimination based on sex, race, disability, health status, pregnancy, religion, national origin, age or other tortious conduct, workers’ compensation, family and medical leave, the Immigration Reform and Control Act, and occupational safety and health requirements, and neither the Company nor any Subsidiary of the Company has engaged in any unfair labor practice. Neither the Company nor any Subsidiary of the Company is nor has been liable for the payment of any compensation, damages, taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing. All Persons classified by the Company or any Subsidiary of the Company as independent contractors do satisfy and have satisfied the requirements of Law to be so classified, and the Company or any Subsidiary of the Company has fully and accurately reported its compensation on IRS Forms 1099 when required to do so. No individual who has performed services for or on behalf of the Company or any Subsidiary of the Company and who has been treated by the Company or any Subsidiary of the Company as an independent contractor, is classifiable as a “leased employee” within the meaning of Section 414(n)(2) of the Code with respect to the Company.

            (d) To the Knowledge of the Company, no third party has claimed or has reason to claim that any person employed by or affiliated with the Company or any Subsidiary of the Company has (i) violated any of the terms or conditions of his employment, non-competition, non-solicitation or non-disclosure agreement with such third party, (ii) disclosed or utilized any trade secret or proprietary information or documentation of such third party, or (iii) interfered in the employment relationship between such third party and any of its present or former employees. To the Knowledge of the Company, no person employed by or affiliated with the Company or any Subsidiary of the Company has employed or has proposed to employ any trade secret or any information or documentation proprietary to any former employer or violated any confidential relationship which such person may have had with any third party, in connection with the development, manufacture or sale of any Product (as defined herein) or proposed Product or the development or sale of any service or proposed service of the Company or any Subsidiary of the Company.

            (e) Section 2.15 of the Company Disclosure Schedule lists all the Company Employees who are currently on leave relating to work-related injuries and/or receiving disability benefits under any Benefit Plan.

        2.16 Proxy Statement. None of the information supplied by the Company for inclusion in the Proxy Statement (as defined in Section 5.1) shall, on the date the Proxy Statement is first mailed to the Company shareholders, at the time of the Company Shareholders’ Meeting (as defined in Section 5.2) or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the Company Shareholders’ Meeting which has become false or misleading. The Proxy Statement shall comply in all material respects as to form and substance with the requirements of the Exchange Act and the Regulations promulgated thereunder. The Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub which is contained in the Proxy Statement.

        2.17 Absence of Restrictions on Business Activities. Except as set forth in Section 2.17 of the Company Disclosure Schedule, there is no agreement, contract, or Order binding upon the Company or any of its Subsidiaries or any of their assets or properties which has had or could reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company or any of its Subsidiaries or the conduct of business by the Company or any of its Subsidiaries as currently conducted or as proposed to be conducted by the Company or any of its Subsidiaries. Except as set forth in Section 2.17 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is subject to any non-competition, non-solicitation or similar restriction on their respective businesses.

        2.18 Title to Assets; Leases.

            (a) Except as described in Section 2.18(a) of the Company Disclosure Schedule, the Company and each of its Subsidiaries has good and marketable title to all of their real or personal properties (whether owned or leased) and assets, free and clear of all Liens.

            (b) Section 2.18(b) of the Company Disclosure Schedule contains a list of all of the real property and interests in real property owned by the Company or any of its Subsidiaries and all leases of real property to which the Company or any Subsidiary is a party or by which any of them holds a leasehold interest (collectively, “Real Property”). Except as set forth in Section 2.18(b) of the Company Disclosure Schedule, (i) each Real Property lease to which the Company or any of its Subsidiaries is a party is in full force and effect in accordance with its terms, (ii) all rents and additional rents due to date from the Company or a Subsidiary on each such lease have been paid and the Company or each Subsidiary has complied with all other obligations thereunder, (iii) neither the Company nor any Subsidiary has received written notice that it is in material default thereunder, and (iv) there exists no default by the Company or any Subsidiary under such lease. There are no leases, subleases, licenses, concessions or any other agreements or commitments to which the Company or a Subsidiary is a party granting to any Person other than the Company or a Subsidiary any right to possession, use, occupancy or enjoyment of any of the Real Property or any portion thereof. None of the Company nor any of its Subsidiaries is obligated under or bound by any option, right or first refusal, purchase Contract, or other Contract to sell or otherwise dispose of any Real Property or any other interest in any Real Property. Neither the Company nor any Subsidiary owns any Real Property.

        2.19 Taxes.

            (a) Except as otherwise listed in Section 2.19 of the Company Disclosure Schedule, the Company and each Subsidiary of the Company have filed on a timely basis all Tax Returns each is required to have filed for any tax year ending in 2001 to the Closing Date. All such Tax Returns are correct and complete in all respects. All Taxes required to have been paid by the Company or any Subsidiary of the Company (whether or not shown on any Tax Return) have been paid on a timely basis. To the Knowledge of the Company, except as otherwise listed in Section 2.19 of the Company Disclosure Schedule, no claim has ever been made for any tax year ending in 2001 to the Closing Date by a Government Authority in a jurisdiction where the Company or any Subsidiary of the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. Neither the Company nor any Subsidiary of the Company has commenced activities in any jurisdiction which will result in an initial filing of any Tax Return with respect to Taxes imposed by a Government Authority that it had not previously been required to file in the immediately preceding taxable period. Neither the Company nor any Subsidiary of the Company has requested or obtained any extension of time within which to file any Tax Return, which Tax Return has not since been filed. There are no Liens on any of the assets of the Company or any Subsidiary of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

            (b) The Company and each Subsidiary of the Company have complied in all respects with all applicable Laws, rules and regulations relating to withholding Taxes and information returns, including, without limitation, the withholding and reporting requirements under Sections 1441 through 1464, 3401 through 3406, and 6041 through 6048 of the Code, as well as any similar provisions under any other laws, and has, within the time and manner prescribed by law, withheld from employee wages and other payments and paid over to the proper Government Authority all amounts required to have been so withheld and paid.

            (c) To the Knowledge of the Company, there are no existing circumstances which reasonably may be expected to result in the assertion of any claim for Taxes against the Company or any Subsidiary of the Company by any Government Authority with respect to any period for which Tax Returns are required to have been filed or Tax is required to have been paid. There is no audit or other proceeding presently pending or to the Knowledge of the Company, threatened with regard to any Tax or Tax Return of the Company or any Subsidiary of the Company. Neither the Company nor any Subsidiary of the Company has received a written ruling from or entered into a written agreement with a Government Authority relating to any Tax that could have a continuing effect with respect to any taxable period for which the Company or any Subsidiary of the Company has not filed a Tax Return. To the Knowledge of the Company, no issue has been raised by any Government Authority with respect to Taxes of the Company or any Subsidiary of the Company in any prior examination which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any other taxable period.

            (d) No agreement, waiver or other document or arrangement extending, or having the effect of extending, the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation), has been executed or filed with any Government Authority by or on behalf of the Company or any Subsidiary of the Company that has continuing effect; and no power of attorney with respect to any Tax matter relating to the Company or any Subsidiary of the Company is currently in force.

            (e) Neither the Company nor any Subsidiary of the Company has filed any consent or entered into any agreement under Section 341(f) of the Code with respect to any of its assets.

            (f) Except as set forth in Section 2.19 of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company is a party to any contract, agreement, plan or arrangement requiring it to make payments to any person that would be a “parachute payment” (within the meaning of Section 280G of the Code) by reason of the consummation of the transactions contemplated by this Agreement. Neither the Company nor any Subsidiary of the Company is a party to any agreement, contract, arrangement or plan that will result, separately or in the aggregate, in the payment of after the Closing Date that could require any payment (or be deemed to give rise to any payment) that would be a parachute payment.

            (g) Neither the Company nor any Subsidiary of the Company has made, agreed to make or is required to make any change in method of accounting of the Company or any Subsidiary of the Company used by it in any Tax Return filed by the Company or any Subsidiary of the Company which would require the Company or any Subsidiary of the Company to make an adjustment to its income pursuant to Section 481(a) of the Code (or any similar provision) on any Tax Return for any taxable period for which the Company or any Subsidiary of the Company has not yet filed a Tax Return; and neither is there any application pending with any Government Authority requesting permission for the Company or any Subsidiary of the Company to make any change in any accounting method, nor has the Company or any Subsidiary of the Company received any notice that a Government Authority proposes to require a change in method of accounting used in any Tax Return which has been filed by the Company or any Subsidiary of the Company.

            (h) Neither the Company nor any Subsidiary of the Company is or has been a party to any Tax allocation, Tax sharing or similar agreement or arrangement. Neither the Company nor any Subsidiary of the Company (i) has been a member of an “affiliated group” (within the meaning of Section 1504 of the Code) filing a consolidated federal income Tax Return, or (ii) has any Liability for Taxes owing by any other Person, including, without limitation (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), (B) as a transferee or successor, or (C) by contract.

            (i) Neither the Company nor any Subsidiary of the Company has taken any action not in accordance with past practice that would have the effect of deferring a measure of Tax from a period (or portion thereof) ending on or prior to the Closing Date to a period (or portion thereof) beginning after the Closing Date. Neither the Company nor any Subsidiary of the Company has any deferred income or Tax Liability arising out of any transaction, including without limitation, any (i) intercompany transaction (as defined in Treasury Regulation Section 1.1502-13), or (ii) the disposal of any property in a transaction accounted for under the installment method pursuant to Section 453 of the Code, except to the extent adequately reserved for on its Balance Sheet.

            (j) Section 2.19 of the Company Disclosure Schedule identifies all Tax Returns that the Company or any Subsidiary of the Company has filed and the taxable period covered by each such Tax Return, and identifies those Tax Returns or periods that have been audited or are currently the subject of an audit by a Government Authority. The Company has provided to the Parent complete and accurate copies of all of the following materials that relate to Tax periods ending after January 1, 2000: (A) all income Tax Returns filed by or with respect to the Company or any Subsidiary of the Company, (B) all elections relating to Taxes which have continuing effect for taxable years ending after the Closing Date filed by or on behalf of the Company or any Subsidiary of the Company with any Government Authority (other than elections which are included in or apparent from Tax Returns referred to in (A) above), (C) all examination reports relating to Taxes of the Company or any Subsidiary of the Company, and (D) all statements of Taxes assessed against the Company or any Subsidiary of the Company. To the extent requested, the Company has made available to the Parent complete and accurate copies of all Tax documents.

            (k) Neither the Company nor any Subsidiary of the Company has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) at any time during the preceding five (5) years.

            (l) No property owned by the Company or any Subsidiary of the Company is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code or (iii) is “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code.

            (m) Neither the Company nor any Subsidiary of the Company has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution qualifying (or intended to qualify) under Section 355 of the Code (or so much of Section 356 as relates to Section 355).

            (n) Neither the Company nor any Subsidiary of the Company has had at any time any “net unrealized built-in gain” within the meaning of Section 1374(d) of the Code that would give rise to taxation pursuant to Section 1374 of the Code (or comparable provisions of state law) if all of the assets of the Company or such Subsidiary were disposed of as of the Closing Date at their respective fair market values.

        2.20 Environmental and Safety Matters. The Company and each Subsidiary of the Company has conducted its business in compliance in all material respects with all applicable Environmental Laws. None of the properties currently or, to the Knowledge of the Company, formerly owned or operated by the Company or any Subsidiary of the Company contain any Hazardous Substance in amounts exceeding the levels permitted by applicable Environmental Laws. Neither the Company nor any Subsidiary of the Company has received any notices, demand letters or requests for information from any Government Authority or other Person, indicating that the Company or any Subsidiary of the Company may be in violation of, or liable under, any Environmental Law. There are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or proceedings pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary of the Company relating to any violation, or alleged violation, of any Environmental Law. No reports have been filed, or are required to be filed, by the Company or any Subsidiary of the Company concerning the Release (as defined herein) of any Hazardous Substance (as defined herein) or the threatened or actual violation of any Environmental Law. No Hazardous Substance has been disposed of, Released or transported in violation of any applicable Environmental Law from any properties owned by the Company or any Subsidiary of the Company. No remediation or investigation of Hazardous Substances is occurring at any property owned or operated, or to the Knowledge of the Company formerly owned or operated, by the Company or any Subsidiary of the Company. Neither the Company nor any Subsidiary of the Company nor any of their respective properties are subject to any Liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law.

        2.21 Intellectual Property.

            (a) The Company or a Subsidiary of the Company has sole title to and ownership of, or possesses legally enforceable rights to use under valid and subsisting written license agreements, all Company Intellectual Property Rights (as defined herein), and neither the Company nor any of its Subsidiaries have misappropriated, been in conflict with or infringed upon the Intellectual Property Rights (as defined herein) of others. The Company and its Subsidiaries are the sole and exclusive owners of the Company Intellectual Property Rights free and clear of any Liens or other rights or claims of others, except for Third Party Intellectual Property Rights (as defined herein). To the Knowledge of the Company, none of the Company Intellectual Property Rights is being infringed by activities, products or services of, or is being misappropriated by, any third party.

            (b) Section 2.21 of the Company Disclosure Schedule lists (i) all material items of Company Intellectual Property Rights, including, without limitation, all applications and registrations relating to the Company Intellectual Property Rights, including, without limitation, all patents and patent applications (including provisional applications, continuations and continuations-in-part) and all trademarks, service marks, trade names, fictitious names, service marks and copyright registrations owned by, or licensed exclusively to, the Company and its Subsidiaries; (ii) all material items of Third Party Intellectual Property Rights; and (iii) all agreements or other arrangements under which the Company or a Subsidiary of the Company has provided or agreed to provide or make available object or source code to any Product to any third party, including, without limitation, to end-users (other than End-User Licenses (as defined under Section 2.21(d) below)). The Company has made available to the Parent correct and complete copies of all registrations and applications and all licenses, sublicenses and agreements relating to the Company Intellectual Property Rights, each as amended to date. Neither the Company nor any Subsidiary of the Company is a party to any oral license, sublicense or other agreement which, if reduced to written form, would be required to be listed in Section 2.21 of the Company Disclosure Schedule under the terms of this Section 2.21.

            (c) Except as set forth in Section 2.21 of the Company Disclosure Schedule, with respect to each item of Third Party Intellectual Property Rights, there are no royalty, commission or other executory payment agreements, arrangements or understandings relating to such item.

            (d) The Company has made available to the Buyer copies of the Company’s and its Subsidiaries’ standard forms of end-user license agreements (“End-User Licenses”). Except as disclosed in Section 2.21 of the Company Disclosure Schedule (which describes the material variations from the standard form of End-User License), as of the date hereof, neither the Company nor any Subsidiary of the Company has entered into any End-User Licenses which contain terms materially different than as set forth in the standard forms of such agreements made available to the Parent. Except as set forth in Section 2.21 of the Company Disclosure Schedule, to the Knowledge of the Company there is no Malicious Code (as defined herein) nor any material errors, omissions, issues or defects in the Products, and to the Knowledge of the Company there are no material errors in any documentation, specifications, manuals, user guides, promotional material, internal notes and memos, technical documentation, drawings, flow charts, diagrams, source language statements, demo disks, benchmark test results, and other written materials related to, associated with or used or produced in the development of the Products. Except as set forth in Section 2.21 of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company has made any material oral or written representations or warranties with respect to its Products or services.

            (e) The Company and each Subsidiary of the Company has used commercially reasonable efforts to protect and enforce its trade secrets and otherwise to safeguard and maintain the secrecy and confidentiality of all Company Intellectual Property Rights. All officers, employees and consultants of the Company and each Subsidiary of the Company who have had access to proprietary information or Company Intellectual Property Rights have executed and delivered to the Company or such Subsidiary of the Company agreements (copies of which have been provided to the Parent) to maintain the confidentiality of the Company Intellectual Property Rights and to assign to the Company or such Subsidiary of the Company all Intellectual Property Rights arising from the services performed for the Company or such Subsidiary of the Company by such persons. No current or prior officers, employees or consultants of the Company or any Subsidiary of the Company have claimed any ownership interest in any Company Intellectual Property Rights as a result of having been involved in the development of such property while employed by or consulting to the Company or such Subsidiary of the Company, or otherwise. To the Knowledge of the Company, there has been no violation of the trade secrets program or policies of the Company or any Subsidiary of the Company or any confidentiality or nondisclosure agreement relating to the Company Intellectual Property Rights. Except as set forth in Section 2.21 of the Company Disclosure Schedule and except for the Third Party Intellectual Property Rights, all Company Intellectual Property Rights have been developed by employees of the Company or a Subsidiary of the Company, within the course and scope of their employment.

            (f) No Federal, state, local or other government funding or university or college facilities were used in the development of any of the Products and such software was not developed pursuant to any contract or other agreement with any Person except pursuant to contracts or agreements listed in Section 2.21 of the Company Disclosure Schedule.

        2.22 Insurance. Section 2.22 of the Company Disclosure Schedule sets forth a true and complete list of all material insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company and its Subsidiaries. There is no claim by the Company or any of its Subsidiaries pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and the Company and its Subsidiaries are otherwise in full compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage), and the Company shall, and shall cause its Subsidiaries to, maintain in full force and effect all such insurance during the period from the date hereof through the Closing Date. Such policies of insurance and bonds are of the type and in amounts customarily carried by the Company and its Subsidiaries and reasonable in light of the assets of the Company and its Subsidiaries. To the Knowledge of the Company, there is not any threatened termination of or material premium increase with respect to any of such policies or bonds. To the Knowledge of the Company, there exists no condition, situation or circumstance which, with or without notice or lapse of time, or both, would give rise to or serve as a basis for any claim under any policy mentioned in Section 2.22 of the Company Disclosure Schedule.

        2.23 No Restrictions on the Merger; Takeover Statutes. The Board of Directors of the Company has, prior to the date hereof, unanimously approved this Agreement and the Merger and the other transactions contemplated hereby and the Company has taken all actions (“Control-Related Actions”) necessary such that no restrictive provisions of any “fair price,” “moratorium,” “control share acquisition,” “interested shareholder” or other similar anti-takeover statute or regulation of any state or jurisdiction (including, without limitation, those set forth under Section 13.1-728.1 et seq. of the VSCA) (each a “Takeover Statute”) or restrictive provision of any applicable anti-takeover provision in the governing documents of the Company or any Subsidiary of the Company is, or at the Effective Time will be, applicable to the Company, any of its Subsidiaries, the shares of Company Common Stock (including shares of Company Common Stock acquired in the Merger), the Merger or any other transaction contemplated by this Agreement or the Voting Agreement. Taking into account the effects of the Control-Related Actions, no VSCA provision or other takeover statute or similar Law and no provision of the Articles or Certificate of Incorporation, Bylaws or other organizational documents or governing instruments of the Company or any of its Subsidiaries or any Material Agreement to which any of them is a party (a) would or would purport to impose restrictions which might adversely affect or delay the consummation of the transactions contemplated by this Agreement or the Voting Agreement, or (b) as a result of the consummation of the transactions contemplated by this Agreement or the Voting Agreement or the acquisition of securities of the Company or the Surviving Corporation by Parent or Merger Sub (i) would or would purport to restrict or impair the ability of Parent to vote or otherwise exercise the rights of a shareholder with respect to securities of the Company or any of its Subsidiaries that may be acquired or controlled by Parent or (ii) would or would purport to entitle any Person to acquire securities of the Company.

        2.24 Brokers. No broker, financial advisor, finder or investment banker or other Person is entitled to any broker’s, financial advisor’s, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, except for Capitalink LLC (the “Company Financial Advisors”). Section 2.24 of the Company Disclosure Schedule sets forth, and the Company has heretofore furnished to Parent a true and complete copy of, all agreements between the Company and the Company Financial Advisors pursuant to which such Person would be entitled to any payment relating to the transactions contemplated hereunder.

        2.25 Certain Business Practices. As of the date hereof, neither the Company nor any of its Subsidiaries nor any director, officer, employee or agent of the Company or any of its Subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (iii) consummated any transaction, made any payment, entered into any agreement or arrangement or taken any other action in violation of Section 1128B(b) of the Social Security Act, as amended, or (iv) made any other unlawful payment.

        2.26 Interested Party Transactions. Except as disclosed in Section 2.26 of the Company Disclosure Schedule, (i) there is no existing, and since January 1, 2000 there has been no, Contract, transaction, indebtedness or other arrangement, or any related series thereof, between the Company and any of its Subsidiaries, on the one hand, and any of the directors, officers, shareholders or other Affiliates of the Company and its Subsidiaries, or any of their respective Affiliates or family members, on the other hand (except for amounts due as normal compensation and bonuses and in reimbursement of ordinary expenses), and (ii) except for the Outstanding Options, at the Closing, all such Contracts, transactions, indebtedness and other arrangements shall be terminated (except for amounts due as normal compensation and bonuses and in reimbursement of ordinary expenses).

        2.27 Opinion of Financial Advisor. The Company has received the written opinion of the Company Financial Advisors to the effect that, in its opinion, as of the date hereof, the Merger Consideration to be paid in the Merger is fair to the shareholders of the Company from a financial point of view, and the Company has provided copies of such opinion to Parent. Such opinion has not been withdrawn, revoked or modified.

        2.28 Disclosure. The representations and warranties by the Company in this Agreement and the documents referred to herein (including the Schedules and Exhibits hereto), taken together with all the other information provided to Parent or its representatives in connection with the transactions contemplated hereby, do not contain any untrue statements of a material fact or omit to state any material fact required to be stated therein or necessary, in order to make the statements made herein or therein, in light of the circumstances under which they were made, not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company as follows:

        3.1 Organization and Qualification. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under Virginia law. Parent has all the requisite corporate power and authority, and is in possession of all Approvals, necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so qualified, existing and in good standing or to have such power, authority and Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of Parent and Merger Sub is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Merger Sub is a newly-formed single purpose entity which has been formed solely for the purposes of the Merger and has not carried on any business or engaged in any activities other than those reasonably related to the Merger.

        3.2 Authority; Enforceability. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered by it at the Closing, to perform its respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Parent and Merger Sub of this Agreement and each instrument required hereby to be executed and delivered by Parent and Merger Sub at the Closing, the performance of their respective obligations hereunder and thereunder and the consummation of the transaction contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of each of Parent and Merger Sub and by Parent as the sole shareholder of Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms.

        3.3 No Conflict; Required Filings and Consents.

            (a) Neither the execution, delivery or performance by Parent and Merger Sub of this Agreement nor the consummation of the transactions contemplated hereby by Parent or Merger Sub do or will (with or without notice or lapse of time) (i) conflict with or violate the Articles of Incorporation or Bylaws of Parent or the Articles of Incorporation or Bylaws of Merger Sub, or (ii) conflict with or violate any Law or Order or Contract in each case applicable to Parent or Merger Sub or by which its or any of their respective properties is bound or affected, except in the case of clause (ii) above any such conflicts or violations that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

            (b) Neither the execution, delivery or performance by Parent and Merger Sub of this Agreement nor the consummation of the transactions contemplated hereby by Parent and Merger Sub do or will require Parent or Merger Sub to obtain the Approval of, observe any waiting period imposed by, or make any filing with or notification to, any Governmental Authority, domestic or foreign, except for (A) compliance with applicable requirements of the Securities Act, the Exchange Act, Blue Sky Laws or Foreign Competition Laws, (B) the filing of the Articles of Merger in accordance with Virginia law, or (C) where the failure to obtain such Approvals, or to make such filings or notifications, would not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

        3.4 Absence of Litigation. There is no Litigation pending on behalf of or against or, to the Knowledge of Parent, threatened against Parent, any of its Subsidiaries, or any of their respective properties or rights, before or subject to any Court or Governmental Authority which if adversely determined would, individually or in the aggregate, seek to question, delay or prevent the consummation of the Merger or the other transactions contemplated hereby or reasonably be expected to affect adversely the ability of Parent or Merger Sub to fulfill its obligations hereunder. Neither Parent nor any of its Subsidiaries is subject to any outstanding Litigation or Order which, individually or in the aggregate, seeks to question, delay or prevent the consummation of the Merger or the other transactions contemplated hereby or could reasonably be expected to affect adversely the ability of Parent or Merger Sub to fulfill its obligations hereunder.

        3.5 Proxy Statement. None of the information supplied by Parent for inclusion in the Proxy Statement shall, on the date the Proxy Statement is first mailed to the Company’s shareholders, at the time of the Company Shareholders’ Meeting or the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the Company Shareholders’ Meeting which has become false or misleading. Notwithstanding the foregoing, Parent makes no representation, warranty or covenant with respect to any information supplied by any Person other than Parent or Merger Sub which is contained in the Proxy Statement.

        3.6 Brokers. No broker, financial advisor, finder or investment banker or other Person is entitled to any broker’s, financial advisor’s, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub, except for BB&T Capital/Windsor Group (the “Parent’s Financial Advisors”).

        3.7 Merger Consideration. Parent has, and at Closing shall have, the financial resources and/or financial commitments necessary to pay the Merger Consideration as required under this Agreement.

ARTICLE IV

CONDUCT OF BUSINESS PENDING THE MERGER

        4.1 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, between the date hereof and the Effective Time, except as expressly required or permitted by this Agreement or unless Parent shall otherwise agree in writing in advance, the Company shall conduct and shall cause the businesses of each of its Subsidiaries to be conducted only in, and the Company and its Subsidiaries shall not take any action except as otherwise provided herein and/or except in, the ordinary course of business and in a manner consistent with past practice and in compliance with applicable Laws. The Company shall use its reasonable best efforts to preserve intact the business organization and assets of the Company and each of its Subsidiaries, and to operate, and cause each of its Subsidiaries to operate, according to plans and budgets provided to Parent, to keep available the services of the present officers, employees and consultants of the Company and each of its Subsidiaries, to maintain in effect its Contracts and to preserve the present relationships of the Company and each of its Subsidiaries with advertisers, sponsors, customers, licensees, suppliers and other Persons with which the Company or any of its Subsidiaries has business relations. By way of amplification and not limitation, neither the Company nor any of its Subsidiaries shall, between the date hereof and the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent, unless otherwise required by this Agreement, and/or unless as otherwise incurred by the Company in the ordinary course of business:

            (a) amend or otherwise change the Articles or Certificate of Incorporation or Bylaws or equivalent organizational document of the Company or any of its Subsidiaries or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of the Company or any of its Subsidiaries;

            (b) issue, grant, sell, transfer, deliver, pledge, promise, dispose of or encumber, or authorize the issuance, grant, sale, transfer, delivery, pledge, promise, disposition or encumbrance of, any shares of capital stock of any class (common or preferred), or any options, warrants, convertible or exchangeable securities or other rights of any kind to acquire any shares of capital stock or any other ownership interest or Stock-Based Rights (as defined in Section 2.3)of the Company or any of its Subsidiaries (except for the issuance of Company Common Stock issuable pursuant to the Outstanding Options and/or the Company Purchase Plan); adopt, ratify or effectuate a shareholders’ rights plan or agreement; or redeem, purchase or otherwise acquire, directly or indirectly, any of the capital stock of the Company or interest in or securities of any Subsidiary; provided, however, that the ordinary course of business exception shall not apply to this provision;

            (c) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock (except that a wholly owned Subsidiary of the Company may declare and pay a dividend to its parent); split, combine or reclassify any of its capital stock, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock; or amend the terms of, repurchase, redeem or otherwise acquire, or permit any Subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its Subsidiaries; or propose to do any of the foregoing; provided, however, that the ordinary course of business exception shall not apply to this provision;

            (d) sell, transfer, deliver, lease, license, sublicense, mortgage, pledge, encumber or otherwise dispose of (in whole or in part), or create, incur, assume or subject any Lien on, any of the assets of the Company or any of its Subsidiaries (including any Company Intellectual Property Rights), except for the sale of goods, licenses of Company Intellectual Property Rights involving annual revenue, payments or liabilities of less than $50,000 or having a term of less than one year, and dispositions of other immaterial assets, in any case, in the ordinary course of business and in a manner consistent with past practice;

            (e) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company of any of its Subsidiaries (other than the Merger or the transactions related to a Superior Proposal as defined in Section 7.1); provided, however, that the ordinary course of business exception shall not apply to this provision;

            (f) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) or organize any corporation, limited liability company, partnership, joint venture, trust or other entity or any business organization or division thereof; incur any indebtedness for borrowed money or issue any debt securities or any warrants or rights to acquire any debt security or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans, advances or enter into any financial commitments; or authorize or make any capital expenditures in amounts which are, in the aggregate, in excess of $50,000 for the Company and its Subsidiaries;

            (g) hire or terminate any employee or consultant, except in the ordinary course of business consistent with past practice; increase the compensation or fringe benefits (including, without limitation, bonus) payable or to become payable to its officers or employees, except for increases in salary or wages of employees of the Company or its Subsidiaries who are not officers of the Company in the ordinary course of business consistent with past practice, or lend or advance any money or other asset or property to, or grant any bonus, severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any of its Subsidiaries, or establish, adopt, enter into, terminate or amend any Employee Plan or any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, stock purchase, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees;

            (h) change any accounting policies or procedures (including procedures with respect to reserves, revenue recognition, payments of accounts payable and collection of accounts receivable) unless required by a change in Law or GAAP used by it;

            (i) revalue in any material respect any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable, other than in the ordinary course of business;

            (j) other than in the ordinary course consistent with past practice, (v) enter into any agreement that if entered into prior to the date hereof would be a Material Agreement required to be set forth in Section 2.7(a) of the Company Disclosure Schedule; (w) modify, amend in any material respect, transfer or terminate any Material Agreement or waive, release or assign any rights or claims thereto or thereunder; (x) enter into or extend any lease with respect to Real Property with any third party, regardless of whether in the ordinary course of business or not; (y) modify, amend or transfer in any way or terminate any license agreement, standstill or confidentiality agreement with any third party, or waive, release or assign any rights or claims thereto or thereunder; or (z) enter into, modify or amend any Contract to provide exclusive rights or obligations;

            (k) make any material Tax election other than an election in the ordinary course of business consistent with the past practices of the Company or settle or compromise any federal, state, local or foreign income tax liability or agree to an extension of a statute of limitations;

            (l) fail to file any Tax Returns when due (or, alternatively, fail to timely file for available extensions) or fail to cause Tax Returns when filed to be complete and accurate in all material respects; provided, however, that the ordinary course of business exception shall not apply to this provision;

            (m) fail to pay any Taxes or other material debts when due; provided, however, that the ordinary course of business exception shall not apply to this provision;

            (n) pay, discharge, satisfy or settle any Litigation or waive, assign or release any material rights or claims; the Company and its Subsidiaries shall not pay, discharge or satisfy any liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except in the ordinary course of business consistent with past practice in an amount or value not exceeding $50,000 in any instance or series of related instances or $250,000 in the aggregate or in accordance with their terms as in effect as of the date hereof; provided, however, that the Company shall have the right to pay the “deal costs” set forth in Section 6.2(g) without such payment being deemed to be a violation of this Section;

            (o) engage in, enter into or amend any Contract, transaction, indebtedness or other arrangement with, directly or indirectly, any of the directors, officers, shareholders or other Affiliates of the Company and its Subsidiaries, or any of their respective Affiliates or family members, except for (i) amounts due as normal compensation and bonuses and in reimbursement of ordinary expenses and (ii) those items existing as of the date hereof and listed in Section 4.1(o) of the Company Disclosure Schedule;

            (p) fail to maintain in full force and effect or renew all self-insurance and insurance, as the case may be, currently in effect; provided, however, that the ordinary course of business exception shall not apply to this provision;

            (q) fail to make in a timely manner, including any permitted extensions under Rule 12b-25 under the Exchange Act, any filings with the SEC required under the Securities Act or the Exchange Act or the rules or regulations promulgated thereunder; provided, however, that the ordinary course of business exception shall not apply to this provision; or

            (r) authorize, recommend, propose or announce an intention to do any of the foregoing, or agree or enter into or amend any Contract or arrangement to do any of the foregoing; provided, however, that the ordinary course of business exception shall not apply to this provision to the extent such exception is not permitted in any of the foregoing provisions.

      4.2 Solicitation of Other Proposals.

            (a) From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VII, the Company and its Subsidiaries shall not, nor shall they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit, encourage (including by way of furnishing information), initiate or respond to the initiation or submission of any expression of interest, inquiry, proposal or offer from any Person relating to any Acquisition Proposal (as defined in Section 4.2(c), (ii) participate in any discussions or negotiations or enter into any agreement, letter of intent, arrangement or understanding (whether binding or not) with, or provide any information to, any Person relating to or in connection with any Acquisition Proposal, or take any other action to facilitate any Acquisition Proposal, or (iii) adopt, accept, approve, endorse or recommend any proposal or offer from any Person relating to any Acquisition Proposal; provided, however, that notwithstanding the foregoing, prior to the approval of this Agreement and the Merger at the Company Shareholders’ Meeting, this Section 4.2(a) shall not prohibit the Company from furnishing nonpublic information regarding the Company and its Subsidiaries to, or entering into discussions or negotiations with, any person or group who has submitted (and not withdrawn) to the Company an unsolicited, written, bona fide Acquisition Proposal that the Board of Directors of the Company reasonably concludes (based on the written advice of its financial advisor) constitutes or is reasonably expected to lead to a Superior Offer (as hereinafter defined) if (1) neither the Company nor any representative of the Company and its Subsidiaries shall have violated any of the restrictions set forth in this Section 4.2, (2) the Board of Directors of Company concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action would cause the Board of Directors of the Company to violate its fiduciary obligations to the Company’s shareholders under applicable law, (3) at least two (2) Business Days prior to furnishing any such nonpublic information to, or entering into any such discussions with, such person or group, the Company gives Parent written notice of the identity of such person or group and all of the material terms and conditions of such Acquisition Proposal and of the Company’s intention to furnish nonpublic information to, or enter into discussions with, such person or group, and the Company receives from such person or group an executed confidentiality agreement containing terms at least as restrictive with regard to the Company’s confidential information as the Confidentiality Agreement (as defined in Section 5.3), and (4) contemporaneously with furnishing any such nonpublic information to such person or group, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent). The Company and its Subsidiaries shall immediately cease any and all existing activities, discussions or negotiations with any parties conducted before executing this Agreement with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer, director, employee, agent or consultant of the Company or any of its Subsidiaries or any investment banker, attorney, agent or other advisor or representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 4.2 by the Company.

            (b) In addition to the obligations of the Company set forth in paragraph (a) of this Section 4.2, the Company as promptly as reasonably practicable (and in any event within 24 hours) shall advise Parent orally and in writing of any Acquisition Proposal or any request for non-public information or other inquiry, whether it is written (including any in any electronic format) or oral, which the Company reasonably believes could lead to an Acquisition Proposal, the material terms and conditions of such Acquisition Proposal, request or inquiry (including a complete copy thereof), and the identity of the person or group making any such Acquisition Proposal, request or inquiry. The Company shall keep Parent informed as promptly as reasonably practicable in all material respects of the status and details (including material amendments or proposed amendments) of any such Acquisition Proposal, request or inquiry.

            (c) For the purposes of this Agreement, “Acquisition Proposal” means any expression of interest, request, inquiry, offer or proposal relating to any transaction or series of related transactions involving: (A) any acquisition or purchase by any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 20% interest in the total outstanding voting securities of the Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 20% or more of the total outstanding voting securities of the Company or any of its subsidiaries, (B) any merger, consolidation, recapitalization, reorganization, business combination, acquisition or similar transaction involving the Company or any of its Subsidiaries; (C) any sale, lease, exchange, transfer, license, acquisition or disposition of the assets of the Company or any of its Subsidiaries (other than immaterial assets or the nonexclusive licensing of software, in each case in the ordinary course of business); (C) any liquidation or dissolution of the Company; (D) any equity or debt financing transaction involving the Company or any of its Subsidiaries; or (E) any combination of the foregoing.

            (d) Without prejudice to any rights to judicial relief Parent may otherwise have, Company agrees that Parent shall be entitled to equitable relief, including an injunction, in the event of any actual or threatened breach of the provisions of this Section 4.2 and Company shall not oppose the granting of such relief. Company also agrees that it will not seek, and it agrees to waive, any requirement for the securing or posting of a bond in connection with Parent seeking or obtaining such relief. No failure or delay by Parent in exercising any rights hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof.

ARTICLE V

ADDITIONAL AGREEMENTS

        5.1 Proxy Statement.

            (a) As promptly as reasonably practicable following the date hereof, the Company shall prepare and file with the SEC proxy materials which shall constitute the Proxy Statement (such proxy statement, and any amendments or supplements thereto, the “Proxy Statement”) with respect to the Merger. The Proxy Statement shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. The Company shall consult with the Parent and permit Parent to participate in connection with the preparation of the Proxy Statement, including by giving (i) Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement, each time before such documents (or any amendments thereto) are filed with the SEC, (ii) reasonable and good faith consideration to any comments made by Parent and its counsel, (iii) promptly to Parent and its counsel any comments or other communications, whether written or oral, the Company or its counsel may receive from time to time from the SEC with respect to the Proxy Statement, (iv) a reasonable opportunity to participate in the response to those comments by giving (A) Parent and its counsel a reasonable opportunity to review and comment on the SEC comments and proposed response, (B) reasonable and good faith consideration to any comments made by Parent and its counsel, and (C) the opportunity to participate in or be fully advised by Company counsel regarding any discussions or meetings with the SEC (or the SEC staff). The Proxy Statement shall include reference to the approval of the Merger by the Board of Directors of the Company and the recommendation of the Board of Directors of the Company to the Company’s shareholders that they vote in favor of approval of this Agreement and the Merger.

            (b) The Company shall, as promptly as practicable after receipt thereof, provide the Parent with copies of any written comments and advise the Parent of any oral comments, with respect to the Proxy Statement received from the SEC. The Company shall use all reasonable efforts to cause the Proxy Statement to be filed and thereafter cleared by the SEC as quickly as practicable after the date hereof. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Proxy Statement shall be made without the approval of both parties, which approval shall not be unreasonably withheld or delayed; provided, that with respect to documents filed by the Company which are incorporated by reference in the Proxy Statement, Parent’s right of approval shall apply only with respect to information relating to Parent or its business, financial condition or results of operations.

            (c) As promptly as practicable after the Proxy Statement has been approved or otherwise cleared by the SEC, the Company will use reasonable efforts to cause the Proxy Statement to be promptly mailed to the Company’s shareholders.

            (d) If at any time prior to the Effective Time any information relating to Parent or the Company, or any of their respective affiliates, officers or directors, should be discovered by Parent or the Company which should be set forth in an amendment or supplement to the Proxy Statement so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the shareholders of the Company. All documents that the Company is responsible for filing with the SEC in connection with the Merger will comply as to form in all material respects with the applicable requirements of the rules and regulations of the Securities Act and the Exchange Act.

        5.2 Company Shareholders’ Meeting.

            (a) Promptly after the date hereof, the Company shall take all action necessary in accordance with the VSCA and its Articles of Incorporation and Bylaws to call, give notice of, convene and hold a meeting of its shareholders (the “Company Shareholders’ Meeting”) to be convened as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the SEC clears the Proxy Statement, for the purpose of voting upon approval and adoption the Merger and this Agreement. Subject to Section 5.2(c), the Company shall use its reasonable efforts to solicit from its shareholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and will take all other action necessary to secure the vote or consent of its shareholders required by VSCA to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company (i) may adjourn or postpone the Company Shareholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to the Company’s shareholders in advance of a vote on the Merger and this Agreement or (ii) shall (unless Parent otherwise consents in writing) adjourn or postpone the Company Shareholders’ Meeting, if as of the time for which the Company Shareholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) or subsequently rescheduled or reconvened, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholders’ Meeting. The Company shall ensure that the Company Shareholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by the Company in connection with the Company Shareholders’ Meeting are solicited, in compliance with VSCA, the Company’s Articles of Incorporation and Bylaws and all other applicable legal requirements. The Company’s obligation to call, give notice of, convene and hold the Company Shareholders’ Meeting in accordance with this Section 5.2(a) shall not be limited or affected by the commencement, disclosure, announcement or submission to Company of any Acquisition Proposal or Superior Offer (as defined below), or by any withdrawal, amendment or modification of the recommendation of the Board of Directors of the Company with respect to this Agreement or the Merger.

            (b) Subject to Section 5.2(c): (i) the Board of Directors of the Company shall recommend that the Company’s shareholders vote in favor of and adopt and approve the Merger and this Agreement at the Company Shareholders’ Meeting; (ii) the Proxy Statement shall include a statement to the effect that the Board of Directors of the Company has unanimously recommended that Company’s shareholders vote in favor of and adopt and approve this Agreement and the Merger at the Company Shareholders’ Meeting; and (iii) neither the Board of Directors of the Company nor any committee thereof shall withhold, withdraw, amend or modify (or propose or resolve to withhold, withdraw, amend or modify) the adoption, approval, determination of advisability or recommendation to the Company’s shareholders of the Board of Directors of the Company of this Agreement, the Merger and the transactions contemplated hereby.

            (c) Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall prevent the Board of Directors of the Company from withholding, withdrawing, amending or modifying its recommendation in favor of the Merger if (i) such action is taken in response to a Superior Offer (as defined below) made to the Company which is not withdrawn, (ii) the Company shall have provided written notice to Parent (a “Notice of Superior Offer”) advising Parent that the Company has received a Superior Offer, specifying all of the material terms and conditions of such Superior Offer and identifying the person or entity making such Superior Offer, (iii) Parent shall not have, within two Business Days of Parent’s receipt of the Notice of Superior Offer, made an offer that the Company’s Board of Directors by a majority vote determines in its good faith judgment (after having received the written advice of a financial advisor of national standing) to be at least as favorable to the Company’s shareholders as such Superior Offer (it being agreed that the Board of Directors of the Company shall convene a meeting to consider any such offer by Parent promptly following the receipt thereof), (iv) the Board of Directors of the Company concludes in good faith, after consultation with its outside counsel, that, in light of such Superior Offer, the failure to withhold, withdraw, amend or modify such recommendation would cause the Board of Directors of Company to violate its fiduciary obligations to the Company’s shareholders under applicable law, and (v) the Company shall not have violated any of the restrictions set forth in Section 4.2 or this Section 5.2. The Company shall provide Parent with at least two Business Days prior notice of any meeting of the Company’s Board of Directors at which the Company’s Board of Directors is to consider any Acquisition Proposal to determine whether such Acquisition Proposal is a Superior Offer. Nothing contained in this Section 5.2(c) shall limit the Company’s obligation to convene the Company Shareholders’ Meeting (regardless of whether the recommendation of the Board of Directors of Company shall have been withdrawn, amended or modified).

            (d) For the purposes of this Agreement, “Superior Offer” shall mean an unsolicited, bona fide written offer to consummate any of the following transactions: (i) a merger or consolidation involving the Company pursuant to which the shareholders of the Company immediately preceding such transaction will hold less than 50% of the equity interest in the surviving or resulting entity of such transaction; or (ii) the acquisition by any person or group (including, without limitation, by way of a tender offer or an exchange offer or a two step transaction involving a tender offer followed with reasonable promptness by a merger involving the Company), directly or indirectly, of ownership of 100% of the then outstanding shares of capital stock of the Company, in any case on terms that the Board of Directors of the Company determines, in its reasonable judgment (based on the written advice of its financial advisor), will be more favorable to the Company shareholders than the terms of the Merger, from a financial point of view (taking into account all of the terms and conditions of such offer, and relevant legal and financial aspects of the offer, the identity of the third party making such offer, the conditions for completion and the likelihood of consummation); provided, however, that any such offer shall not be deemed to be a “Superior Offer” if the consummation of the transaction contemplated by such offer is subject to a financing condition.

            (e) Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from taking and disclosing to its shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided that neither the Company nor its Board of Directors shall, except as permitted by this Agreement, propose to withhold, withdraw, amend or modify its recommendation in favor of this Agreement and the Merger, or approve or recommend, or propose to publicly approve or recommend, a Superior Offer.

        5.3 Access to Information; Confidentiality.

            (a) Upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives and agents of Parent (collectively “Parent Representatives”), reasonable access, during the period prior to the Effective Time, to all its properties, books, Contracts, customers, commitments and records and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties, books, Contracts, commitments, record and personnel as Parent may reasonably request. The Company shall (and shall cause each of its Subsidiaries to) make available to the Parent the appropriate individuals for discussion of such entity’s business, properties and personnel as Parent or the Parent Representatives may reasonably request. No investigation pursuant to this Section 5.3(a) shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

            (b) Parent shall keep all information obtained pursuant to Section 5.3(a) confidential in accordance with the terms of the Mutual Confidentiality Agreement, dated December 1, 2004 (the “Confidentiality Agreement”), between Parent and the Company. Anything contained in the Confidentiality Agreement to the contrary notwithstanding, the Company and Parent hereby agree that each such party may issue press release(s) or make other public announcements in accordance with Section 5.7.

        5.4 Reasonable Best Efforts; Further Assurances.

            (a) Upon the terms and subject to the conditions and other provisions set forth in this Agreement, each party hereto shall use its reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other party or parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, and by the Related Agreements (as defined in Section 6.2(e)). The Company and Parent shall use its reasonable best efforts to (i) as promptly as practicable, obtain all Approvals (including those referred to in Sections 2.6(a) and 2.6(b) of this Agreement and Sections 2.6(a) and 2.6(b) of the Company Disclosure Schedule), and the Company and Parent shall make all filings under applicable Law required in connection with the authorization, execution and delivery of this Agreement and the Related Agreements by the Company and Parent and the consummation by them of the transactions contemplated hereby and thereby, including the Merger (in connection with which Parent and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filings and, if requested, shall accept all reasonable additions, deletions or changes suggested in connection therewith); (ii) furnish all information required for any application or other filing to be made pursuant to the VSCA or any other Law or any applicable Regulations of any Governmental Authority (including all information required to be included in the Proxy Statement or the Registration Statement) in connection with the transactions contemplated by this Agreement and the Related Agreements; and (iii) lift, rescind or mitigate the effects of any injunction or other Order adversely affecting the ability of any party hereto to consummate the transactions contemplated hereby and thereby and to prevent, with respect to any threatened or such injunction or other Order, the issuance or entry thereof, provided, however, that neither Parent nor any of its Affiliates shall be under any obligation to (x) make proposals, execute or carry out agreements or submit to Orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent, any of its Affiliates, including its Subsidiaries, or the Company or its Subsidiaries or the holding separate of the Company Common Stock or imposing or seeking to impose any limitation on the ability of Parent or any of its Affiliates, including its Subsidiaries, to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of Company Common Stock, or (y) otherwise take any step to avoid or eliminate any impediment which may be asserted under any Law governing competition, monopolies or restrictive trade practices which, in the reasonable judgment of Parent, might result in a limitation of the benefit expected to be derived by Parent as a result of the transactions contemplated hereby or might adversely affect the Company or Parent or any of Parent’s Affiliates, including its Subsidiaries. Neither party hereto will take any action which results in any of the representations or warranties made by such party pursuant to Articles II or III, as the case may be, becoming untrue or inaccurate in any material respect.

            (b) The parties hereto shall use their reasonable best efforts to satisfy or cause to be satisfied all of the conditions precedent that are set forth in Article VI, as applicable to each of them, and to cause the transactions contemplated by this Agreement to be consummated, subject to the other provisions of this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

            (c) The Company and Parent shall cooperate with one another:

                (i) in connection with the preparation of the Proxy Statement;

                (ii) in connection with the preparation of any filing required by any Foreign Competition Laws (as defined herein);

                (iii) in determining whether any action by or in respect of, or filing with, any Governmental Authority or other third party, is required, or any Approvals are required to be obtained from parties in connection with the consummation of the transactions contemplated hereby;

                (iv) in seeking any Approvals or making any filings, including furnishing information required in connection therewith or with the Proxy Statement, and seeking timely to obtain any such Approvals, or making any filings; and

                (v) in order to facilitate the achievement of the Merger.

            (d) The Company shall use its reasonable best efforts to cause its Affiliates and other Persons to transfer and assign all rights necessary for the Company to continue to conduct its business consistent with historical operations and as currently conducted, pursuant to documentation and in a manner reasonably acceptable to Parent.

        5.5 Employee Benefits.

            (a) The Company agrees to provide Parent with, and to cause each of its Subsidiaries to provide Parent with, reasonable access to its employees during normal working hours following the date of this Agreement, to among other things, provide information about Parent to such employees. All communications by Parent with Company employees shall be conducted in a manner that does not disrupt or interfere with the Company’s efficient and orderly operation of its business. In the event that the Company validly elects under Section 7.1(h) hereof not to consummate the Merger, Parent agrees that, for a period of twelve (12) months following such election, it will not solicit for employment or encourage any current employee of the Company (i.e., any person who is then employed by the Company) to leave the employment of the Company, but the foregoing shall not prohibit Parent from hiring anyone who has not been employed by the Company within ninety (90) days prior to such hiring by the Parent (so long as Parent has not encouraged such person to leave the employ of the Company) or any former employee of the Company who applies for employment by Parent on an unsolicited basis so long as such employee has not been employed by the Company within ninety (90) days prior to being hired by the Parent.

            (b) The Company agrees to take all actions necessary to amend, merge, freeze or terminate all compensation and benefit plans, effective at the Closing Date, as requested in writing by Parent. Without limiting the generality of the foregoing, if requested by Parent in writing prior to the Effective Time, the Company shall cause to be adopted prior to the Effective Time resolutions of the Company’s Board of Directors to cease all contributions to the Company 401(k) Plan (the “401(k) Plan”), and to terminate the 401(k) Plan, immediately prior to the Effective Time. Such resolutions shall provide (to the extent required under Section 411 of the Code) that all participants shall be fully vested in their account balances under the 401(k) Plan. Such resolutions shall also authorize distributions of 401(k) Plan balances to participants (to the extent permitted under Section 401(k)(10) of the Code) as soon as practicable following the Company’s receipt from the Internal Revenue Service of a favorable determination letter regarding the tax-qualified status of the 401(k) Plan following its termination. The Company shall deliver to Parent an executed copy of such resolutions as soon as practicable following their adoption by Company’s Board of Directors and shall fully comply with such resolutions.

        5.6 Notification of Certain Matters.

            (a) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which results in any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect (or, in the case of any representation or warranty qualified by its terms by materiality or Material Adverse Effect, then untrue or inaccurate in any respect) and any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.6 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

            (b) Each of the Company and Parent shall give prompt notice to the other of (i) any notice or other communication from any Person alleging that the Approval of such Person is or may be required in connection with the Merger or the Related Agreements, (ii) any notice or other communication from any Governmental Authority in connection with the Merger or the Related Agreements, (iii) any Litigation, relating to or involving or otherwise affecting (A) Parent that relates to the Merger or the Related Agreements or (B) the Company or its Subsidiaries; (iv) the occurrence of a default or event that, with notice or lapse of time or both, will become a default under any Material Agreement of the Company; and (v) any change that could reasonably be expected to have a Material Adverse Effect on the Company or Parent or is likely to delay or impede the ability of either Parent or the Company to consummate the transactions contemplated by this Agreement or the Related Agreements or to fulfill their respective obligations set forth herein or therein.

            (c) Each of the Company and Parent shall give (or shall cause their respective Subsidiaries to give) any notices to third Persons, and use, and cause their respective Subsidiaries to use, its reasonable best efforts to obtain any consents from third Persons (i) necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (ii) otherwise required under any Contracts in connection with the consummation of the transactions contemplated hereby or (iii) required to prevent a Material Adverse Effect on the Company or Parent from occurring. If any Party shall fail to obtain any such consent from a third Person, such Party shall use its reasonable best efforts, and will take any such actions reasonably requested by the other parties, to limit the adverse effect upon the Company and Parent, their respective Subsidiaries, and their respective businesses resulting, or which would result after the Effective Time, from the failure to obtain such consent.

        5.7 Public Announcements. Parent and the Company shall consult with and obtain the approval of the other Party before issuing any press release or other public announcement with respect to the Merger or this Agreement and neither of them nor any of their respective representatives shall issue any press release prior to such consultation and approval, except as may be required by Law or any listing agreement related to the trading of the shares of either Party on any national securities exchange or national automated quotation system, in which case the Party proposing to issue such press release or make such public announcement shall use its reasonable best efforts to consult in good faith with the other Party before issuing any such press release or making any such public announcement.

        5.8 Takeover Laws. If any form of anti-takeover statute, Regulation or charter provision or Contract is or shall become applicable to the Merger or the transactions contemplated hereby or by the Related Agreements, the Company and the Board of Directors of the Company shall grant such Approvals and take such actions as are necessary under such Laws and provisions so that the transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of such Law, provision or Contract on the transactions contemplated hereby or thereby.

        5.9 Indemnification; Directors and Officer Insurance.

            (a) From and after the Effective Time, Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements between the Company and its directors and officers as of the Effective Time (the “Indemnified Parties”) and any indemnification provisions under the Company’s Articles of Incorporation and/or Bylaws as in effect on the date hereof. The Articles of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Articles of Incorporation and Bylaws of Company as in effect on the date hereof. It is expressly understood and agreed that the Indemnification Agreements entered into between the Company and certain of its officers and directors on or about February 4, 2005 or prior, will be modified retroactively to such date, and that all current officers and directors will execute amended Indemnification Agreements in the form attached hereto as Exhibit E.

            (b) Parent shall cause to be maintained for a period of three (3) years from the Effective Time the Company’s current directors and officers insurance policy (the “Company’s D&O Insurance”) to the extent that it provides coverage for events occurring prior to the Effective Time for all Persons who are directors and officers of the Company on the date of this Agreement, so long as the annual premium therefor would not be in excess of 150% of the last annual premium paid prior to the date of this Agreement (such amount, the “Maximum Premium”). Upon request by Parent, the Company shall use its reasonable best efforts to extend coverage under the Company’s D&O Insurance by obtaining a three-year “tail” policy (provided, that the lump sum payment to purchase such coverage does not exceed three times the Maximum Premium) and such “tail” policy shall satisfy Parent’s obligations under this Section 5.9(a). Parent’s obligations under this Section 5.9(a) shall also be satisfied if Parent’s directors and officers insurance provides (or is amended to provide) substantially similar coverage for events occurring prior to the Effective Time for Persons who are directors and officers of the Company on the date of this Agreement. If the Company’s existing directors and officers insurance expires, is terminated or canceled during such three-year period or a “tail” policy cannot be purchased on the terms set forth above and Parent cannot or determines not to satisfy its obligations under this Section 5.9(a) pursuant to the preceding sentence, Parent shall use its reasonable best efforts to cause to be obtained as much directors and officers insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous than the Company’s D&O Insurance.

            (c) The provisions of this Section 5.9 are intended to be for the benefit of, and shall be enforceable by, each Person entitled to the benefits hereof and the heirs and representatives of such Person.

        5.10 Voting Agreement. The Company shall use its reasonable best efforts, on behalf of Parent and pursuant to the request of Parent, to cause each shareholder of the Company named on the signature pages to the Voting Agreement to execute and deliver to Parent, concurrently with the execution of this Agreement, and to comply with, the Voting Agreement. The Company acknowledges and agrees to be bound by and comply with the provisions of Section 5 of the Voting Agreement as if a party thereto with respect to transfers of record of ownership of shares of the Company Common Stock, and agrees to notify the transfer agent for any Company Common Stock and provide such documentation and do such other things as may be necessary to effectuate the provisions of such Voting Agreement. To the extent required, the Company, Parent and/or such shareholders shall file such Form 13D’s as are required.

        5.11 Termination of Registration Rights. The Company shall, promptly following the date hereof, take all action necessary to terminate any and all registration rights granted to any holder of shares of Company Common Stock or any other shares of Company Common Stock issued as or issuable upon the conversion or exercise of any warrant, option, right, share, or other security which is issued as a dividend or other distribution with respect to, or in exchange for or in replacement of any Company Common Stock; and provided, further, that the Company shall cause all such registration rights to terminate prior to the Closing.

ARTICLE VI

CONDITIONS OF MERGER

        6.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

            (a) Proxy Statement. The Proxy Statement shall have been approved or cleared by the SEC; no stop order suspending the use of the Proxy Statement shall have been issued by the SEC, and no proceedings for that purpose shall have been initiated or, to the Knowledge of Parent or the Company, threatened by the SEC.

            (b) Shareholder Approval. This Agreement, the Merger and the related Plan of Merger shall have been approved and adopted by the requisite vote of the shareholders of the Company, in accordance with the VSCA and the Articles of Incorporation and Bylaws of the Company.

            (c) Foreign Competition Laws. All applicable waiting periods or approvals under Foreign Competition Laws shall have expired or been terminated or received.

            (d) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other Order (whether temporary, preliminary or permanent) issued by any Court of competent jurisdiction or other legal restraint or prohibition shall be in effect which prevents the consummation of the Merger on substantially the same terms and conferring on Parent substantially all the rights and benefits as contemplated herein, nor shall any proceeding brought by any Governmental Authority, domestic or foreign, seeking any of the foregoing be pending, and there shall not be any action taken, or any Law or Order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger on substantially the same terms and conferring on Parent substantially all the rights and benefits as contemplated herein illegal.

        6.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the following conditions:

            (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement and the Related Agreements, shall be true and correct on and as of the Effective Time, with the same force and effect as if made on and as of the Effective Time (other than representations and warranties which address matters only as of a particular date, in which case such representations and warranties shall be true and correct, on and as of such particular date), except for any failure of such representations and warranties to be true and correct which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; provided, however, for purposes of this Section 6.2(a), the representations and warranties of the Company shall be construed as if they did not contain any qualification that refers to a Material Adverse Effect or materiality; and Parent and Merger Sub shall have received a certificate to such effect signed by the Chief Executive Officer and Chief Financial Officer of the Company.

            (b) Agreements and Covenants. The Company shall have performed or complied with all agreements and covenants required by this Agreement and the Related Agreements to be performed or complied with by it on or prior to the Effective Time and Parent and Merger Sub shall have received a certificate to such effect signed by the Chief Executive Officer and Chief Financial Officer of the Company. The Board of Directors of the Company shall not have withdrawn or materially modified its approval or recommendation of the Merger, or resolved to do so, or taken any action having the foregoing effect.

            (c) Third Party Consents. Parent shall have received evidence, in form and substance reasonably satisfactory to it, that those Approvals of Governmental Authorities and other third parties set forth in Section 2.6(a) or (b) of the Company Disclosure Schedule (or not described in Section 2.6(a) or (b) of the Company Disclosure Schedule but required to be so described) have been obtained, except where failure to have been so obtained, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

            (d) Assignment of All Material Agreements. All Material Agreements must be approved or consented to by the other parties for assignment, transfer or novation to Parent.

            (e) Related Agreements. The Voting Agreement, the Amendments to Executive Change in Control Agreements, the Separation Agreements for Troy Hartless, either a Separation Agreement or Employment Agreement for Norman Welsch (as designated by Parent not less than fifteen days prior to Closing), a Consulting Agreement for the services of Edwin Miller, an Employment Agreement for Lyall Vanatta, and the Employment Agreements for Robert McClure and Bruce Morton (collectively, the “Related Agreements”) shall be in full force and effect as of the Effective Time and become effective in accordance with the respective terms thereof, and the actions required to be taken thereunder by the parties thereto prior to the Effective Time shall have been taken, and each Person who or which is required or contemplated by the parties hereto to be a party to any Related Agreement who or which did not theretofore enter into such Related Agreement shall execute and deliver such Related Agreement, except actions required under the Voting Agreement which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on or materially impede the ability of the parties to consummate the Merger as contemplated herein.

            (f) Employees and Agreements.

                (1) The “Change in Control” agreement(s) and any other senior management employment agreements currently in place at the Company must be voluntarily terminated by all parties. New agreements pertaining to severance or continued employment or consulting of members of senior management of the Company must be executed in the form attached hereto as ExhibitF.

                (2) Ninety percent (90%) of the total number of the government and intel direct billable employees of the Company as of June 20, 2005 and ninety percent (90%) of the total number of key employees of the Company identified by Parent in Schedule 6.2(f) of the Parent Disclosure Schedule must accept employment with Parent, with the Company having no obligation to cause any particular person to accept employment with Parent other than Bruce Morton, Robert McClure, Lyall Vanatta, Edwin Miller, and, if requested by Parent not less than fifteen days prior to Closing, Norman Welsch.

            (g) Cash at Closing; Working Capital Requirements. The target Net Working Capital (as defined herein) of the Company as of the Closing Date shall be $2,000,000.00. If the actual Net Working Capital as of the Closing Date is less than $1,900,000.00, the aggregate Merger Consideration shall be reduced by the difference between $1,900,000.00 and the actual Net Working Capital; provided that the maximum decrease in the aggregate Merger Consideration under this Section 6.2(g) shall not exceed $200,000.00, and if the actual Net Working Capital is below $1,700,000, then Parent may terminate this Agreement. If the actual Net Working Capital as of the Closing Date is greater than $2,100,000.00, the aggregate Merger Consideration shall be increased by the difference between the actual Net Working Capital and $2,100,000.00, provided that the maximum increase in the aggregate Merger Consideration under this Section 6.2(g) shall not exceed $300,000.00. The actual Net Working Capital shall be deemed to be the amount of Net Working Capital reflected on the Company’s Closing Balance Sheet. The Company must pay or record a current liability as of the Closing for each of the following pre-closing “deal costs”: attorneys’ fees, accounting fees, and other professional fees, including the costs of a fairness opinion. In addition, in any event, the Company must have a minimum of $1,300,000.00 in cash as of the Closing Date, after subtracting the pre-closing deal costs referenced in the preceding sentence. Notwithstanding anything to the contrary in this Agreement or any other agreement between the parties hereto, the following items shall be the sole obligation of the Parent in the event the Closing occurs and such items shall not be deducted from nor otherwise included in the calculation of Net Working Capital of the Company: (i) the cost of the “tail” portion of the Company’s D&O Insurance, (ii) all severance obligations to members of the senior management team of the Company, and (iii) the one percent (1%) fee payable by the Company to Edwin Miller as a result of the Merger. All accrued but unused vacation amounts of employees of the Company shall be the sole obligation of the Parent in the event the Closing occurs; such amounts shall not be deducted from the calculation of minimum cash of the Company as of the Closing Date; payment of such amounts shall be the sole responsibility of Parent; however, such amounts shall be part of the calculation of the Net Working Capital of the Company.

            (h) Material Adverse Effect. There shall have been no events, changes or effects, individually or in the aggregate, with respect to the Company or any of its Subsidiaries or any of the business, prospects, or commercial relationships of the Company or its Subsidiaries having, or that could reasonably be expected to have, a Material Adverse Effect on the Company or its Subsidiaries.

            (i) Dissenters’ Rights. To the extent dissenters’ rights apply to the transactions contemplated by this Agreement, the holders of no more than five percent (5%) of the outstanding shares of Company Common Stock shall have provided notice to the Company of such holders’ intent to demand payment for shares of Company Common Stock or shall have otherwise asserted dissenters’ rights.

        6.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the following conditions:

            (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct on and as of the Effective Time (other than representations and warranties which address matters only as of a particular date, in which case such representations and warranties shall be true and correct on and as of such particular date), except for any failure of such representations and warranties to be true and correct which could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Parent or Merger Sub to consummate the Merger; provided, however, for purposes of this Section 6.3(a), the representations and warranties of Parent and Merger Sub shall be construed as if they did not contain any qualification that refers to a Material Adverse Effect or materiality; and the Company shall have received a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of Parent.

            (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of Parent.

            (c) Material Adverse Effect. There shall have been no events, changes or effects, individually or in the aggregate, with respect to Parent or any of its Subsidiaries or any of the business, prospects, or commercial relationships of Parent or its Subsidiaries having, or that could reasonably be expected to have, a Material Adverse Effect on Parent or its Subsidiaries.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

        7.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the shareholders of the Company:

            (a) By mutual written consent duly authorized by the Boards of Directors of Parent and the Company;

            (b) By either Parent or the Company if the Merger shall not have been consummated on or before August 31, 2005; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose willful failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to have been consummated on or before such date;

            (c) By either Parent or the Company, if a Court or Governmental Authority shall have issued an Order or taken any other action or is taking action of which either party has Knowledge, which Order or action if it becomes final and non-appealable will restrain, enjoin or otherwise prohibit the Merger;

            (d) By either Parent or the Company, if at the Company Shareholders’ Meeting (including any adjournment or postponement thereof) the requisite vote of the shareholders of the Company to approve and adopt this Agreement and to consummate the Merger shall not have been obtained;

            (e) By Parent, if the Company or Board of Directors of the Company or any committee thereof shall have (i) approved or recommended, or proposed to approve or recommend, any Acquisition Proposal other than the Merger, (ii) breached its obligation to present and recommend the approval and adoption of this Agreement and the Merger to the shareholders of the Company, or withdrawn or modified, or proposed to withdraw or modify, in a manner adverse to Parent or Merger Sub, its recommendation or approval of the Merger, this Agreement or the transactions contemplated hereby, (iii) failed to mail the Proxy Statement to the shareholders of the Company when the Proxy Statement was available for mailing or failed to include therein such approval and recommendation (including the recommendation that the shareholders of the Company vote in favor of the adoption of the Merger Agreement), (iv) upon a request by Parent to publicly reaffirm the approval and recommendation of the Merger, this Agreement and the transactions contemplated hereby, failed to do so within two Business Days after such request is made, (v) entered, or caused the Company or any Subsidiary to enter, into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, (vi) breached any provision of Section 4.2 or Section 5.2, or (vii) resolved or announced its intention to do any of the foregoing;

            (f) By Parent, if (i) any Person (other than Parent or an Affiliate of Parent) acquires beneficial ownership of or the right to acquire 20% or more of the outstanding shares of capital stock or other equity interests of the Company or any Subsidiary; or (ii) a tender or exchange offer relating to securities of the Company shall have been commenced by a Person unaffiliated with Parent, and the Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Securities Act, within 10 Business Days after such tender or exchange offer is first published, sent or given, a statement that the Company recommends rejection of such tender or exchange offer;

            (g) By Parent, if neither Parent nor Merger Sub is in material breach of its obligations under this Agreement, and if (i) at any time any of the representations and warranties of the Company herein become untrue or inaccurate such that Section 6.2(a) would not be satisfied (treating such time as if it were the Effective Time for purposes of this Section 7.1(g)) or (ii) there has been a breach on the part of the Company of any of its covenants or agreements contained in this Agreement such that Section 6.2(b) would not be satisfied or (iii) any of the other conditions in Section 6.2 would not be satisfied (treating such time as if it were the Effective Time for purposes of this Section 7.1(g)), and, in both case (i) and case (ii), such breach (if curable) has not been cured within 15 days after notice to the Company;

            (h) By the Company, if it is not in material breach of its obligations under this Agreement, and if (i) at any time any of the representations and warranties of Parent or Merger Sub herein become untrue or inaccurate such that Section 6.3(a) would not be satisfied (treating such time as if it were the Effective Time for purposes of this Section 7.1(h)) or (ii) there has been a breach on the part of Parent or Merger Sub of any of their respective covenants or agreements contained in this Agreement such that Section 6.3(b) would not be satisfied (treating such time as if it were the Effective Time for purposes of this Section 7.1(h)), and such breach (if curable) has not been cured within 15 days after notice to Parent; or

            (i) By Parent, if any of the shareholders of the Company that is a party to the Voting Agreement shall have breached or failed to perform in any material respect any representation, warranty, covenant or agreement contained therein, that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on or materially impede the ability of the parties to consummate the Merger as contemplated herein;

            (j) By Company, if its Board of Directors determines in its reasonable good faith judgment (after consultation with and advice from its outside counsel and financial advisor) that a Superior Proposal must be accepted; provided that (A) the Superior Proposal was made on an unsolicited basis and not in violation of this Agreement, and (B) the Company’s Board of Directors shall have concluded in its good faith judgment, only after consultation with and advice from outside legal counsel, that the failure to terminate this Agreement and pursue the Superior Proposal would cause the Company’s Board of Directors to violate its fiduciary duties to the Company’s shareholders under applicable law. “Superior Proposal” means any bona fide written proposal from any person to acquire the shares of the Company or substantially all of the assets of the Company by purchase, merger, or other form of business combination which the Company’s Board of Directors determines in its reasonable good faith judgment (after consultation with its outside legal counsel and financial advisor) will result in terms that are more favorable to the Company’s shareholders than the merger transaction provided for in this Agreement, from a financial point of view (taking into account all of the terms and conditions of such proposal, including any changes to the financial terms of this Agreement in response to such offer or otherwise, and relevant legal and financial aspects of the proposal, the identity of the third party making such proposal, the conditions for completion and the likelihood of consummation).

        7.2 Effect of Termination. Except as provided in this Section 7.2 and Section 7.3, in the event of the termination of this Agreement pursuant to Section 7.1, this Agreement (other than this Section 7.2, Sections 5.3(b) (Confidentiality), 5.7 (Public Announcements), and 7.3 (Fees and Expenses) and Article VIII (General Provisions), which shall survive such termination) shall forthwith become void, and there will be no liability on the part of Parent, Merger Sub or the Company or any of their respective officers or directors to the other and all rights and obligations of any party hereto will cease, except that nothing herein will relieve any party from liability for any breach, prior to termination of this Agreement in accordance with its terms, of any representation, warranty, covenant or agreement contained in this Agreement.

        7.3 Fees and Expenses.

            (a) Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

            (b) (1) In the event that this Agreement is terminated pursuant to Section 7.1 (d) and the percentage of shares voting in favor of this Merger Agreement and Plan of Merger is less than fifty-seven percent (57%) of all shares entitled to vote, then the Company shall pay to Parent, no later than the second Business Day after such termination of this Agreement, the amount of Parent Expenses actually and reasonably incurred (as defined below), which Parent Expenses shall be payable by wire transfer of immediately available funds to an account specified by Parent, with such payment being made by the Company to Parent no later than the second Business Day after such termination of this Agreement. As used in this Agreement, the term “Parent Expenses” shall mean those fees and expenses actually incurred by Parent in connection with this Agreement, the Related Agreements and the transactions contemplated hereby and thereby, and all activities preparatory to this Agreement, including Parent’s internal expenses and the fees and expenses of counsel, investment bankers, accountants, experts, consultants and other Parent Representatives from January 2005 to the date of termination, up to a maximum amount of $400,000.00.

                (2) Subject to Section 7.3(b)(3) below, in the event that this Agreement is terminated pursuant to one of the sections of this Agreement referenced below, then the following amounts shall be paid in cash by the Company to the Parent by wire transfer of immediately available funds to an account specified by Parent, with such payment being made by the Company to Parent no later than the second Business Day after such termination of this Agreement:

                    (i) in the event this Agreement is terminated pursuant to Section 7.1(e), then the Company shall pay to Parent a fee in cash equal to $350,000.00 (the “Termination Fee”) plus the amount of Parent Expenses (as defined above);

                    (ii) in the event this Agreement is terminated pursuant to Section 7.1(f)(ii), then the Company shall pay to Parent the Termination Fee plus the amount of Parent Expenses;

                    (iii) in the event this Agreement is terminated pursuant to Section 7.1 (g), then the following shall apply:

                        (A) if a condition referenced in Section 7.1(g)(i) or (ii) occurs which is not cured by the Company within 15 days after notice to the Company, then the Company shall pay to Parent the Termination Fee plus the amount of Parent Expenses;

                        (B) if the requirements of Section 6.2(c) are not satisfied nor cured by the Company within 15 days after notice to the Company, then the Company shall pay to Parent only the amount of Parent Expenses;

                        (C) if the requirements of Section 6.2(d) are not satisfied and such items(s) are expected to result in a loss by the Company of Material Agreements with an aggregate of $250,000 or more of revenue available to be earned by the Company during the remainder of the life of such Material Agreements, then the Company shall pay to Parent the Termination Fee plus the amount of Parent Expenses;

                        (D) if the requirements of Section 6.2(d) are not satisfied nor cured by the Company within 15 days after notice to the Company and such item(s) are expected to result in a loss by the Company of Material Agreements with an aggregate of less than $250,000 revenue available to be earned by the Company during the remainder of the life of such Material Agreements, then the Company shall pay to Parent only the amount of Parent Expenses;

                        (E) if the requirements of Section 6.2(e) are not satisfied, then the Company shall pay to Parent the Termination Fee plus the amount of Parent Expenses;

                        (F) if the requirements of Section 6.2(f) are not satisfied then the Company shall pay to Parent the Termination Fee plus the amount of Parent Expenses;

                        (G) if the requirements of Section 6.2(g) for the Company to have minimum Net Working Capital of at least $1,700,000 and cash of at least $1,300,000 are not satisfied, then the Company shall pay to Parent the Termination Fee plus the amount of Parent Expenses;

                        (H) if the requirements of Section 6.2(h) are not satisfied and such item(s) are expected to result in a Material Adverse Effect on the Company of $250,000 or more, then the Company shall pay to Parent the Termination Fee plus the amount of Parent Expenses;

                        (I) if the requirements of Section 6.2(h) are not satisfied nor cured by the Company within 15 days after notice to the Company and such item(s) are expected to result in a Material Adverse Effect on the Company of less than $250,000, then the Company shall pay to Parent only the amount of Parent Expenses; or

                        (J) if the requirements of Section 6.2(i) are not satisfied, then the Company shall pay to Parent the Termination Fee plus the amount of Parent Expenses;

                    (iv) in the event this Agreement is terminated pursuant to Section 7.1(i), then the Company shall pay to Parent the Termination Fee plus the amount of Parent Expenses; or

                    (v) in the event this Agreement is terminated pursuant to 7.1(j), then the Company shall pay to Parent the Termination Fee plus the amount of Parent Expenses.

                (3) Notwithstanding the above provisions of Sections 7.3(b)(1) and/or 7.3(b)(2), in the event this Agreement may be terminated on one of the grounds referenced in Section 7.3(b)(1) or Section 7.3(b)(2), then Parent shall have the right, but not the obligation, to waive the event which would have permitted the termination of this Agreement and resulted in an obligation on the part of the Company to pay the Parent Expenses and/or the Termination Fee, and in lieu thereof the parties may proceed to the Closing if the Company agrees to a decrease in the Merger Consideration based on the event(s), provided such decrease does not exceed an aggregate of $400,000 inclusive of any decrease in the Merger Consideration under section 6.2(g).

                (4) The parties agree that it would be impossible or extremely difficult to determine the exact amount of the damages which Parent would suffer if this Agreement is terminated because of the occurrence of any of the circumstances described above in this Section 7.3(b). The parties therefore agree that a reasonable present estimate of the damages that Parent would suffer under such circumstances, including Parent’s reasonable costs and expenses and the opportunity cost of foregone alternatives to the Merger, is the amount described above in this Section 7.3(b). The parties agree that receipt by Parent of such amount is not a penalty, but rather shall be Parent’s sole remedy in lieu of all other remedies which Parent might otherwise be able to seek under such circumstances, and shall be Parent’s full, agreed-upon and liquidated damages.

            (c) In the event that the Company terminates this Agreement pursuant to Section 7.1(h), then Parent shall pay to the Company, no later than the second Business Day after such termination of this Agreement, a fee in cash equal to $350,000.00 (the “Termination Fee”) plus the amount of Company Expenses actually and reasonably incurred (as defined below), which Company Expenses shall be payable by wire transfer of immediately available funds to an account specified by the Company. As used in this Agreement, the term “Company Expenses” shall mean those fees and expenses actually incurred by the Company in connection with this Agreement, the Related Agreements and the transactions contemplated hereby and thereby, and all activities preparatory to this Agreement, including the Company’s internal expenses and the fees and expenses of the Company’s counsel, investment bankers, accountants, experts and consultants from January 2005 to the date of termination, up to a maximum amount of $280,000.00. The parties agree that it would be impossible or extremely difficult to determine the exact amount of the damages which the Company would suffer if it terminates this Agreement pursuant to Section 7.1(h). The parties therefore agree that a reasonable present estimate of the damages that the Company would suffer under such circumstances, including the Company’s reasonable costs and expenses and the opportunity cost of foregone alternatives to the Merger, is the amount described above in this Section 7.3(c). The parties agree that receipt by the Company of such amount is not a penalty, but rather shall be the Company’s sole remedy in lieu of all other remedies which the Company might otherwise be able to seek under such circumstances, and shall be the Company’s full, agreed-upon and liquidated damages.

            (d) The Company acknowledges that the agreements contained in Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner the amounts due pursuant to Section 7.3(b) and, in order to obtain such payment, Parent makes a claim that results in payment, settlement, or a judgment against the Company for the amounts set forth in Section 7.3(b), the Company shall pay to Parent an amount equal to Parent’s reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such claim, together with interest on the amounts set forth in Section 7.3(b) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

            (e) Parent acknowledges that the agreements contained in Section 7.3(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company would not enter into this Agreement. Accordingly, if Parent fails to pay in a timely manner the amounts due pursuant to Section 7.3(c) and, in order to obtain such payment, the Company makes a claim that results in payment, settlement, or a judgment against Parent for the amounts set forth in Section 7.3(c), Parent shall pay to the Company an amount equal to the Company’s reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such claim, together with interest on the amounts set forth in Section 7.3(c) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

        7.4 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the shareholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each share of Company Common Stock and each payment under Section 1.8 shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by all of the Parties hereto.

        7.5 Waiver. At any time prior to the Effective Time, any Party hereto may extend the time for the performance of any of the obligations or other acts required hereunder, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby.

        7.6 Non-Solicitation. In the event that the Parent validly elects to terminate this Agreement, Company agrees that, for a period of twelve (12) months following such election, it will not solicit for employment or encourage any current employee of the Parent (i.e., any person who is then employed by the Parent to leave the employment of the Parent, but the foregoing shall not prohibit Company from hiring anyone who has not been employed by the Parent within ninety (90) days prior to such hiring by the Company (so long as Company has not encouraged such person to leave the employ of Parent) or any former employee of the Parent who applies for employment by Company on an unsolicited basis so long as such employee has not been employed by the Parent within ninety (90) days prior to being hired by the Company.

ARTICLE VIII

GENERAL PROVISIONS

        8.1 Survival of Representations and Warranties. The representations, warranties and agreements of the Company shall expire as of the Effective Time. The representations, warranties, and agreements of Parent shall expire once Parent complies with Section 1.10(b) of this Agreement; provided, however, that the foregoing portion of this sentence shall not abridge or limit in any way any post-Closing obligations of Parent, including all the provisions relating to the payment of the Merger Consideration.

        8.2 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if given by two of the three methods as follows: delivered personally or sent by nationally recognized overnight courier or by certified mail, postage prepaid, return receipt requested, as follows:

            (a) If to Parent or Merger Sub:

McDonald Bradley, Inc. 2250 Corporate Park Drive Suite 500 Herndon, VA 20171 Attention: Kenneth R. Bartee, President and CEO

With a copy to:

Brett L. Antonides, Esq. Brett L. Antonides, P.C. 2250 Corporate Park Drive, Suite 501 Herndon, VA 20171

            (b) If to the Company:

Infodata Systems Inc. 13454 Sunrise Valley Drive, Suite 500 Herndon, Virginia 20171 Attention: Edwin A. Miller, President and CEO

With a copy to:

Foley & Lardner LLP 3000 K Street, N.W. Suite 500 Washington, D.C. 20007 Attention: Jay W. Freedman Esq.

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. All such notices or communications shall be deemed to be received (i) in the case of personal delivery on the date of such delivery, (ii) in the case of nationally recognized overnight courier, sent for delivery the following business morning, on the date of such delivery or attempted delivery, and (iii) in the case of certified mail, three Business Days after it is deposited in the mail.

        8.3 Disclosure Schedules. The Company Disclosure Schedule and the Parent Disclosure Schedule each shall be divided into sections corresponding to the sections and subsections of this Agreement.

        8.4 Certain Definitions. For purposes of this Agreement, the term:

        “Affiliate” means any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person, including, with respect to the Company, any corporation, partnership, limited liability company, joint venture or other entity in which the Company (either alone, or through or together with any other Subsidiary) has, directly or indirectly, an interest of 10% or more.

        “Balance Sheet” means each of the balance sheets of the Company contained in the Company’s Annual Report on Form 10-KSB for the year ending December 31, 2004, Quarterly Report on Form 10-QSB for the quarter ended March 31, 2005, and subsequent unaudited and unreviewed monthly balance sheets for all complete calendar months thereafter until and including the last full month prior to the Closing Date, in each case when reasonably available after the end of each such complete calendar month, and a “Closing Balance Sheet” of the Company as of the Closing Date.

        “Beneficial owner” (including the terms “beneficial ownership” and “to beneficially own”) with respect to a Person’s ownership of any securities means such Person or any of such Person’s Affiliates or associates (as defined in Rule 12b-2 under the Exchange Act) who is deemed to beneficially own, directly or indirectly, such securities within the meaning of Rule 13d-3 under the Exchange Act.

        “Business Day” means any day, other than a Saturday, Sunday or day on which banks are permitted to close in the Commonwealth of Virginia.

        “COBRA” means Section 4980B of the Code, Part 6 of Title I of ERISA, similar provisions of state law and applicable regulations relating to any of the foregoing.

        “Code” shall mean the Internal Revenue Code of 1986, as amended.

        “Company Disclosure Schedule” means a schedule of even date herewith delivered by the Company to Parent concurrently with the execution of this Agreement, which, among other things, will identify exceptions and other matters with respect to the representations, warranties and covenants of the Company contained in certain specific sections and subsections of this Agreement.

        “Company Intellectual Property Rights” means the Intellectual Property Rights used or proposed to be used in the conduct of the business of the Company or any Subsidiary of the Company as currently conducted and proposed to be conducted.

        “Contract” means any note, bond, mortgage, contract, license, lease, sublease, covenant, commitment, power of attorney, proxy, indenture, purchase and sale orders, or other agreement or arrangement, oral or written, to which the Company or any Subsidiary of the Company is a party or by which the Company or any Subsidiary of the Company or any of their respective assets or property is bound.

        “Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, as trustee or executor, by Contract or credit arrangement or otherwise.

        “Court” means any court or arbitration tribunal of the United States, any domestic state, or any foreign country, and any political subdivision or agency thereof.

        “Damages” means all Liabilities, losses, claims, damages, punitive damages, causes of actions, lawsuits, administrative proceedings (including informal proceedings), investigations, audits, demands, assessments, adjustments, judgments, settlement payments, deficiencies, penalties, fines, Taxes, interest (including interest from the date of such damages) and costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements of every kind, nature and description).

        “Employee Pension Benefit Plan” has the meaning set forth in Section 3(2) of ERISA.

        “Employee Welfare Benefit Plan” has the meaning set forth in Section 3(1) of ERISA.

        “Environment” means navigable waters, waters of the contiguous zone, ocean waters, natural resources, surface waters, ground water, drinking water supply, land surface, subsurface strata, ambient air, both inside and outside of buildings and structures, man-made buildings and structures, and plan and animal life on earth.

        “Environmental Laws” means all Laws, ordinances, regulations, codes, orders, judgments, injunctions, awards or decrees relating to pollution, protection of the Environment, public or worker health and safety, or the emission, discharge, release or threatened release of pollutants, contaminants or industrial, medical, toxic or hazardous substances or wastes into the Environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or industrial, medical, toxic or hazardous substances or wastes, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC. Section 9601 et. seq., the Resource Conservation and Recovery Act, 42 USC. Section 6901 et. seq., the Toxic Substances Control Act, 15 USC. Section 2601 et. seq., the Federal Water Pollution Control Act, 33 USC. Section 1251 et seq., the Clean Air Act, 42 USC. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 USC. Section 121 et. seq., the Occupational Safety and Health Act, 29 USC. Section 651 et. seq., the Asbestos Hazard Emergency Response Act, 15 USC. Section 2601 et. seq., the Safe Drinking Water Act, 42 USC. Section 300f et. seq., the Oil Pollution Act of 1990 and analogous state acts, and all such laws, ordinances, regulations, codes, orders, judgments, injunctions, awards and decrees as are applicable.

        “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

        “ERISA Affiliate” means each Person which is or was required to be treated as a single employer with the Company or its current or former Subsidiaries under Section 414 of the Code or Section 4001(b)(1) of ERISA.

        “Foreign Competition Laws” means any foreign statutes, rules, Regulations, Orders, administrative and judicial directives, and other foreign Laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

        “GAAP” means United States generally accepted accounting principles, consistently applied.

        “Government Authority” or “Governmental Authority” means any governmental agency or authority of the United States, any domestic state, or any foreign country, and any political subdivision or agency thereof, and includes any authority having governmental or quasi-governmental powers, including any administrative agency or commission.

        “Government Bid” means a bid, tender or proposal which, if accepted, would result in a Government Contract.

        “Government Contract” means any Contract, including an individual task order, delivery order, purchase order, or blanket purchase agreement, between the Company and the U.S. Government or any other Government Authority, as well as any subcontract or other arrangement by which (i) the Company or any Subsidiary of the Company has agreed to provide goods or services to a prime contractor, to the Government Authority, or to a higher-tier subcontractor or (ii) a subcontractor or vendor has agreed to provide goods or services to the Company or any Subsidiary of the Company, where, in either event, such goods or services ultimately will benefit or be used by the Government Authority, including any closed Contract or subcontract as to which the right of the U.S. Government or a higher-tier contractor to review, audit, or investigate has not expired.

        “Hazardous Substance” means any toxic waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or waste, petroleum or petroleum-derived substance or waste, radioactive substance or waste, or any constituent of any such substance or waste, or any other substance regulated under or defined by any Environmental Law.

        “Intellectual Property Rights” means all (i) patents, patent applications, patent disclosures (ii) registered or unregistered trademarks, service marks, trade dress, trade names, logos and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, together with all authors’ and moral rights, (iv) mask works and registrations and applications for registration thereof, (v) computer software (including, without limitation, source code, object code, macros, scripts, objects, routines, modules and other components), data, data bases and documentation thereof, (vi) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, products, processes, techniques, methods, research and development information and results, drawings, specifications, designs, plans, proposals, technical data, marketing plans and customer, prospect and supplier lists and information), (vii) other intellectual property rights, (viii) “technical data” as defined in 48 Code of Federal Regulations, Chapter 1, and (ix) copies and tangible embodiments thereof (in whatever form or medium).

        “Knowledge” means (i) in the case an individual, knowledge of a particular fact or other matter if (A) such individual is actually aware of such fact or other matter, or (B) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable investigation concerning the existence of such fact or other matter, and (ii) in the case of an entity (other than an individual) such entity will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving, or who has, within the 36 months preceding the date of this Agreement, served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge (as contemplated by clause (A) above) of such fact or other matter.

        “Law” means all laws, statutes, ordinances and Regulations of any Governmental Authority including all decisions of Courts having the effect of law in each such jurisdiction.

        “Liability” or “Liabilities” means, without limitation, any direct or indirect liability, indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, either accrued, absolute, contingent, mature, unmature or otherwise and whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured.

        “Lien” means any mortgage, pledge, security interest, attachment, encumbrance, lien (statutory or otherwise), license, claim, option, conditional sale agreement, right of first refusal, first offer, termination, participation or purchase or charge of any kind (including any agreement to give any of the foregoing); provided, however, that the term “Lien” shall not include (i) statutory liens for Taxes, which are not yet due and payable, (ii) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented, (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension or other social security programs mandated under applicable Laws, (iv) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens, and (v) restrictions on transfer of securities imposed by applicable state and federal securities Laws.

        “Litigation” means any claim, suit, action, arbitration, cause of action, claim, complaint, criminal prosecution, investigation, demand letter, or proceeding, whether at law or at equity, before or by any Court or Governmental Authority, any arbitrator or other tribunal.

        “Malicious Code” means (i) any virus, Trojan horse, worm, or other software or data designed to permit unauthorized access, or to disable, erase, modify, deactivate or otherwise harm software, hardware, or data and (ii) any back door, time bomb, drop dead device, protect code, data destruct key, or other software or data designed to disable a computer program automatically with the passage of time or under the control of any person or entity other than the licensee, all as such terms are generally used in the technology industry.

        “Material Adverse Effect” means, with respect to a Person, any fact, event, change, development, circumstance or effect that (i) is materially adverse to the business, condition (financial or otherwise), results of operations, assets, liabilities, properties or prospects of such Person and its Subsidiaries, taken as a whole, or (ii) in the event such Person is a party to this Agreement, would materially impair or delay the ability of such party to perform its obligations hereunder or under the Related Agreements, including the consummation of the Merger, and if any such Material Adverse Effect is reasonably capable of quantification, the amount thereof is in excess of $50,000; provided that, a Material Adverse Effect shall not include (x) changes in general economic conditions (provided that such changes do not affect such Person in a substantially disproportionate manner), (y) changes affecting the industry generally in which such Person operates (provided that such changes do not affect such Person in a substantially disproportionate manner) or (z) changes in the trading prices for such Person’s capital stock.

        “Material Agreement” means each Contract of the Company or any Subsidiary of the Company to which the Company or any Subsidiary of the Company is a party or which affects the Company or any Subsidiary of the Company, or their respective business or assets, (i) with a dealer, broker, sales agency, advertising agency or other Person engaged in sales or promotional activities; (ii) which could require aggregate payments by or to the Company or any Subsidiary of the Company, or involve an unperformed commitment or services having a value, in excess of $25,000; (iii) pursuant to which the Company or any Subsidiary of the Company has made or will make loans or advances, or has or will incur debts or become a guarantor or surety or pledged its credit on or otherwise become responsible with respect to any undertaking of another; (iv) which is an indenture, credit agreement, loan agreement, note, mortgage, security agreement, lease of real property or personal property or agreement for financing; (v) involving a partnership, joint venture or other cooperative undertaking; (vi) involving restrictions relating to the Company or any Subsidiary of the Company or their respective business with respect to the geographical area of operations or scope or type of business of the Company or any Subsidiary of the Company or the Company’s or such Subsidiary’s right to hire or solicit any Person as an employee, consultant or independent contractor; (vii) which is a power of attorney or agency agreement or written arrangement with any Person pursuant to which such Person is granted the authority to act for or on behalf of the Company or any Subsidiary of the Company; (viii) with respect to which the requirements for performance extend beyond one (1) year from the date of this Agreement; (ix) which contains warranties with respect to the products manufactured and/or sold or licensed by the Company or any Subsidiary of the Company (including any Products) other than those warranties expressly made in the literature accompanying such products; (x) which provides for the acquisition, directly or indirectly (by merger or otherwise), of material assets (whether tangible or intangible) or the capital stock of another Person; (xi) which is an employment agreement (with any current or former officer, director or employee), consulting or professional advisor agreement; (xii) which cannot be terminated without penalty or payment on at least ninety (90) days’ notice; (xiii) which involves the sale, issuance or repurchase of any capital stock or securities of the Company or any Subsidiary of the Company or the securities of any other Person; (xiv) which is a Government Contract; (xv) any other Contract that provides for revenue to the Company of $100,000 or more; (xvi) which requires the consent of any other party thereto or triggers a change-of-control provision therein, in each case in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby; or (xvii) which is not made in the ordinary course of business and which is to be performed at or after the date of this Agreement.

        “Net Working Capital” means current assets (excluding deferred tax assets, and excluding cash received from the exercise of options after this Agreement is signed) minus current liabilities, calculated in accordance with GAAP in all instances, as reflected on the Company’s Closing Balance Sheet.

        “Order” means any judgment, order, writ, injunction, ruling or decree of, or any settlement under the jurisdiction of, any Court or Governmental Authority.

        “Parties” means Parent, Merger Sub and the Company.

        “Paying Agent” means any bank or trust company organized under the Laws of the United States or any of the states thereof and having a net worth in excess of $100 million designated and appointed to act as the exchange agent in the Merger.

        “Person” means an individual, corporation, partnership, association, trust, unincorporated organization, limited liability company, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

        “Product” means any software, hardware or firmware now or since December 1, 2002 offered for sale or license by the Company or any Subsidiary of the Company, together with all user documentation, data, scripts, macros, modules and other files and information supplied, sold or licensed with such software, hardware and firmware.

        “Prohibited Transaction” has the meaning set forth in ERISA Section 406 and Section 4975 of the Code.

        “Regulation” means any rule or regulation of any Governmental Authority having the effect of Law.

        “Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into, onto or through the indoor or outdoor Environment or into, through or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, ground water or property.

        “Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable, on paper or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (iv) the technology supporting, and the contents and audiovisual displays of any Internet site(s) operated by or on behalf of Company or any of its Subsidiaries, and (v) all documentation and other works of authorship, including user manuals and training materials, relating to any of the foregoing.

        “Subsidiary” or “Subsidiaries” of the Company, the Surviving Corporation, Parent or any other Person means any corporation, partnership, joint venture, limited liability company or other legal entity of which the Company, the Surviving Corporation, Parent or such other Person, as the case may be, owns, directly or indirectly, greater than 50% of the stock or other equity interests the holder of which is generally entitled to vote as a general partner or for the election of the board of directors or other governing body of a corporation, partnership, joint venture, limited liability company or other legal entity.

        “Tax” or “Taxes” means all federal, state, local, foreign or other tax of any kind whatsoever, including without limitation, all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental , customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, unclaimed property, escheat, sales, use, transfer, registration, alternative or add-on minimum, or estimated tax, and including any interest, penalty, or addition thereto, whether disputed or not.

        “Tax Return” means any report, return, statement, claim for refund, election, declaration or other information with respect to any Tax required to be filed or actually filed with a taxing authority, including any schedule or attachment thereto, and including any amendment thereof.

        “Third Party Intellectual Property Rights” means any Company Intellectual Property Rights specifically designated as not owned by the Company or any Subsidiary of the Company on Section 2.21 of the Company Disclosure Schedule.

        “Transfer Taxes” means any transfer, documentary, sales, use, stamp, registration or other similar Taxes and fees.

        8.5 Interpretation. When a reference is made in this Agreement to Sections, subsections, Schedules or Exhibits, such reference shall be to a Section, subsection, Schedule or Exhibit to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The word “herein” and similar references mean, except where a specific Section or Article reference is expressly indicated, the entire Agreement rather than any specific Section or Article. The table of contents and the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Terms used in the singular shall be read in the plural, and vice versa, and terms used in the masculine gender shall be read in the feminine or neuter gender, when the context so requires.

        8.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy (an “Invalid Provision”), all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is an Invalid Provision, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible; provided, however, that if the Parties cannot agree after such good faith negotiations, the provisions of this Agreement other than the Invalid Provision shall remain in full force and effect on the terms of this Agreement.

        8.7 Entire Agreement. This Agreement and the Related Agreements (including all exhibits and schedules hereto and thereto) and other documents and instruments delivered in connection herewith constitute the entire agreement and supersedes all prior agreements and undertakings (other than the Confidentiality Agreement), both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.

        8.8 Assignment. This Agreement shall not be assigned by operation of Law or otherwise, except that Parent and Merger Sub may assign all or any of their rights hereunder to any Affiliate, provided, that no such assignment shall relieve the assigning Party of its obligations hereunder.

        8.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their permitted successors and assigns, and, except as set forth in Section 5.9, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

        8.10 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

        8.11 Governing Law; Enforcement. This Agreement and the rights and duties of the parties hereunder shall be governed by, and construed in accordance with, the Law of the Commonwealth of Virginia. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement or any Related Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or any Related Agreement and to enforce specifically the terms and provisions of this Agreement or any Related Agreement in the Circuit Court of Fairfax County, Virginia or the Federal District Court for the Eastern District of Virginia, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the Parties hereto, (a) consents to submit itself to the personal jurisdiction of the Circuit Court of Fairfax County, Virginia and Federal District Court for the Eastern District of Virginia in the event any dispute arises out of this Agreement or any Related Agreement or any transaction contemplated hereby or thereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any Related Agreement or any transaction contemplated hereby or thereby in any court other than the Circuit Court of Fairfax County, Virginia or the Federal District Court for the Eastern District of Virginia and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or Related Agreement or any transaction contemplated hereby or thereby.

        8.12 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

        IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MCDONALD BRADLEY, INC.
By: /s/Kenneth R. Bartee
Name: Kenneth R. Bartee
Title: President and CEO
INFODATA ACQUISITION, INC.
By: /s/Kenneth R. Bartee
Name: Kenneth R. Bartee
Title: President
INFODATA SYSTEMS INC.
By: /s/ Edwin A. Miller
Title: President & CEO
Name: Edwin A. Miller

APPENDIX B

June 16, 2005

Board of Directors
Infodata Systems, Inc.
13454 Sunrise Valley Drive
Suite 500
Herndon, VA 20171

Ladies and Gentlemen:

We have been advised that Infodata Systems, Inc. (the “Company”), McDonald Bradley, Inc. (“MBI”) and a subsidiary of MBI (“Merger Sub”) propose to enter into an agreement (the “Merger Agreement”) pursuant to which the Merger Sub will merge with and into the Company and all outstanding shares of the Company held by persons other than MBI will be converted into cash based on a per share cash consideration of $1.15 per share, subject to possible adjustment up to a maximum $1.19 and down to a minimum $1.09 (the “Per Share Consideration”, and the transaction described is hereinafter, the “Transaction”). We have been retained to render an opinion as to whether, on the date of such opinion, the Minimum Per Share Consideration is fair, from a financial point of view, to the shareholders of the Company.

We have not been requested to opine as to, and the opinion does not in any manner address, the relative merits of the Transaction as compared to any alternative business strategy that might exist for the Company, the decision on whether the Company should complete the Transaction, and other alternatives to the Transaction that might exist for the Company.

In arriving at our opinion, we took into account an assessment of general economic, market and financial conditions as well as our experience in connection with similar transactions and securities valuations generally and, among other things:

•	Reviewed a June 12, 2005 draft of the Merger Agreement.

•	Reviewed publicly available information and other data with respect to the Company, including the Annual Report on Form 10-K for the year ended December 31, 2004, the Quarterly Report on Form 10-QSB for the period ended March 31, 2005, and the Current Report on Form 8-K dated May 12, 2005.

•	Reviewed and analyzed the Company’s current stockholder ownership.

•	Reviewed the historical financial results and present financial condition of the Company.

•	Reviewed and compared the trading of, and the trading market for the Company’s common stock, the Comparable Companies (as defined hereinafter), and a general market index.

•	Reviewed and analyzed the Company’s projected unlevered free cash flows and prepared discounted cash flows.

•	Reviewed and compared certain financial characteristics and trading multiples of companies that were deemed to have characteristics comparable to those of the Company (the “Comparable Companies”).

•	Reviewed and analyzed the transaction multiples in transactions where such target company was deemed to have characteristics comparable to those of the Company.

Mergers & Acquisitions | Fairness Opinions & Valuations | Restructuring | Capital Raising | Financial Advisory

Board of Directors
Infodata Systems, Inc.
June 16, 2005

•	Reviewed and discussed with representatives of the management of the Company certain financial and operating information furnished by them, including financial analyses with respect to the business and operations of the Company.

•	Inquired about and discussed the Transaction and other matters related thereto with Company management.

•	Performed such other analyses and examinations as were deemed appropriate.

In arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was used by us without assuming any responsibility for any independent verification of any such information and we have further relied upon the assurances of Company management that it is not aware of any facts or circumstances that would make any such information inaccurate or misleading. With respect to the financial information and projections utilized, we assumed that such information has been reasonably prepared on a basis reflecting the best currently available estimates and judgments, and that such information provides a reasonable basis upon which we could make our analysis and form an opinion. We have not made a physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets and liabilities (contingent or otherwise) of the Company. In addition, we have not attempted to confirm whether the Company has good title to its assets.

We assumed that the Transaction will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statues, rules and regulations. In addition, based upon discussions with Company management, it is assumed that the Transaction will be a taxable event to the Company’s shareholders. We further assumed that the Transaction will be consummated substantially in accordance with the Merger Agreement, without any further amendments thereto, and without waiver by the Company of any of the conditions to any obligations or in the alternative that any such amendments, revisions or waivers thereto will not be detrimental to the Company or the shareholders of the Company.

Our analysis and opinion are necessarily based upon market, economic and other conditions, as they exist on, and could be evaluated as of June 16, 2005. Accordingly, although subsequent developments may affect our opinion, we do not assume any obligation to update, review or reaffirm our opinion.

Our opinion is for the use and benefit of the Board of Directors in connection with its consideration of the Transaction and is not intended to be and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction. We do not express any opinion as to the underlying valuation or future performance of the Company or the price at which the Company’s common stock would trade at any time in the future.

Board of Directors
Infodata Systems, Inc.
June 16, 2005

Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter, the Per Share Consideration is fair, from a financial point of view, to the shareholders of the Company.

In connection with our services, we have previously received a retainer and will receive the balance of our fee upon the rendering of this opinion. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering this opinion.

Our opinion is for the use and benefit of the Board of Directors and is rendered in connection with its consideration of the Transaction and may not be used by the Company for any other purpose or reproduced, disseminated, quoted or referred to by the Company at any time, in any manner or for any purpose, without the prior written consent of Capitalink, except that this opinion may be reproduced in full in, and references to the opinion and to Capitalink and its relationship with the Company may be included in filings made by the Company with the Securities and Exchange Commission if required by Securities and Exchange Commission rules, and in any proxy statement or similar disclosure document disseminated to shareholders if required by the Securities and Exchange Commission rules.

Very truly yours,

Capitalink, L.C.

APPENDIX C

Article 15.

Dissenters’ Rights.

§ 13.1-729. Definitions.

In this article:

        “Corporation” means the issuer of the shares held by a dissenter before the corporate action, except that (i) with respect to a merger, “corporation” means the surviving domestic or foreign corporation or limited liability company by merger of that issuer, and (ii) with respect to a share exchange, “corporation” means the acquiring corporation by share exchange, rather than the issuer, if the plan of share exchange places the responsibility for dissenters’ rights on the acquiring corporation.

        “Dissenter” means a shareholder who is entitled to dissent from corporate action under § 13.1-730 and who exercises that right when and in the manner required by sections 13.1-732 through 13.1-739.

        “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

        “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

        “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

        “Beneficial shareholder” means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

        “Shareholder” means the record shareholder or the beneficial shareholder.

§ 13.1-730. Right to dissent.

        A.     A shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

        1.     Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by § 13.1-718 or the articles of incorporation and the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under § 13.1-719;

        2.     Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

        3.     Consummation of a sale or exchange of all, or substantially all, of the property of the corporation if the shareholder was entitled to vote on the sale or exchange or if the sale or exchange was in furtherance of a dissolution on which the shareholder was entitled to vote, provided that such dissenter’s rights shall not apply in the case of (i) a sale or exchange pursuant to court order, or (ii) a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

        4.     Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

        B.     A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

        C.     Notwithstanding any other provision of this article, with respect to a plan of merger or share exchange or a sale or exchange of property there shall be no right of dissent in favor of holders of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange or the sale or exchange of property is to be acted on, were (i) listed on a national securities exchange or on the National Association of Securities Dealers Automated Quotation System (NASDAQ) or (ii) held by at least 2,000 record shareholders, unless in either case:

        1.     The articles of incorporation of the corporation issuing such shares provide otherwise;

        2.     In the case of a plan of merger or share exchange, the holders of the class or series are required under the plan of merger or share exchange to accept for such shares anything except:

        a.     Cash;

        b.     Shares or membership interests, or shares or membership interests and cash in lieu of fractional shares (i) of the surviving or acquiring corporation or limited liability company or (ii) of any other corporation or limited liability company which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange is to be acted on, were either listed subject to notice of issuance on a national securities exchange or held of record by at least 2,000 record shareholders or members; or

        c.     A combination of cash and shares or membership interests as set forth in subdivisions 2 a and 2 b of this subsection; or

        3.     The transaction to be voted on is an “affiliated transaction” and is not approved by a majority of “disinterested directors” as such terms are defined in §13.1-725.

        D.     The right of a dissenting shareholder to obtain payment of the fair value of his shares shall terminate upon the occurrence of any one of the following events:

        1.     The proposed corporate action is abandoned or rescinded;

        2.     A court having jurisdiction permanently enjoins or sets aside the corporate action; or

        3.     His demand for payment is withdrawn with the written consent of the corporation.

        E.     Notwithstanding any other provision of this article, no shareholder of a corporation located in a county having a county manager form of government and which is exempt from income taxation under § 501 (c) or § 528 of the Internal Revenue Code and no part of whose income inures or may inure to the benefit of any private share holder or individual shall be entitled to dissent and obtain payment for his shares under this article.

2

§ 13.1-731. Dissent by nominees and beneficial owners.

        A.     A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

        B.     A beneficial shareholder may assert dissenters’ rights as to shares held on his behalf only if:

        1.     He submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

        2.     He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

§ 13.1-732. Notice of dissenters’ rights.

        A.     If proposed corporate action creating dissenters’ rights under § 13.1-730 is submitted to a vote at a shareholders’ meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters’ rights under this article and be accompanied by a copy of this article.

        B.     If corporate action creating dissenters’ rights under § 13.1-730 is taken without a vote of shareholders, the corporation, during the ten-day period after the effectuation of such corporate action, shall notify in writing all record shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in § 13.1-734.

§ 13.1-733. Notice of intent to demand payment.

        A.     If proposed corporate action creating dissenters’ rights under § 13.1-730 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights (i) shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and (ii) shall not vote such shares in favor of the proposed action.

        B.     A shareholder who does not satisfy the requirements of subsection A of this section is not entitled to payment for his shares under this article.

§ 13.1-734. Dissenters’ notice.

        A.     If proposed corporate action creating dissenters’ rights under § 13.1-730 is authorized at a shareholders’ meeting, the corporation, during the ten-day period after the effectuation of such corporate action, shall deliver a dissenters’ notice in writing to all shareholders who satisfied the requirements of § 13.1-733.

        B.     The dissenters’ notice shall:

        1.     State where the payment demand shall be sent and where and when certificates for certificated shares shall be deposited;

        2.     Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

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        3.     Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not he acquired beneficial ownership of the shares before or after that date;

        4.     Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date of delivery of the dissenters’ notice; and

        5.     Be accompanied by a copy of this article.

§ 13.1-735. Duty to demand payment.

        A.     A shareholder sent a dissenters’ notice described in § 13.1-734 shall demand payment, certify that he acquired beneficial ownership of the shares before or after the date required to be set forth in the dissenters’ notice pursuant to subdivision 3 of subsection B of § 13.1-734, and, in the case of certificated shares, deposit his certificates in accordance with the terms of the notice.

        B.     The shareholder who deposits his shares pursuant to subsection A of this section retains all other rights of a shareholder except to the extent that these rights are canceled or modified by the taking of the proposed corporate action.

        C.     A shareholder who does not demand payment and deposits his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this article.

§ 13.1-736. Share restrictions.

        A.     The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received.

        B.     The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder except to the extent that these rights are canceled or modified by the taking of the proposed corporate action.

§ 13.1-737. Payment.

        A.      Except as provided in § 13.1-738, within thirty days after receipt of a payment demand made pursuant to § 13.1-735, the corporation shall pay the dissenter the amount the corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the corporation under this paragraph may be enforced (i) by the circuit court in the city or county where the corporation’s principal office is located, or, if none in this Commonwealth, where its registered office is located or (ii) at the election of any dissenter residing or having its principal office in the Commonwealth, by the circuit court in the city or county where the dissenter resides or has its principal office. The court shall dispose of the complaint on an expedited basis.

        B.      The payment shall be accompanied by:

        1.      The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen months before the effective date of the corporate action creating dissenters’ rights, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

        2.      An explanation of how the corporation estimated the fair value of the shares and of how the interest was calculated; 3. A statement of the dissenters’ right to demand payment under §13.1- 739; and

        4.      A copy of this article.

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§ 13.1-738. After-acquired shares.

        A.     A corporation may elect to withhold payment required by § 13.1-737 from a dissenter unless he was the beneficial owner of the shares on the date of the first publication by news media or the first announcement to shareholders generally, whichever is earlier, of the terms of the proposed corporate action, as set forth in the dissenters’ notice.

        B.     To the extent the corporation elects to withhold payment under subsection A of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares and of how the interest was calculated, and a statement of the dissenter’s right to demand payment under § 13.1-739.

§ 13.1-739. Procedure if shareholder dissatisfied with payment or offer.

        A.      A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under § 13.1-737), or reject the corporation’s offer under § 13.1-738 and demand payment of the fair value of his shares and interest due, if the dissenter believes that the amount paid under § 13.1-737 or offered under § 13.1-738 is less than the fair value of his shares or that the interest due is incorrectly calculated.

        B.     A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection A of this section within thirty days after the corporation made or offered payment for his shares.

§ 13.1-740. Court action.

        A.     If a demand for payment under § 13.1-739 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the circuit court in the city or county described in subsection B of this section to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

        B.     The corporation shall commence the proceeding in the city or county where its principal office is located, or, if none in this Commonwealth, where its registered office is located. If the corporation is a foreign corporation without a registered office in this Commonwealth, it shall commence the proceeding in the city or county in this Commonwealth where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

        C.     The corporation shall make all dissenters, whether or not residents of this Commonwealth, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

        D.     The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this article. If the court determines that such shareholder has not complied with the provisions of this article, he shall be dismissed as a party.

        E.     The jurisdiction of the court in which the proceeding is commenced under subsection B of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

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        F.     Each dissenter made a party to the proceeding is entitled to judgment (i) for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation or (ii) for the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under § 13.1-738.

§ 13.1-741. Court costs and counsel fees.

        A.     The court in an appraisal proceeding commenced under § 13.1-740 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters did not act in good faith in demanding payment under § 13.1-739.

        B.     The court may also assess the reasonable fees and expenses of experts, excluding those of counsel, for the respective parties, in amounts the court finds equitable:

        1.     Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of §§ 13.1-732 through 13.1-739; or

        2.     Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed did not act in good faith with respect to the rights provided by this article.

        C.     If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

        D.     In a proceeding commenced under subsection A of § 13.1-737 the court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

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INFODATA SYSTEMS INC.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR
THE SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON
AUGUST 22, 2005 AT 10:00 A.M. LOCAL TIME

        The undersigned holder of common stock, par value $0.03, of Infodata Systems Inc. (the “Company”) hereby appoints Edwin A. Miller or Norman F. Welsch, or either of them, proxies for the undersigned, each with full power of substitution, to represent and to vote as specified in this proxy all common stock of the Company that the undersigned shareholder would be entitled to vote if present in person at the Special Meeting of Shareholders (the ” Special Meeting”) to be held on August 22, 2005 at 10:00 a.m. local time at the 13454 Sunrise Valley Drive, Suite 500, Herndon, Virginia 20171, and at any adjournments or postponements of the Special Meeting. The undersigned stockholder hereby revokes any proxy or proxies heretofore executed for such matters.

        This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, this proxy will be voted “FOR” the proposal listed on the reverse side and in the discretion of the proxies as to any other matters that may properly come before the Special Meeting. The undersigned shareholder may revoke this proxy at any time before it is voted by delivering to the Secretary of the Company either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Special Meeting and voting in person.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL.
PLEASE MARK, SIGN, DATE, AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED POSTAGE
PREPAID ENVELOPE.

(CONTINUED ON REVERSE SIDE)

(REVERSE)

Special Meeting of Shareholders
INFODATA SYSTEMS INC.
August 22, 2005

Proxy Voting Instructions

Mail – Date, sign and mail your proxy card in the envelope provided as soon as possible.

-or-

Telephone – Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

-or-

Internet – Access www.voteproxy.com and follow the on-screen instructions. Have your proxy card available when you access the web page.

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59PM Eastern Time the day before the cut-off or meeting date.

Please mark your vote in blue or black ink as shown here: [X].

The Board of Directors recommends a vote “FOR” the following Proposal

1.     To adopt the Agreement and Plan of Merger dated as of June 20, 2005, among the Company, McDonald Bradley Inc., a Virginia corporation, and Infodata Acquisition, Inc., a Virginia corporation and a wholly-owned subsidiary of McDonald Bradley Inc. providing for (i) the merger of Infodata Acquisition, Inc. with and into Infodata, with Infodata being the surviving corporation in such merger and becoming a wholly-owned subsidiary of MBI, and (ii) the conversion of each outstanding share of Infodata common stock into the right to receive $1.15 per share from MBI, without interest, subject to possible adjustment up to a maximum of $1.19 per share and down to a minimum of $1.09 per share.

___	FOR	___	AGAINST	___	ABSTAIN

2.     In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Special Meeting or any adjournment thereof.

        The undersigned acknowledges receipt of the accompanying Notice of Special Meeting of Shareholders and Proxy Statement in which the above proposal is explained in detail.

_______________________________________________
_______________________________________________
_______________________________________________

Please check here if you plan to attend the meeting. [   ]
To change the address on your account, please check the box at right [   ]
and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Shareholder    __________________________    Date:_______________

Signature of Shareholder    __________________________    Date:_______________

Note: This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.